UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CBS Corporation

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2019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

CBS

Message To Our Stockholders

Dear Stockholder:	April 12, 2019

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of CBS Corporation (“we,” “us,” “our” or the “Company”), which will be held at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, at 10:30 a.m., Eastern Daylight Time, on Wednesday, May 29, 2019. Holders of CBS Corporation Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2019 Annual Meeting of Stockholders.

If you hold shares of the Company’s Class A Common Stock, please cast your vote promptly to ensure that your shares will be voted at the Annual Meeting. You may vote by telephone or through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2019 Proxy Statement. You may also submit your vote by returning a proxy card or voting instruction card, if you received a printed copy of proxy materials by request. If you attend the Annual Meeting, you may vote your shares in person.

National Amusements, Inc., which as of April 1, 2019, beneficially owned shares of the Company’s Class A Common Stock representing approximately 78.6% of the voting power of CBS Corporation’s common stock, has advised us that it intends to vote all of its shares of the Company’s Class A Common Stock in accordance with the recommendations of the Board of Directors on Items 1 and 2 in the attached Notice. Therefore, the approval of those matters in accordance with the Board’s recommendations is assured.

If you wish to attend the Annual Meeting in person, you must be a holder of our common stock as of the record date (April 1, 2019) and request an admission ticket in advance. Each such holder eligible to attend the Annual Meeting may bring one guest. If you are a record holder of the Company’s Class A Common Stock, you can request a ticket when you vote by telephone or through the Internet, or by marking the appropriate box on the proxy card (if you requested a printed copy of proxy materials). If you are a record holder of the Company’s Class B Common Stock or you hold shares of the Company’s Class A or Class B Common Stock in a brokerage account, you can request a ticket by sending a written request along with proof of ownership, such as your brokerage firm account statement as of the record date (April 1, 2019), to Director, Shareholder Relations, CBS Corporation, 51 West 52nd Street, New York, New York 10019.

Upon arrival at the Annual Meeting, you will be asked to present an admission ticket, and all meeting attendees will be asked to present a current government-issued picture identification (such as a driver’s license or passport) to enter the meeting. We may implement security procedures as we deem appropriate to ensure the safety of meeting attendees.

If you have elected to receive paper copies of our proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/cbs and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower our costs and reduce the amount of paper mailed to your home.

We appreciate your interest in and support of CBS Corporation and look forward to seeing you at the Annual Meeting.

Sincerely,

Joseph R. Ianniello

President and Acting Chief Executive Officer, CBS Corporation

Notice of 2019 Annual Meeting of Stockholders

To CBS Corporation Stockholders:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of CBS Corporation (“we,” “us,” “our” or the “Company”) will be held at the date, time and place noted below. The close of business on April 1, 2019 has been fixed as the record date for determining the holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Date and time: Wednesday, May 29, 2019 at 10:30 a.m. EDT	Place: The Museum of Modern Art The Ronald S. and Jo Carole Lauder entrance 11 West 53rd Street (between Fifth and Sixth Avenues) New York, New York 10019	Record date: April 1, 2019

The principal business of the Annual Meeting will be the consideration of the following matters:

1	The election of 11 directors;

2	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2019; and

3	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at 51 West 52nd Street, New York, New York 10019.

By order of the Board of Directors,

Jonathan H. Anschell

Secretary

April 12, 2019

CBS CORPORATION

CBS CORPORATION

Proxy Statement Highlights

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

2019 ANNUAL MEETING OF STOCKHOLDERS

Date and time: Wednesday, May 29, 2019 at 10:30 a.m. EDT	Place: The Museum of Modern Art The Ronald S. and Jo Carole Lauder entrance 11 West 53rd Street (between Fifth and Sixth Avenues) New York, New York 10019	Record date: April 1, 2019

HOW TO VOTE

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

By internet: at www.proxyvote.com	By mail: If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the paper proxy card by mail.
By telephone: call toll-free 1-800-690-6903

Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on May 28, 2019. Votes submitted by mail must be received prior to the Annual Meeting. Please see the “Voting and Solicitation of Proxies” section for detailed voting instructions.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Item	Description	Board Vote Recommendation	Page Reference (for more detail)

1	The election of 11 directors	FOR each of the director nominees	26

2	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2019	FOR	35

2019 PROXY STATEMENT 1

PROXY STATEMENT HIGHLIGHTS

BOARD AND GOVERNANCE HIGHLIGHTS

Our eleven nominees include nine independent directors who as a group have extensive and diverse leadership and subject matter experience and knowledge that is important to the Company.

Board of Directors: Nominees for Election

Name	Age	Director Since		Independent Director	Standing Committee Memberships

Candace K. Beinecke	72	2018	The Senior Partner of Hughes Hubbard & Reed LLP	✓	NG*

Barbara M. Byrne	64	2018	Former Vice Chairman, Investment Banking at Barclays PLC	✓	AC

Gary L. Countryman	79	2007	Chairman Emeritus of Liberty Mutual Group	✓	AC*

Brian Goldner	55	2018	Chairman and Chief Executive Officer of Hasbro, Inc.	✓	CC*

Linda M. Griego	71	2007	President and Chief Executive Officer of Griego Enterprises, Inc.	✓	CC

Robert N. Klieger	47	2017	Partner at Hueston Hennigan LLP

Martha L. Minow	64	2017	300th Anniversary University Professor at Harvard University and former Dean of Harvard Law School	✓	NG

Shari Redstone††	64	1994	President and Director of National Amusements, Inc. and Co-Founder and Managing Partner of Advancit Capital

Susan Schuman	59	2018	Chief Executive Officer and Co-Founder of SYPartners LLC	✓	AC

Frederick O. Terrell	64	2018	Former Executive Vice Chairman of Investment Banking and Capital Markets at Credit Suisse	✓	AC

Strauss Zelnick†	61	2018	Chairman and Chief Executive Officer of Take-Two Interactive Software, Inc., and Founder and Partner of Zelnick Media Capital (ZMC)	✓	NG; CC

AC = Audit Committee

CC = Compensation Committee

NG = Nominating and Governance Committee

* = Committee Chair

† = Non-Executive Interim Chairman of the Board

†† = Non-Executive Vice Chair of the Board

2 CBS CORPORATION

PROXY STATEMENT HIGHLIGHTS

Director Nominee Composition

2018 PERFORMANCE HIGHLIGHTS

We continued to execute on our long-term strategic objectives during 2018, which better positioned us for success. We continued to focus on growing revenues from non-advertising sources through arrangements with new and existing distribution partners, expanding our global reach and presence and capitalizing on the growing demand for our top-tier content. Our full-year results included the following highlights:

A reconciliation of fiscal 2017 and 2018 non-GAAP financial measures to GAAP financial measures is located in Annex A at the end of this proxy statement.

2019 PROXY STATEMENT 3

PROXY STATEMENT HIGHLIGHTS

Other key accomplishments for fiscal 2018 included:

Achieving record-setting adjusted diluted earnings per share and revenues, bolstered by 2018 being our best year ever for political spending, eclipsing the 2016 presidential election year and surpassing the 2014 mid-term cycle by more than 50%;

Increasing retransmission and station affiliation revenues by 18% over the prior year, and building for future success by finalizing several key multi-year retransmission compensation and station affiliation arrangements;

Continuing to grow the number of subscribers and revenues from our direct-to-consumer digital streaming subscription services, CBS All Access® and Showtime OTT™;

Launching three new direct-to-consumer digital streaming services – CBS Sports HQ®, ET Live™ and CBSN® New York;

Enhancing our global content footprint and brand awareness by completing new or renewed licensing agreements around the world, including in Europe (with Sky U.K. and RTL Belgium), in the Middle East and Africa (with Digiturk and Fox Networks Group Africa), in Canada (with Corus) and in South America (with Globoplay), and by expanding our CBS All

Access direct-to-consumer digital streaming subscription service to new markets in Australia and Canada;

Significantly increasing revenues derived from the inclusion of our content in “skinny bundles” and positioning for future success by executing multiple agreements, including with Hulu and Sony’s PlayStation Vue;

Preserving our reputation for top-tier content across our businesses — e.g., the CBS Television Network finished as the #1 most-watched network for the 15th time in 16 seasons (including for the 10th consecutive season), and remains on pace to finish the 2018/19 season as the most-watched network;

Successfully pursuing opportunities to divest or exit non-core properties and businesses, including CBS Television City®; and

Reassessing our organizational culture and core values, and committing resources to build a workplace culture of dignity, transparency, respect, diversity and inclusion.

RECENT LEADERSHIP DEVELOPMENTS

During fiscal 2018, we announced a number of changes to our leadership.

Six new independent directors were elected to our Board of Directors, one of whom, Strauss Zelnick, was elected as the Non-Executive Interim Chairman of the Board pursuant to the Board’s decision at that time to split the Chairman and CEO roles. The Board’s standing committees were also re-constituted during 2018, and the Board elected new independent Chairs for the Compensation Committee and the Nominating and Governance Committee.

Additionally, effective September 9, 2018, Joseph R. Ianniello became our President and Acting Chief Executive Officer after serving as our Chief Operating Officer since June 4, 2013, following the resignation of our former Chairman, President and Chief Executive Officer. Christina Spade, who previously served as Showtime’s Chief Financial Officer, assumed the role of Executive Vice President, Chief Financial Officer on October 18, 2018 following Mr. Ianniello’s appointment as President and Acting Chief Executive Officer.

We also appointed, during the fourth quarter of 2018, a Chief People Officer, a newly created position, a new Chief Administrative Officer, and a new Chief Communications Officer, following the departures of our former Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer, and former Senior Executive Vice President and Chief Communications Officer, both effective November 1, 2018.

Continuing into 2019, effective March 1, 2019, Laura Franco, a 20-year veteran of the Company, became our Executive Vice President, General Counsel. Effective on the same date, Lawrence P. Tu stepped down from his position as Senior Executive Vice President and Chief Legal Officer. Also effective March 1, 2019, we appointed a Chief Business Ethics and Compliance Officer.

4 CBS CORPORATION

PROXY STATEMENT HIGHLIGHTS

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Philosophy and Objectives

We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Based on Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.

Focused on Shareholder Value

Align executives’ interests with shareholder

interests, with particular emphasis on creating

incentives that reward executives for consistently

increasing the value of CBS.

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results. Accordingly, a high percentage of our senior executives’ (including our named executive officers’) total target compensation is “at risk” – meaning that they will not receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward named executive officers and other senior executives for contributing to annual financial and operational performance (through annual bonus programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is base salary. Annual cash incentive awards and long-term equity incentive awards are subject to company performance and/or stock price performance.

As illustrated below, approximately 90% of the 2018 total target compensation of our President and Acting Chief Executive Officer, Joseph R. Ianniello, was pay at risk and thus strongly linked to our results.

2019 PROXY STATEMENT 5

CBS Corporation

2019 Proxy Statement

Voting and Solicitation of Proxies

SOLICITATION OF PROXIES

A proxy is being solicited by the Board of Directors of CBS Corporation, a Delaware corporation (“we,” “us,” “our,” “CBS Corporation” or the “Company”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 29, 2019, at 10:30 a.m., Eastern Daylight Time. The close of business on April 1, 2019 is the record date for determining the record holders of the Company’s Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of the Company’s non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of April 1, 2019, we had outstanding 22,866,113 shares of our Class A Common Stock, each of such shares being entitled to one vote, and 351,786,811 non-voting shares of our Class B Common Stock (together with our Class A Common Stock, our “Common Stock”).

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing to stockholders a printed copy of our proxy statement, annual report and other materials relating to the Annual Meeting (“proxy materials”), we intend to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which advises that the proxy materials are available on the Internet. We intend to commence our distribution of the Notice of Internet Availability on or about April 12, 2019. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who would like to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Stockholders who currently receive printed copies of proxy materials who would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the “Other Matters” section in this proxy statement.

SUBMISSION OF PROXIES

Each of the persons named in the proxy card and on our voting website at www.proxyvote.com (the “proxy holders”), individually and with the power to appoint his or her substitute, has been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of CBS Corporation. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Holders of record of the Company’s Class A Common Stock may submit a proxy in the following ways:

•

By Internet: Holders of record may access www.proxyvote.com, with the Notice of Internet Availability in hand (or, if a printed copy of proxy materials was received by request, the proxy card in hand), and follow the instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 28, 2019.

•

By Telephone: Holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903, with the Notice of Internet Availability in hand (or, if a printed copy of proxy materials was received by request, the proxy card in hand), and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 28, 2019.

•

By Mail: Holders of record who received a printed copy of proxy materials by request may complete, sign and date the proxy card and return it in the envelope provided, so that it is received prior to the Annual Meeting.

6 CBS CORPORATION

VOTING AND SOLICITATION OF PROXIES

“Beneficial holders” (defined below) will receive voting materials, including instructions on how to vote, directly from the holder of record.

Shares Held in our 401(k) Plan. Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on May 23, 2019, so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

Voting Other than by Proxy. While we encourage holders of the Company’s Class A Common Stock to vote by proxy, holders of the Company’s Class A Common Stock (other than shares held in the 401(k) plan) also have the option of voting their shares in person at the Annual Meeting. Some holders of the Company’s Class A Common Stock hold their shares in “street name” through a broker or other nominee and are therefore known as “beneficial holders.” If shares of Class A Common Stock are held for a beneficial holder in a brokerage, bank or other institutional account, then the beneficial holder must obtain a proxy from that entity and bring it to the Annual Meeting in order to vote the shares at the Annual Meeting.

REVOCATION OF PROXIES

A proxy may be revoked before the voting deadline by sending written notice to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of a proxy bearing a later date than the proxy being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 28, 2019. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in our 401(k) Plan. Voting instructions relating to shares of the Company’s Class A Common Stock held in our 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 23, 2019, by sending written notice to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543.

QUORUM

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The Board of Directors recommends a vote FOR each of the following matters:

1.	The election of each of the 11 nominated directors; and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm (“independent auditor”) for fiscal year 2019.

The affirmative vote of the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock present in person or represented by proxy at the Annual Meeting (“majority vote”) is required to elect each of the 11 nominated directors and to approve Item 2 set forth above. An abstention with respect to any matter will have the effect of a vote against such matter.

Under the rules of the New York Stock Exchange (“NYSE”), a broker or other nominee holding shares of the Company’s Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the rules of the NYSE, brokers or nominees may vote on the matter listed as Item 2 above, but not on the matter listed as Item 1 above, if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote will have no effect on the voting results for Item 1 above.

2019 PROXY STATEMENT 7

VOTING AND SOLICITATION OF PROXIES

As of April 1, 2019, National Amusements, Inc. (“National Amusements”) beneficially owned, directly and indirectly through a wholly owned subsidiary, approximately 78.6% of the Company’s outstanding Class A Common Stock and approximately 10.4% of the Company’s outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is our Chairman Emeritus. National Amusements has advised us that it intends to vote all of its shares of the Company’s Class A Common Stock in favor of both of Items 1 and 2 above. Such action by National Amusements will be sufficient to constitute a quorum and to approve both of Items 1 and 2 above.

COST OF PROXY SOLICITATION AND INSPECTOR OF ELECTION

CBS Corporation will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the Notice of Internet Availability and, as applicable, this proxy statement and the related materials. We will furnish copies of the Notice of Internet Availability and, if requested, this proxy statement and related materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders. American Election Services, LLC will serve as the independent inspector of election for the Annual Meeting.

MAILING ADDRESS

The Company’s mailing address is 51 West 52nd Street, New York, NY 10019.

8 CBS CORPORATION

Corporate Governance

Our corporate governance practices are established and monitored by our Board of Directors (the “Board”). The Board, with assistance from its Nominating and Governance Committee, regularly assesses our governance practices in light of legal requirements and governance best practices. In several areas, our practices go beyond the requirements of the NYSE corporate governance listing standards (the “NYSE listing standards”). For example, despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), we have a majority of independent directors on our Board and have an independent Compensation Committee and an independent Nominating and Governance Committee, none of which is required for controlled companies under the NYSE listing standards.

Our principal governance documents are as follows:

•	Corporate Governance Guidelines

•	Board Committee Charters:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Business Conduct Statement

•	Supplemental Code of Ethics for Senior Financial Officers

These documents are available on our public website at www.cbscorporation.com, and copies of these documents may also be requested by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019. We encourage our stockholders to read these documents, as we believe they illustrate our commitment to good governance practices. Certain key provisions of these documents are summarized below.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines (the “Guidelines”) set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

•	A majority of the members of the Board must be independent as determined under the NYSE listing standards and the standards set forth in the Guidelines;

•	All of the members of the Audit, Compensation, and Nominating and Governance Committees must be independent;

•	Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

•

The Board, acting on the recommendation of the Nominating and Governance Committee, shall determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on the Board;

•	Director compensation will be established in light of the policies set forth in the Guidelines;

•

Within three years of joining the Board, directors are expected to own shares of our Common Stock having a market value of at least five times the cash annual retainer fee paid to them, in accordance with the Guidelines;

•	The Board will hold an annual self-evaluation to assess its effectiveness; and

•	The Compensation Committee and the Nominating and Governance Committee will together review periodically succession planning and report to the non-management directors on these reviews.

2019 PROXY STATEMENT 9

CORPORATE GOVERNANCE

BOARD COMMITTEE CHARTERS

Each standing Board Committee operates under a written charter that has been adopted by the Board. We have three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of the respective Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed at least every other year, or more frequently as the applicable Committee may determine, and are updated as needed. More information on the Committees, their respective roles and responsibilities, and their charters can be found under “CBS Corporation’s Board of Directors—Board Committees.”

BUSINESS CONDUCT STATEMENT

Our Business Conduct Statement (“BCS”) sets forth our standards for ethical conduct required of all of our directors and employees. The BCS is available on our website at www.cbscorporation.com and on our intranet sites and also has been distributed to our employees and directors. As part of our compliance and ethics program, directors and full-time employees are required to certify as to their compliance with the BCS and, on an ongoing basis, must disclose any potential conflicts of interest. We have also implemented an online BCS training program. The BCS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	Conflicts of interest, including the disclosure of potential conflicts to the Company;

•	Confidentiality, insider information and trading, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to providing equal employment opportunities and a bias-free and harassment-free workplace environment;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BCS provides numerous avenues for employees to report violations of the BCS or matters of concern, whether anonymously or with attribution, to the appropriate officers of the Company and/or the Audit Committee, or to government human rights agencies. These avenues include a telephone hotline, email contacts or direct communication with our compliance officers. The BCS also provides that we will protect anyone who makes a good faith report of a violation of the BCS and that retaliation against an employee who makes a good faith report will not be tolerated.

Waivers of the BCS for our executive officers or directors will be disclosed on our website at www.cbscorporation.com or by Form 8-K filed with the SEC.

SUPPLEMENTAL CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Supplemental Code of Ethics is applicable to our Acting Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics, which is available on our website at www.cbscorporation.com, addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS. Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.cbscorporation.com or by Form 8-K filed with the SEC.

10 CBS CORPORATION

Commitment to Our People and to Our Community

CBS is committed to the issues and causes that are important to our community and that our employees care about. From using the power of the CBS Television Network to drive awareness through our CBS Cares® public service announcements (“PSAs”), to supporting our employee resource groups and business divisions in their volunteer and philanthropic efforts, to working with our divisions to conserve energy, CBS takes seriously its role as a socially responsible corporate citizen.

Our CBS employees are at the heart of this effort. We want to attract and retain the best and brightest and are committed to promoting a strong workplace culture where people at all levels of our Company feel valued, respected and empowered. Our common goal is to come together to make a positive impact in our workplace and in our community, and we continue to use the immense power of our media platforms, particularly the CBS Television Network, to heighten social awareness on important issues through our CBS Cares PSA campaigns.

In 2018, the CBS Television Network scheduled CBS Cares PSAs with an estimated value of $237 million. They featured a wide array of CBS talent on a variety of important topics, including heritage and history months, child advocacy, support for the military, veterans and their families, and awareness of health issues. A few examples include:

•

CBS Cares expanded its annual commitment to honoring the victims of the Nazi Holocaust on International Holocaust Remembrance Day by initiating a partnership with the United States Holocaust Memorial Museum and featuring several PSAs with Scott Pelley.

•	To mark Women’s History Month, CBS Cares produced PSAs that honored notable women in history and featured Maria Bello, Aisha Tyler, Tea Leoni, Sara Ramirez and the hosts of “The Talk.”

•

For Black History Month, CBS Cares, CBS Diversity and The Smithsonian Channel partnered with the National Museum of African-American History and Culture to create special PSAs honoring Muhammad Ali, Harriet Tubman, Marian Anderson, Paul Robeson, the Tuskegee Airmen and the Harlem Renaissance.

•

For Memorial Day, CBS Cares partnered with the CBS Veterans Network to create PSAs that called upon viewers to support TAPS, an organization that provides assistance and resources to the families of fallen heroes. CBS Cares also aired PSAs for Veterans Day honoring the service and sacrifice of our nation’s 22 million living veterans, featuring Medal of Honor recipient and Vietnam War veteran Paul “Bud” Bucha.

•	In the wake of the wildfires that ravaged California and the hurricanes that devastated the South, CBS Cares created special PSAs urging viewers to help with disaster relief efforts.

In addition, as part of the Company’s separation agreement with its former chief executive officer, in December 2018, CBS announced grants totaling $20 million to 18 organizations that support the #MeToo movement and equality for women in the workplace. The organizations, which include Catalyst, Girls for Gender Equity/me too. movement, National Women’s Law Center, and TIME’S UP Entertainment, represent different approaches to eliminating sexual harassment, including efforts to improve gender equity in the workplace and provide victims with services and support.

We view diversity and inclusion as integral components of our workplace culture initiatives as well as our overall business strategy. The CBS Diversity Council assists the Company in helping to build representation of diverse groups across our divisions. In addition, we have programs that aim to encourage diversity in our programming, both in front of and behind the camera, as well as in our supplier base. We also have a number of employee resource groups that offer support and professional development for underrepresented groups. These include RAD, our diversity employee resource group that was founded under the principles of Respect, Appreciation and Development to promote an environment of inclusion at CBS that is reflective of the community at large; the Women’s Networking Group, which seeks to strengthen connections and foster professional growth for women who work across our Company; the CBS Veterans Network, which offers much-needed support for veterans and their families who work at the Company, mentoring and career counseling for transitioning veterans through internships and our supplier diversity program, and guidance to CBS productions to help ensure that the military and veteran communities are accurately, authentically and respectfully portrayed; and ANGLE, which seeks to foster career development for gay, lesbian, bisexual, transgender and queer employees and support LGBTQ youth in our community. Our employee resource groups, along with many of our business divisions and television stations, all participate in volunteer and fundraising efforts for programs and nonprofits that are important to them. A few examples from 2018 include:

•

CBS Diversity and Inclusion sponsored the Big Sunday Thanksgiving Stuffing Event, where nearly 250 CBS employees volunteered to pack Thanksgiving dinners for more than 2,000 families in the Los Angeles area.

2019 PROXY STATEMENT 11

COMMITMENT TO OUR PEOPLE AND TO OUR COMMUNITY

•

The CBS Veterans Network and the CBS Legal Department joined together to provide more than 4,000 hours of critical, pro-bono legal assistance to more than 200 veterans and their families in 2018, representing $1.2 million of legal fees donated.

•

In New York City, CBS 2 is the media sponsor for the annual Susan G. Komen Race for the Cure in Central Park, and the CBS Women’s Networking Group helps to fundraise and promote participation in the event. In Los Angeles, KCBS/KCAL is the media sponsor for the annual Race for the Cure at Dodger Stadium.

•

RAD collected more than 2,000 school supplies during the annual Back to School Drive for WHY NOT CARE, an organization that provides backpacks and school supplies to students in low-income New York City neighborhoods.

•	Whose Boat is This Boat? by the staff of “The Late Show” with Stephen Colbert and published by Simon & Schuster, raised more than $2 million for hurricane relief philanthropies.

In addition, in February 2018, CBS launched “EYE Speak,” a program designed to promote female empowerment and help forge a path of growth and opportunity for women at CBS and in the entertainment industry as a whole. The launch event in Los Angeles featured a panel of some of the strongest female voices in front of and behind the camera, including Maria Bello (“NCIS”), Sonequa Martin-Green (“Star Trek: Discovery”), Sara Ramirez (“Madam Secretary”) and Gina Rodriguez (“Jane the Virgin”). It was held in concert with the Association of National Advertisers (“ANA”) and its #SeeHer campaign.

In 2017-2018, as part of the Company’s ongoing partnership with ANA, CBS delivered on-air, online and behind-the-scenes opportunities in support of the ANA’s #SeeHer initiative to accurately portray girls and women in media. Our plan is to expand CBS’ commitment to #SeeHer even further in 2019.

Another important cause to our Company and our employees is reducing our carbon footprint. We are committed to implementing a strategy to lower energy consumption by monitoring energy use, collecting and measuring consumption data and managing corporate sustainability activities, among other actions. Our Executive Sustainability Council plays a key part in these efforts.

Our goal in 2019 is to continue to build on all of these socially responsible initiatives, with a particular focus on continuing our efforts to strengthen our workplace culture. We believe our people are our greatest asset. We are committed to unlocking the immense talents of our employees who are integral to our success today and to our growth for the future.

12 CBS CORPORATION

CBS Corporation’s Board of Directors

Our Board of Directors is currently comprised of 11 members: Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Robert N. Klieger, Martha L. Minow, Shari Redstone, Susan Schuman, Frederick O. Terrell and Strauss Zelnick. All of the current members of the Board were elected at our 2018 Annual Meeting of Stockholders.

MEETINGS OF THE BOARD

During 2018, the Board held 15 meetings and also acted by unanimous written consent. Each incumbent director attended at least 75% of the meetings of the Board and Board Committees on which such director served during 2018 that were held during the period for which he or she served as a director. In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting, and all of the directors who stood for election in 2018 attended our 2018 Annual Meeting of Stockholders.

In accordance with the Guidelines and the NYSE listing standards, the non-management directors meet separately, without directors who are our employees, at least two times each year, and at such other times as they deem appropriate. The independent directors also meet separately, without those directors who are not independent as determined by the Board, at least two times each year, and at such other times as they deem appropriate. The non-executive Interim Chairman of the Board, since his election on October 21, 2018, has presided at meetings of the non-management directors and independent directors; prior to that time, the members of the Nominating and Governance Committee presided at meetings of the non-management directors and independent directors on a rotating basis. During 2018, the non-management directors and the independent directors each held executive sessions following each of six regularly scheduled Board meetings.

DIRECTOR INDEPENDENCE

Our Guidelines provide that a majority of our directors must be independent of the Company, as “independence” is defined in the NYSE listing standards and in the Guidelines. The NYSE listing standards set forth five “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with the Company. The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally under these categorical standards, the following relationships are deemed not to be material:

•

The types of relationships identified by the NYSE listing standards’ “bright-line” tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

A relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $120,000 in direct compensation from the Company during any 12-month period within the last three years; and

•	A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

(i)

a company that made payments to, or received payments from, the Company for property or services in an amount that, in each of the last three fiscal years, is less than 2% of such company’s annual consolidated gross revenues;

(ii)	a company which is either indebted to or a creditor of the Company in an amount that is less than 2% of such company’s total consolidated assets; and

(iii)

a tax-exempt organization that received contributions from the Company in the prior fiscal year in an amount less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds in (ii) and (iii) described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the Guidelines will not cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

The full text of the Guidelines is available on our website at www.cbscorporation.com.

2019 PROXY STATEMENT 13

CBS CORPORATION’S BOARD OF DIRECTORS

In February of 2019, the Nominating and Governance Committee reviewed the independence of the Company’s current 11 directors, all of whom are nominees standing for election at the Annual Meeting, to determine its recommendation regarding which of them meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that 9 of the 11 directors are independent. The independent directors are Mses. Beinecke, Byrne, Griego, Minow and Schuman and Messrs. Countryman, Goldner, Terrell and Zelnick.

During its review, in determining that the directors named above are independent, the Board considered that we have, in the ordinary course of business, during the past three years, sold products and services to, and/or purchased products and services from, companies and other entities, of which certain directors are executive officers or principals, and made contributions to a tax-exempt organization of which a director’s immediate family member is an executive officer; the Board determined that all of these transactions met the threshold for relationships deemed to be immaterial under the Guidelines. In addition, the Board considered our employment of a director’s family member in a non-executive officer role, which the Board determined did not impair the director’s independence.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently comprised of the following:

•	An independent non-executive Interim Chairman of the Board;

•	A non-executive Vice Chair of the Board; and

•	Nine other directors, eight of whom are independent.

Our Non-Executive Interim Chairman of the Board, Strauss Zelnick, presides at all meetings of the Board and at the meetings of the non-management directors and independent directors. Under the Guidelines, his responsibilities also include, together with the Chief Executive Officer, developing and approving agendas for Board meetings. Ms. Redstone serves as the non-executive Vice Chair of the Board, whose responsibilities include the duties set forth in the Company’s Bylaws. The Board believes that her role appropriately reflects both her breadth of experience in the entertainment industry and her ownership position in and role at National Amusements. The Board believes that this leadership structure, in which an independent director serves as Interim Chairman of the Board, is appropriate and in the best interests of the stockholders under current circumstances. In support of the independent oversight of management, the non-management directors and, separately, the independent directors routinely meet and hold discussions without management present. A majority of the directors on the Board are independent, and the Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors.

Our Acting Chief Executive Officer is not a member of the Board. Pursuant to the terms of the Settlement Agreement, as described in the “Nominating and Governance Committee” section below, the individual who is selected by the Board to serve as our permanent Chief Executive Officer may also be elected as a director.

BOARD RISK OVERSIGHT

Our Board of Directors has overall responsibility for the oversight of our risk management process. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks, as follows:

•

The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing our risk assessment and risk management practices and discusses risks as they relate to its review of our financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee’s charter.

•

The Compensation Committee monitors risks associated with the design and administration of our compensation programs, including our performance-based compensation programs, to promote an environment which does not encourage unnecessary and excessive risk-taking by our employees. The Committee also reviews risks related to management resources, including the depth of our senior management. In view of this oversight and based on management’s assessment, we do not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

14 CBS CORPORATION

CBS CORPORATION’S BOARD OF DIRECTORS

•

The Nominating and Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to our corporate governance processes and in reviewing related person transactions. The Committee also is responsible for the periodic review of the following risk management processes at the Company: disaster recovery, crisis management and theft of intellectual property.

Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview. On an annual basis, the Board conducts strategy sessions, which include presentations from economic, political and industry experts, among others, on matters affecting the Company, to assist the Board and management in preparing and implementing strategic initiatives, including risk management. In addition, the Board and Committees receive regular reports from management that include matters affecting our risk profile, including, among others, operations reports from the Chief Executive Officer and from division heads, all of which include strategic and operational risks; reports from the Chief Financial Officer and Chief Accounting Officer on credit and liquidity risks and on the integrity of internal controls over financial reporting; reports from the General Counsel on legal risks and material litigation; and reports on internal audit activities from the Senior Vice President, Internal Audit. The Audit Committee also receives periodic reports from our Chief Business Ethics and Compliance Officer on our compliance program; Chief Information Security Officer on our information security program and the management of cybersecurity risk; and Senior Vice President, Internal Audit on our internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of our risk management, control and governance processes. Outside of formal meetings, Board members have regular access to executives, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, and the General Counsel. The Committee and management reports, strategy sessions and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

BOARD COMMITTEES

The following chart sets forth the membership of each standing Board Committee as of the date of this proxy statement. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members

Audit Committee	Gary L. Countryman, Chair Barbara M. Byrne Susan Schuman Frederick O. Terrell

Compensation Committee	Brian Goldner, Chair Linda M. Griego Strauss Zelnick

Nominating and Governance Committee	Candace K. Beinecke, Chair Martha L. Minow Strauss Zelnick

During 2018, the Audit Committee held 5 meetings, the Compensation Committee held 5 meetings and the Nominating and Governance Committee held 11 meetings. Information about these Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members and that all of the members on the Committee must be independent directors. Also, the Committee must have at least one “audit committee financial expert” (as described below), and all Committee members must be “financially literate.” The Committee holds at least five regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, our General Counsel, our Senior Vice President, Internal Audit and other members of our senior management. The Committee is responsible for the following, among other things:

•	The appointment, retention, termination, compensation and oversight of our independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

2019 PROXY STATEMENT 15

CBS CORPORATION’S BOARD OF DIRECTORS

•	Reviewing our financial statements and related disclosures, including with respect to internal control over financial reporting;

•	Oversight of our internal audit function; and

•	Oversight of our compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during 2018, see “Report of the Audit Committee.”

Audit Committee Financial Experts. The Board has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that each member of the Audit Committee, including Mr. Countryman, the Chair of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and that the Committee shall also satisfy the relevant requirements established pursuant to regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

•	Adopting and periodically reviewing our compensation philosophy, strategy and principles regarding the design and administration of our compensation programs;

•

Reviewing and approving the total compensation packages for our executive officers and other senior executives identified by the Committee after consultation with members of management (excluding “Talent,” as such term is currently used in the media or entertainment industries) (collectively, the “senior executives”); and

•	Overseeing the administration of our incentive compensation plans and equity-based compensation plans.

Consideration and Determination of Executive Compensation. The Compensation Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives and severance arrangements. In approving compensation for the senior executives, the Committee considers the input and recommendations of the Chief Executive Officer and certain other executive officers with respect to those senior executives who report directly to him or her. With respect to the Chief Executive Officer, the Committee reviews and approves goals and objectives relevant to his compensation and, together with the Nominating and Governance Committee, annually evaluates his performance in light of those goals and objectives. The results of this evaluation are then reported to the non-management directors. The Compensation Committee sets his compensation, taking this evaluation into account, and reports to the Board on this process.

Our processes and procedures for the consideration of executive compensation and the role of our executive officers in determining or recommending the amount or form of executive compensation are more fully described in the “Compensation Discussion and Analysis” section below. Director compensation is approved by the Board, based on recommendations from the Nominating and Governance Committee, as more fully described in the “Nominating and Governance Committee” section below.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Committee has delegated to the President and Chief Executive Officer limited authority (with respect to executives who are not senior executives) to grant long-term incentive awards under the Company’s long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios, as discussed in the “Compensation Discussion and Analysis” section below.

The Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. The Committee retains an independent compensation consulting firm, currently ClearBridge Consulting Group (“ClearBridge”), to advise the Committee in its review of senior executive compensation. During 2018, the Committee had engaged Exequity LLP, until

16 CBS CORPORATION

CBS CORPORATION’S BOARD OF DIRECTORS

the engagement of ClearBridge in November 2018. The Compensation Committee adopted a policy in 2008 providing that the independent compensation consulting firm will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. Accordingly, other than these services provided to the Committee, ClearBridge does not perform any administrative or consulting services for the Company. In furtherance of the Committee’s review of senior executive compensation, the independent consultant examines the compensation practices at companies with which we compete for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in the “Compensation Discussion and Analysis” section below. The Compensation Committee assessed the independence of Exequity and subsequently ClearBridge and determined that the work of both firms for the Committee did not raise any conflict of interest.

Nominating and Governance Committee

The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

•	Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

•	Overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;

•	Establishing criteria for the annual self-evaluations of the Board and its Committees;

•	Making recommendations to the Board on director compensation matters;

•	Monitoring developments in the law and practice of corporate governance;

•	Developing and recommending items for Board meeting agendas;

•	Reviewing transactions between us and related persons; and

•	Reviewing the following risk management processes at the Company: disaster recovery, crisis management and theft of intellectual property.

Consideration and Determination of Director Compensation. The Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for Outside Directors. “Outside Directors” are our directors who are not employees of the Company or any of its subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in the “Director Compensation” section below. In connection with its 2019 review and recommendation, the Committee received advice from the independent compensation consulting firm retained by the Compensation Committee (ClearBridge Consulting Group) regarding market practice for director compensation.

In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation and benefits: Outside Directors should be fairly compensated for the services they provide to us, taking into account, among other things, the size and complexity of our business and compensation and benefits paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand.

The recommendations of the Committee with respect to director compensation are subject to approval by the Board.

2019 Director Nomination Process. In connection with the 2019 director nomination process, the Nominating and Governance Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and our Guidelines and the terms of the Settlement Agreement (described below) related to Board nominations and composition. In addition, the Committee considered input received from other directors on Board member qualifications, Board composition and any special circumstances that the Committee deemed to be important in its determination. After taking these considerations into account, the Committee determined to recommend to the Board that each of the nominees set forth below in “Item 1-Election of Directors” be nominated to stand for election at the 2019 Annual Meeting.

2019 PROXY STATEMENT 17

CBS CORPORATION’S BOARD OF DIRECTORS

Board Diversity. As part of its review, the Committee considers diversity, among other factors. The Committee considers diversity to be a broadly defined concept which takes into account professional experience, gender and ethnicity, among other characteristics. Multiple industries are represented on the Board, including the entertainment and media, banking, legal, insurance, education, and management consulting industries, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board. Multiple professions are represented among the directors, including current and past experience as principal executive officers, attorneys, higher education officials, entrepreneurs and television, film and record executives, among others. The Committee assesses the effectiveness of its consideration of diversity as part of its annual nomination process, when it reviews the composition of the Board as a whole.

Settlement Agreement. On September 9, 2018, the Company entered into a settlement and release agreement (the “Settlement Agreement”) with National Amusements, NAI Entertainment Holdings LLC (“NAI-EH” and together with National Amusements, the “NAI Entities”), the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), Sumner Redstone, Shari Redstone, other members of the Redstone family and related parties, the other then-members of our Board of Directors, each of the trustees of the SMR Trust, and certain other parties. Pursuant to the Settlement Agreement, among other matters, the parties dismissed with prejudice all claims in the litigation that had been pending in the Delaware Chancery Court among the Company, the NAI Entities, the then-members of the Company’s Board of Directors and certain other parties. The Settlement Agreement prescribes arrangements relating to nominations of directors and the future composition of the Board of Directors and Committees of the Board. In the Settlement Agreement, the Company and National Amusements agreed that the directors comprising the Board immediately after the execution of, and in accordance with the terms of, the Settlement Agreement would continue to constitute the members of the Board at least until our 2020 annual meeting of stockholders and further agreed to take all actions necessary to recommend such persons for election to the Board and to cause such persons to be elected and/or appointed to the Board, except that the individual who is selected by the Board to serve as our chief executive officer may be elected as a director, and if any Board member’s service as a director ceases as a result of such director’s removal, death, retirement or resignation, such vacancy will be filled (i) if the director is either Ms. Redstone or Mr. Klieger, by an individual designated by the NAI Entities, (ii) if the director is the chief executive officer, with the new chief executive officer upon appointment by the Board, and (iii) for any other vacancy, with an “unaffiliated independent director” (as defined under the Settlement Agreement and noted below) approved by the Board upon the recommendation of the Nominating and Governance Committee. Each of the NAI Entities agreed in the Settlement Agreement that it would not take action that would result in (i) the Board being comprised of less than a majority of unaffiliated independent directors, (ii) the Compensation Committee or the Nominating and Governance Committee not being comprised of all unaffiliated independent directors, or (iii) the Company availing itself of the “controlled company” exception under the NYSE listing standards. The Settlement Agreement defines “unaffiliated independent director” as any member of the Board (i) who is not affiliated or associated with Mr. Redstone, Ms. Redstone, the NAI Entities, the SMR Trust and the other trustees of the SMR Trust, and (ii) who is independent under applicable stock exchange and SEC rules. The Settlement Agreement is filed with the SEC as Exhibit 10(a) to our Current Report on Form 8-K filed on September 10, 2018.

Stockholder Recommendations for Director. The Committee will consider candidates for director recommended by our stockholders. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019. Our Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Our directors should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of our stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in our Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Subject to the terms of the Settlement Agreement, director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

STOCKHOLDER OUTREACH

Our management, including through its investor relations program, conducts stockholder outreach throughout the year to inform our management and Board about the issues that matter most to stockholders. The stockholder outreach efforts include management meetings with individual and group investors in person or by telephone and management

18 CBS CORPORATION

CBS CORPORATION’S BOARD OF DIRECTORS

presentations at investor and industry conferences, including question-and-answer sessions, on a regular basis. The investor relations group also responds to retail investor email and telephone inquiries, providing access to our representatives and a forum for providing feedback. During 2018, our investor relations team, certain named executive officers and/or other members of management and operating executives met with 20 of our 30 largest investors, representing 65% of our outstanding shares of Class A and Class B Common Stock, and with stockholders representing 76% of our outstanding shares of Class A and Class B Common Stock.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other parties interested in contacting our non-management directors may send an email to nonmanagementdirectors@cbs.com or write to Non-Management Directors, CBS Corporation, 51 West 52nd Street, 35th Floor, New York, NY 10019. The non-management directors’ contact information is also available on our website at www.cbscorporation.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee during fiscal year 2018 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2018, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Company’s Board and/or Compensation Committee.

2019 PROXY STATEMENT 19

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth as of March 29, 2019, unless otherwise indicated, information concerning the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each named executive officer and (iii) the current directors and executive officers of the Company as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s Class A Common Stock. As of March 29, 2019, there were 22,866,113 shares of the Company’s Class A Common Stock outstanding and 351,726,085 shares of the Company’s Class B Common Stock outstanding. Information set forth below for Mr. Moonves is as of September 9, 2018, the date of his separation from the Company. Information set forth below for Messrs. Ambrosio and Schwartz is as of November 1, 2018, the date on which each separated from the Company.

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares		Percent of Class
Anthony G. Ambrosio	Class A Common	0		0
	Class B Common	529,453	(1)(2)(3)	*
Jonathan H. Anschell	Class A Common	0		0
	Class B Common	36,303	(1)(2)(3)	*
Candace K. Beinecke	Class A Common	698	(4)	*
	Class B Common	1,898	(4)	*
Barbara M. Byrne	Class A Common	0		0
	Class B Common	2,842	(3)	*
Gary L. Countryman	Class A Common	6,747	(4)	*
	Class B Common	80,398	(1)(4)	*
Brian Goldner	Class A Common	657	(4)	*
	Class B Common	1,857	(4)	*
Linda M. Griego	Class A Common	0		0
	Class B Common	51,538	(3)(4)	*
Joseph R. Ianniello	Class A Common	0		0
	Class B Common	1,516,350	(1)(2)(3)	*
Richard M. Jones	Class A Common	0		0
	Class B Common	160,313	(1)(2)	*
Robert N. Klieger	Class A Common	1,404	(4)	*
	Class B Common	6,562	(4)	*
Martha L. Minow	Class A Common	2,841	(4)	*
	Class B Common	8,646	(4)	*
Leslie Moonves	Class A Common	0		0
	Class B Common	2,888,764	(1)(2)(3)	*
Shari Redstone	Class A Common	15,639	(4)(5)	*
	Class B Common	119,758	(3)(4)(5)	*
Susan Schuman	Class A Common	0		0
	Class B Common	1,199	(4)	*
Gil Schwartz	Class A Common	0		0
	Class B Common	161,159	(1)(2)	*
Christina Spade	Class A Common	0		0
	Class B Common	3,355	(2)	*

20 CBS CORPORATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares		Percent of Class
Frederick O. Terrell	Class A Common	285	(4)	*
	Class B Common	646	(4)	*
Lawrence P. Tu	Class A Common	0		0
	Class B Common	311,469	(1)(2)	*
Strauss Zelnick	Class A Common	600	(4)	*
	Class B Common	1,800	(4)	*
Current directors and executive officers as a group (17 persons)	Class A Common	28,871	(4)(5)	*
	Class B Common	2,051,628	(1)(2)(3)(4)(5)(6)	*
National Amusements	Class A Common Class B Common	17,982,599 21,143,800	(7) (7)	78.6 6.0	% %
846 University Avenue Norwood, MA 02062
Mario J. Gabelli et al.(8)	Class A Common	3,124,634		13.7%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435
*	Represents less than 1% of the outstanding shares of the class.

(1)

Includes the following shares of the Company’s Class B Common Stock (a) which the indicated named executive officer or director had the right to acquire on or within 60 days from March 29, 2019, or, in the case of Messrs. Ambrosio and Schwartz, November 1, 2018, and, in the case of Mr. Moonves, September 9, 2018, through the exercise of stock options: Ambrosio, 323,376; Anschell, 28,082; Countryman, 10,186; Ianniello, 1,085,956; Jones, 56,036; Moonves, 1,681,273; Schwartz, 139,577; and Tu, 290,134; and (b) underlying restricted share units (“RSUs”) which will vest within 60 days from March 29, 2019 held by the indicated executive officer: Tu, 240

(2)	Includes shares held through the CBS 401(k) Plan.

(3)

Includes the following number of shares of the Company’s Class B Common Stock (a) owned by family members but as to which, except in the case of Ms. Griego, the indicated person disclaims beneficial ownership: Griego, 6,000; Ianniello, 2,435; and Moonves, 4,746; (b) held by trusts, as to which the indicated person has shared voting and investment power: Anschell, 4,800; Moonves, 146,292; and Shari Redstone, 1,500; (c) held in family trusts, as to which the indicated person has sole voting and investment power: Ambrosio, 94,366; Byrne, 868; and Moonves, 278,090; and (d) held in family trusts, as to which the indicated person’s family member has voting and investment power: Ambrosio, 36,858.

(4)

Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company’s deferred compensation plans for Outside Directors: Beinecke, 698 Class A and 699 Class B; Countryman, 6,747 Class A and 6,758 Class B; Goldner, 657 Class A and 658 Class B; Klieger, 1,404 Class A and 1,411 Class B; Minow, 2,841 Class A and 2,854 Class B; Shari Redstone, 15,639 Class A and 15,819 Class B; Terrell, 285 Class A and 285 Class B; and Zelnick, 600 Class A and 601 Class B; and (b) the following shares of the Company’s Class B Common Stock underlying vested RSUs for which settlement has been deferred: Beinecke, 1,199; Countryman, 61,504; Goldner, 1,199; Griego, 32,043; Klieger, 5,151; Minow, 3,576; Shari Redstone, 48,235; Schuman, 1,199; Terrell, 361; and Zelnick, 1,199. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company’s Class B Common Stock following termination of service as a director.

(5)	Ms. Redstone is a stockholder of National Amusements and has a minority indirect beneficial interest in the Company shares owned by National Amusements (and a wholly owned subsidiary).

(6)

Includes 1,199,844 shares of the Company’s Class B Common Stock which the current directors and executive officers as a group had the right to acquire on or within 60 days from March 29, 2019, through the exercise of stock options.

(7)

These shares are owned by National Amusements and a wholly owned subsidiary. Beneficial ownership may also be attributed to Sumner M. Redstone, Chairman Emeritus of the Company, as Mr. Redstone is the chairman of the board and the beneficial owner of a controlling interest in National Amusements. National Amusements is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns 80% of the voting interest of National Amusements, and such voting interest of National Amusements held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of the National Amusements’ voting interest held by the SMR Trust will pass to seven trustees, who will include director Shari Redstone. No member of the Company’s management is a trustee of the SMR Trust. Based on information received from National Amusements, National Amusements has pledged to its lenders shares of the Company’s Class B Common Stock owned directly or indirectly by National Amusements. The aggregate number of shares pledged by National Amusements represents approximately 4.5% of the total outstanding shares of

2019 PROXY STATEMENT 21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

the Company’s Class A Common Stock and the Company’s Class B Common Stock, on a combined basis. None of the shares of the Company’s Class A Common Stock held by National Amusements or its subsidiary is pledged. Mr. Redstone also directly owns 40 shares of the Company’s Class A Common Stock and 202,493 shares of the Company’s Class B Common Stock that are not shown in the table. Including such shares, Mr. Redstone beneficially owns a total of 17,982,639 shares of the Company’s Class A Common Stock, or 78.6% of the class, and 21,346,293 shares of the Company’s Class B Common Stock, or 6.1% of the class.

(8)

The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on February 26, 2019. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Asset Management, Inc. (“GAMCO”); Gabelli & Company Investment Advisers, Inc. (“GCIA”); Gabelli Foundation, Inc. (the “Foundation”); GGCP, Inc. (“GGCP”); GAMCO Investors, Inc. (“GBL”); and Associated Capital Group, Inc. (“AC”). As reported in the Schedule 13D/A, as of February 15, 2019: Gabelli Funds beneficially owned 1,529,400 of the reported shares; GAMCO beneficially owned 1,572,984 of the reported shares; GCIA beneficially owned 10,800 of the reported shares; GGCP beneficially owned 5,000 of the reported shares; the Foundation beneficially owned 4,000 of the reported shares; and AC beneficially owned 1,650 of the reported shares. Mr. Gabelli is deemed to beneficially own 800 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (a) GAMCO does not have voting power over 128,034 of the reported shares; (b) Gabelli Funds has sole voting and investment power with respect to the shares of each fund for which Gabelli Funds provides advisory services (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund will vote that Fund’s shares; (c) in other special circumstances, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund; and (d) the power of Mr. Gabelli, AC, GBL and GGCP to vote and invest the shares is indirect with respect to shares beneficially owned directly by the other reporting persons.

22 CBS CORPORATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company’s compliance program, a review of the forms furnished to the Company and written representations, the Company believes that during 2018 its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Mr. Jones and former officer Lawrence Liding each filed a late Form 4 to report the vesting of a tranche of a restricted stock unit award.

2019 PROXY STATEMENT 23

Related Person Transactions

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board of Directors adopted a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in our proxy statement. In its review, the Committee considers the related person’s interest in the transaction; the material terms of the transaction, including the dollar amount involved; the importance of the transaction to the related person and the Company; whether the transaction would impair the judgment of the related person; and any other information the Committee deems appropriate.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Under the policy, our legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with us that is required to be disclosed. The determination will be made after a review of information obtained from the related person and information available from our records. The staff is responsible for establishing and maintaining policies and procedures to obtain relevant information to allow it to make the determination.

AGREEMENTS RELATED TO VIACOM INC.

National Amusements, our controlling stockholder, is also the controlling stockholder of Viacom Inc. (“Viacom”). Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, serves as Chairman Emeritus for both the Company and Viacom.

During 2018, we, as part of our normal course of business, entered into transactions with Viacom and its subsidiaries. We license our television content, lease production facilities and sell advertising spots to various subsidiaries of Viacom. Viacom also distributes certain of our television programs in the home entertainment market. Our total revenues from these transactions were $88 million for the year ended December 31, 2018. In addition, we lease production facilities, license feature films and purchase advertisement spots from various subsidiaries of Viacom. The total amounts from these transactions were $30 million for the year ended December 31, 2018. As of December 31, 2018, Viacom owed us approximately $61 million, and we owed Viacom approximately $5 million in connection with our various normal course of business transactions with Viacom.

We believe that the terms of all such transactions were no more or less favorable to us and our businesses than we would have obtained from unrelated parties. We expect for the foreseeable future to continue to have transactions with Viacom.

OTHER TRANSACTIONS

The National Center on Addiction and Substance Abuse (“CASA”) sponsors an annual “Family Day” event, the purpose of which is to encourage families to eat dinner together. During 2018, Mr. Joseph A. Califano, Jr. (who served as a director of the Company until September 9, 2018) served as Founder and Chairman Emeritus of CASA. In 2018, certain divisions of our Company and its subsidiaries supported the “Family Day” event by airing public service announcements (PSAs). It is anticipated that divisions of the Company and its subsidiaries will from time to time continue to promote Family Day. In addition, in 2018, we made contributions totaling $50,000 to CASA.

Pursuant to an agreement between one of our subsidiaries and Panda Productions, a television and film production company owned 50% by Mr. Leonard Goldberg (who served as a director of the Company until September 9, 2018), Mr. Goldberg serves as an Executive Producer of CBS Network’s television series, “Blue Bloods.” In connection with this agreement, during 2018, we paid to Panda Productions fees per episode for Mr. Goldberg’s executive producer services, which are consistent with fees paid to other executive producers at Mr. Goldberg’s level. We have previously paid, and may also in the future pay, additional contingent compensation to Panda Productions based upon its negotiated participation in net revenues received by us in connection with the “Blue Bloods” series, consistent with industry practice. We believe that the terms of the agreement with Panda Productions are no more or less favorable to us than we could have obtained from unrelated parties.

Julie Chen, the wife of Mr. Leslie Moonves (who served as our Chairman of the Board, President and Chief Executive Officer until September 9, 2018), is the host of the CBS Television Network show “Big Brother” and was a host of the CBS Television Network show “The Talk” until September 2018. Ms. Chen’s compensation is comparable to on-air

24 CBS CORPORATION

RELATED PERSON TRANSACTIONS

talent in similar positions at the CBS Television Network, and we believe it is comparable to on-air talent in such positions generally.

Pursuant to the terms of an agreement between Simon & Schuster, a subsidiary of the Company, and Gil Schwartz (who served as our Senior Executive Vice President and Chief Communications Officer until November 1, 2018), Mr. Schwartz is entitled to receive an advance, a portion of which was paid in 2018, on royalties otherwise payable to him in connection with his grant to Simon & Schuster of the exclusive rights to publish a new book authored by him, payable over time subject to certain milestones. The formula for determining royalties payable under Mr. Schwartz’ agreement is consistent with such formulas for determining royalties payable to other authors at his level. We believe that the terms of the agreement with Mr. Schwartz are no more or less favorable to us than we could have obtained from unrelated parties.

Pursuant to the terms of the Settlement Agreement (as described under the “CBS Corporation’s Board of Directors—Board Committees—Nominating and Governance Committee” section above), which agreement was approved by the then-current Board of Directors, we paid $30 million for professional fees incurred by National Amusements during 2018 relating to the legal proceedings.

In November 1995, we entered into an agreement with Gabelli Asset Management Company (“GAMCO”) pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by us. For 2018, we paid GAMCO approximately $209,600 for such investment management services. We believe that the terms of the agreement with GAMCO are no more or less favorable to us than we could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 3,124,634 shares of the Company’s Class A Common Stock, according to a Schedule 13D/A filed with the SEC on February 26, 2019 by such entities (the latest filing available), which shares, as of March 29, 2019, represented approximately 13.7% of the outstanding shares of the class.

2019 PROXY STATEMENT 25

Item 1 — Election of Directors

The Board of Directors proposes the election of 11 directors, all of whom are serving as a director as of the date of this proxy statement. Each director elected at the Annual Meeting will hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Board’s nominees for election are: Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Robert N. Klieger, Martha L. Minow, Shari Redstone, Susan Schuman, Frederick O. Terrell, and Strauss Zelnick. All of the nominees are current members of our Board who were elected at our 2018 Annual Meeting of Stockholders.

For a description of certain arrangements relating to nominations of directors and the future composition of the Board of Directors, see “CBS Corporation’s Board of Directors — Board Committees — Nominating and Governance Committee.”

In accordance with the Board’s recommendation, the proxy holders will vote the shares of the Company’s Class A Common Stock covered by the respective proxies for the election of each of the 11 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Each director nominee for our Board brings a diversity of skills and experiences to his or her service on the Board, as listed below.

Information about each director nominee is set forth below:

Director Age: 72 Director since: 2018 Committees: • Nominating and Governance Committee (Chair)

CANDACE K. BEINECKE

Ms. Beinecke is the Senior Partner of Hughes Hubbard & Reed LLP, a New York law firm, and is a practicing partner in Hughes Hubbard’s corporate department. In 1999, Ms. Beinecke became the first woman to Chair a major New York law firm. Ms. Beinecke also serves as the Lead Trustee of Vornado Realty Trust, the Chairperson of the Board of First Eagle Funds (a mutual fund family), and as a board member of ALSTOM (a public French transport company). She has held no other public company directorships during the past five years.

As the long-time head of a top-ranked international law firm, Ms. Beinecke is well-recognized in the legal profession for her corporate governance and mergers and acquisitions expertise and brings to the Board extensive legal, governance, business and risk management experience. Ms. Beinecke’s breadth of director experience, which includes service as a lead trustee and chairperson, as well as service on other nominating and governance committees, a remuneration committee and an executive committee, gives her a deep understanding of public company governance.

26 CBS CORPORATION

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 64 Director since: 2018 Committees: • Audit Committee

BARBARA M. BYRNE

Ms. Byrne is the former Vice Chairman, Investment Banking at Barclays PLC. She has held no other public company directorships during the past five years.

During her more than 35 years of financial services experience, Ms. Byrne served as team leader for some of Barclay’s most important multinational corporate clients and was the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters.

Director Age: 79 Director since: 2007 Committees: • Audit Committee (Chair)

GARY L. COUNTRYMAN

Mr. Countryman has been Chairman Emeritus of the Liberty Mutual Group since 2000. He served as Chairman of Liberty Mutual Group from 1986 to 2000 and as Chief Executive Officer from 1986 to 1998. He has held no other public company directorships during the past five years.

Mr. Countryman’s 40-year career in the insurance industry provides the Board with financial expertise and an understanding of the management of risk from an insurance perspective. His leadership in transforming Liberty Mutual from a domestic to an international financial services group and overseeing a complex, highly regulated group of insurance companies is relevant to the Board’s oversight of the Company’s global businesses and complex regulations. Mr. Countryman is an experienced director, whose breadth of experience includes experience on executive personnel, executive, investment and nominating committees.

Director Age: 55 Director since: 2018 Committees: • Compensation Committee (Chair)

BRIAN GOLDNER

Mr. Goldner has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and additionally has served as its Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016, Mr. Goldner was also the President of Hasbro. Besides being a member of Hasbro’s board, he also serves on the board of directors of The Gap, Inc. and served on the board of Molson Coors Brewing Company from 2010 to 2016. He has held no other public company directorships during the past five years.

Mr. Goldner brings to the Board significant leadership, operational and brand management experience from his executive positions at one of the leading public companies in his industry, where he was instrumental in transforming a traditional toy and game company into a global play and entertainment leader. With his direct experience in executing on strategies to differentiate Hasbro in a competitive global marketplace in response to industry evolution, he is well-positioned to advise on the strategic direction of the Company’s businesses. Further, Mr. Goldner’s service on other boards and board committees gives him a deep understanding of public company governance.

2019 PROXY STATEMENT 27

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 71 Director since: 2007 Committees: • Compensation Committee

LINDA M. GRIEGO

Ms. Griego has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of The Ralph M. Parsons Foundation, the MLK Health and Wellness, CDC, and the Charles R. Drew University of Medicine and Science. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of AECOM and the American Funds (7 funds). She has held no other public company directorships during the past five years.

With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where the Company has a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

Director Age: 47 Director since: 2017 Committees: • none

ROBERT N. KLIEGER

Mr. Klieger is a partner in the Los Angeles law firm Hueston Hennigan LLP. Mr. Klieger’s practice focuses on complex civil litigation and counseling in the areas of entertainment and intellectual property. Mr. Klieger represents motion picture studios, broadcast and cable television networks, production companies, video game publishers and high net worth individuals in the media and entertainment space, as well as clients in other industries including apparel, aviation and venture capital. Prior to joining Hueston Hennigan, Mr. Klieger was a partner at Irell & Manella LLP and a founding partner at Kendall Brill & Klieger LLP. Before beginning his career in private practice, Mr. Klieger served as a law clerk to the Honorable Cynthia Holcomb Hall of the United States Court of Appeals for the Ninth Circuit, and the Honorable William Matthew Byrne, Jr. of the United States District Court for the Central District of California. He has held no other public company directorships during the past five years.

Mr. Klieger is recognized as one of the most prominent attorneys in the entertainment industry, with a practice focused on complex civil litigation and counseling in the areas of media, entertainment and intellectual property and clients that include leading enterprises in television, film and digital media. With his exceptional legal acumen and distinguished reputation for his trial practice and counsel, Mr. Klieger brings to the Board legal and strategic expertise in matters germane to the Company’s businesses and complex business transactions.

28 CBS CORPORATION

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 64 Director since: 2017 Committees: • Nominating and Governance Committee

MARTHA L. MINOW

Ms. Minow is the 300th Anniversary University Professor at Harvard University. Ms. Minow has taught at Harvard Law School since 1981 and served as Dean of the Harvard Law School from 2009 through June 2017. A fellow of the American Academy of Arts & Sciences since 1992, Ms. Minow has also been a senior fellow of Harvard’s Society of Fellows, a Fellow of the American Bar Foundation, and a Fellow of the American Philosophical Society. She has served extensively on government commissions and boards of directors of nonprofit organizations, including current service as Vice-Chair of the Legal Services Corporation, a trustee of the MacArthur Foundation, WGBH (public media company) and an advisory council member of the MIT Media Lab, among others. She is also the author of numerous books and scholarly articles in journals of law, history and philosophy. She has held no other public company directorships during the past five years.

Ms. Minow’s 37-year career at Harvard Law School, including her tenure as Dean of Harvard Law School, reflects exceptional achievements in academia. As the former chief executive of the Harvard Law School, Ms. Minow brings extensive leadership and administrative and management experience to the Board. Her distinguished legal expertise on public policy issues will provide the Board with meaningful insight on matters relating to social and governance policies and corporate reputation. She is also an experienced director, through her many years of service on government commissions and numerous boards of directors of nonprofit organizations.

Director Age: 64 Director since: 1994 Committees: • none

SHARI REDSTONE

Ms. Redstone is a media executive with a wide-ranging background in numerous aspects of the entertainment industry and related ventures. She is Non-Executive Vice Chair of our Board of Directors, a position to which she was elected on June 14, 2005. She is also Non-Executive Vice Chair of the board of directors of Viacom.

Ms. Redstone is President and a director of National Amusements, one of the top 10 movie exhibitors in the United States. Ms. Redstone has expanded the company’s international footprint and its exploration of new technologies.

Ms. Redstone also is Co-founder and Managing Partner of Advancit Capital, an investment firm launched in 2011, which focuses on early stage companies at the intersection of media, entertainment and technology. Advancit is an investor in more than 75 companies.

Ms. Redstone serves on the Board of Trustees for the Paley Center for Media and is actively involved in a variety of charitable, civic and educational organizations. She is a member of the Board of Trustees at Dana-Farber Cancer Institute.

Ms. Redstone earned a BS from Tufts University and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements.

Ms. Redstone brings to the Board, and to her position as its Non-Executive Vice Chair, extensive industry and executive expertise, as well as legal acumen from her prior experience as a practicing attorney. That broad experience and entertainment industry knowledge directly assist the Board in overseeing the management of the Company. Ms. Redstone also brings to the Board’s deliberations a direct knowledge of global growth strategies for the Company’s businesses. She is an experienced director through her service on the boards of multiple industry associations, other public companies and charitable organizations. Ms. Redstone also provides institutional knowledge of the Company and continuity of the Company’s Board, having served as a Board member for 25 years.

2019 PROXY STATEMENT 29

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 59 Director since: 2018 Committees: • Audit Committee

SUSAN SCHUMAN

Ms. Schuman is the Chief Executive Officer and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation. She has held no other public company directorships during the past five years.

Over the past 20 years, Ms. Schuman has built and led SYPartners, working with executives at many high-profile companies and organizations. This experience in advising on business, organization and cultural transformation, including new value creation strategies, positions Ms. Schuman as a skilled advisor to the Board on the strategic and transformational direction of the Company.

Director Age: 64 Director since: 2018 Committees: • Audit Committee

FREDERICK O. TERRELL

Mr. Terrell served as Executive Vice Chairman of Investment Banking and Capital Markets at Credit Suisse and later Senior Advisor from January 2018 to November 2018. From June 2010 to December 2017 he was Vice Chairman of Investment Banking and Capital Markets at Credit Suisse. His investment banking career began in 1983 as an Associate with The First Boston Corporation. During his accomplished career in the financial services sector spanning more than 25 years, Mr. Terrell was responsible for Credit Suisse’s global banking relationships with some of its most high-profile clients. From 2000 to 2008 he was the Managing Partner of Provender Capital Group, LLC a private equity firm focusing on investments in emerging companies. He has held no public company directorships during the past five years.

He has served as a member of the Board of Directors of the New York Life Insurance Company, Wellchoice Inc. (formerly Empire Blue Cross Blue Shield) and Carver Bancorp, Inc. His experience also includes past and present service on multiple not-for-profit boards, including the Yale School of Management, The Partnership for New York City, The Partnership Fund for New York City, Coro New York Leadership Center, Big Brothers Big Sisters of New York City and the Center for a New American Security. He is a member of the Council on Foreign Relations, The Economic Club of New York and the Investment Committee of the Rockefeller Foundation. Based on his extensive banking and corporate advisory experience, Mr. Terrell brings significant business and financial expertise to the Board in its deliberations on corporate strategy, complex transactions and other financial matters.

30 CBS CORPORATION

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 61 Director since: 2018 Committees: • Compensation Committee • Nominating and Governance Committee

STRAUSS ZELNICK

Mr. Zelnick is the Company’s Non-Executive Interim Chairman of the Board. He has served as the Chairman of the Board and the Chief Executive Officer of Take-Two Interactive Software, Inc. since 2007 and 2011, respectively. He is also the founder of, and a partner in, Zelnick Media Capital (ZMC), a leading media-focused private equity firm. In addition to being a member of Take-Two Interactive’s board, he also serves on the board of directors of Starwood Property Trust, Inc. He has held no other public company directorships during the past five years.

Through an accomplished career serving in various executive and operational roles at numerous global entertainment companies, as well as originating, structuring and monitoring private equity investments in the media and communications industries, Mr. Zelnick brings to the Board significant leadership experience in these industries. With this experience, he is well-positioned to advise on the strategic direction of the Company’s businesses. He is also an experienced director, including through his service on audit, compensation, investment and nominating and governance committees, giving him a deep understanding of public company governance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

2019 PROXY STATEMENT 31

Director Compensation

OUTSIDE DIRECTOR COMPENSATION DURING 2018

The following table sets forth information concerning the compensation of the Company’s Outside Directors for 2018.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Andelman, David R.(5)	75,000	200,009	159	0	275,168
Beinecke, Candace K.	45,175	66,685	30	7,500	119,390
Byrne, Barbara M.	34,979	66,685	0	7,500	109,164
Califano, Jr., Joseph A.(5)	89,000	200,009	28,257	7,500	324,766
Cohen, William S.(5)	81,000	200,009	176	0	281,185
Countryman, Gary L.	274,000	200,009	2,904	7,500	484,413
Gifford, Charles K.(5)	244,000	200,009	13,259	0	457,268
Goldberg, Leonard(5)	75,000	200,009	0	7,500	282,509
Goldner, Brian	38,893	66,685	28	0	105,606
Gordon, Bruce S.(5)	242,000	200,009	0	0	442,009
Griego, Linda M.	242,000	200,009	0	7,500	449,509
Klieger, Robert N.	100,000	200,009	4	0	300,013
Kopelson, Arnold(5)	75,000	200,009	19	0	275,028
Minow, Martha L.	256,000	200,009	354	7,500	463,863
Morris, Doug(5)	81,000	200,009	146	0	281,155
Parsons, Richard D.(5)	36,979	66,685	24	0	103,688
Redstone, Shari	124,457	200,009	76	0	324,542
Schuman, Susan	34,979	66,685	0	7,500	109,164
Terrell, Frederick O.	5,707	16,678	0	7,500	29,885
Zelnick, Strauss	80,306	66,685	11	7,500	154,502

(1)

Reflects cash amounts earned by Outside Directors in 2018 for the annual board retainer, Interim Chairman and Vice Chair retainers, and committee chair retainers and meeting fees for standing and ad hoc board committee meetings. These amounts include cash deferred by Messrs. Andelman, Califano, Goldner, Klieger, Morris, Parsons and Zelnick and Mses. Beinecke, Minow and Redstone under the CBS Corporation Deferred Compensation Plan for Outside Directors.

(2)

These amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718 of the annual grant of restricted share units (RSUs) to each Outside Director under the CBS Corporation 2015 Equity Plan for Outside Directors. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2018, see Note 12 “Stock-Based Compensation” to the audited 2018 consolidated financial statements on pages II-77 to II-80 in the Company’s Form 10-K for the fiscal year ended December 31, 2018. The aggregate number of unvested RSUs outstanding as of the fiscal year ended December 31, 2018 for each Outside Director was: 3,525 for Countryman, Griego, Klieger, Minow and Redstone; 1,194 for Beinecke, Byrne, Goldner, Schuman and Zelnick; and 361 for Terrell. The aggregate number of option awards outstanding (from prior year grants, all of which are fully vested) as of the fiscal year ended December 31, 2018 for each Outside Director was as follows: Andelman and Gifford, 15,279; Cohen, 1,698; Countryman and Kopelson, 10,186; all others, 0.

(3)

Interest accrues on cash in deferred accounts under the CBS Corporation Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2018, the prime rate represented an interest rate that was more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, amounts in the table reflect the amount of interest accrued for each Outside Director in 2018 that exceeded the amount of interest that would have been accrued at 120% of the long-term applicable federal rate published by the Internal Revenue Service. Messrs. Goldberg, Gordon and Terrell and Mses. Byrne, Griego and Schuman did not have any deferred cash amounts during 2018.

32 CBS CORPORATION

DIRECTOR COMPENSATION

(4)

Amounts reflect the aggregate value of all matching contributions made by the Company on behalf of the director for 2018 under the CBS Corporation Matching Gifts Program for Directors. Under the program in effect for 2018, the Company matched donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year.

(5)	These directors resigned as of September 9, 2018, except for Messrs. Gordon and Cohen, both of whom resigned as of September 23, 2018, and Mr. Parsons, who resigned as of October 21, 2018.

DESCRIPTION OF DIRECTOR COMPENSATION

Directors of the Company who are not employees of the Company or any of its subsidiaries are “Outside Directors” as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. All of the current and former directors identified in the “Outside Director Compensation During 2018” table above were deemed Outside Directors during 2018. Mr. Moonves was not compensated for serving on the Board and was not eligible to participate in any director plans, other than the Matching Gifts Program for Directors.

Cash Compensation

The Company pays the following cash compensation to Outside Directors:

•

The Interim Chairman of the Board receives an annual Board retainer of $300,000, the Vice Chair of the Board receives an annual retainer of $225,000 and all other Outside Directors receive an annual Board retainer of $100,000, in each case payable in equal installments quarterly in advance; and

•

The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees each receive a per meeting attendance fee of $2,000; the Chairs and members of any ad hoc committees of the Board that may exist from time to time shall be paid as determined by the Board.

Deferred Compensation Plan

The Company maintains deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and committee chair retainers and committee meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of the Company’s Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior elections, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board (90 days after the director leaves the Board in the case of amounts deferred before January 1, 2005) or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of the Company’s Class A Common Stock and Class B Common Stock on the NYSE on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

The Company maintains the 2015 Equity Plan for Outside Directors (the “Director Equity Plan”).

Outside Directors receive the following awards under the Director Equity Plan:

•

an annual grant of RSUs on each February 15th, equal to $200,000 in value based on the closing price of the Company’s Class B Common Stock on the New York Stock Exchange (“NYSE”) on the date of grant (or, if the date of

2019 PROXY STATEMENT 33

DIRECTOR COMPENSATION

grant is not a day on which the NYSE is open for trading, on the last trading day preceding the date of grant), which RSUs vest one year from the date of grant; and

•

prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Such grants will be made five business days following the date such Outside Director joins the Board, and will be determined by multiplying the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by the value of the annual RSU grant for that calendar year divided by 12, divided by the closing price of the Company’s Class B Common Stock on the NYSE on the date of grant (or, if the date of grant is not a day on which the NYSE is open for trading, on the last trading day preceding the date of grant). Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received such prorated RSU grant.

RSUs are payable to Outside Directors in shares of the Company’s Class B Common Stock upon vesting unless the Outside Director elects to defer the settlement to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents will accrue on the RSUs (including RSUs for which settlement has been deferred) until the RSUs are settled.

Matching Gifts Program for Directors

All directors are eligible to participate in the Company’s Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year (prior to January 1, 2019, $7,500 for each fiscal year). The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Other

Expenses: Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company’s normal travel policies and administrative expenses that may be approved by the Board from time to time.

Director Attendance at Certain Other Events: CBS Corporation believes it is in its best interest for directors to participate in certain Company events and other events to meet with management, customers, talent and others important to the Company’s business. The Board has established a policy on director attendance at these events. Under the policy, tickets to events that are designated as having a business purpose are allocated to directors. In addition, the Company reimburses directors for travel and related expenses in accordance with the Company’s normal travel policies.

34 CBS CORPORATION

Item 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2019, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from the Company as described in the “Report of the Audit Committee.” In appointing PwC as our independent registered public accounting firm for the year ending December 31, 2019, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

2019 PROXY STATEMENT 35

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our consolidated financial statements. The Audit Committee also assists the Board of Directors’ oversight of:

•	The quality and integrity of our consolidated financial statements and related disclosures;

•	Evaluation of the effectiveness of our internal control over financial reporting and risk management;

•	Our compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of our internal audit function and independent auditor.

Under the Audit Committee Charter, the Audit Committee’s authorities and duties include, among other things:

•

Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	Reviewing and discussing our annual audited financial statements, quarterly financial statements and earnings releases with our management and its independent auditor;

•	Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•	Reviewing with management, the internal auditor and the independent auditor the effectiveness of our internal control over financial reporting and disclosure controls and procedures;

•	Reviewing with management material legal matters and the effectiveness of our procedures to ensure compliance with legal and regulatory requirements; and

•	Overseeing our compliance program and obtaining periodic reports from the Chief Business Ethics and Compliance Officer.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including our critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The full text of the Audit Committee Charter is available on our website at www.cbscorporation.com. The Audit Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

Our management is responsible for the preparation of our consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and our independent auditor, PricewaterhouseCoopers LLP (“PwC”), our audited consolidated financial statements for the year ended December 31, 2018, our disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2018 Annual Report on Form 10-K and matters relating to the effectiveness of our internal control over financial reporting as of December 31, 2018.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the

36 CBS CORPORATION

REPORT OF THE AUDIT COMMITTEE

PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC the firm’s independence from the Company.

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Audit Committee

Gary L. Countryman, Chair

Barbara M. Byrne

Susan Schuman

Frederick O. Terrell

2019 PROXY STATEMENT 37

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees(1)	$10,727,000	$10,837,000
Audit-Related Fees(2)	170,000	348,000
Tax Fees(3)	5,776,000	5,621,000
All Other Fees(4)	16,000	16,000
Total	$16,689,000	$16,822,000

(1)

Audit fees for 2017 include $1,400,000 attributable to audit services provided in connection with the divestiture of CBS Radio Inc. (“Radio”), including with respect to Radio’s debt transactions, comfort letters and SEC filings.

(2)	Audit-related fees principally related to domestic and foreign employee benefit plan audits, attestation services required by contract, and, also for 2017, the adoption of new accounting standards.

(3)	Tax fees principally related to transfer pricing studies, tax compliance and tax consulting.

(4)	All other fees principally related to license fees for the use of PwC reference materials and publications and access to various online tools.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PROVIDED BY PWC

All audit and non-audit services provided to us by PwC for 2018 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2018, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2019, the Audit Committee adopted the same pre-approval policies and procedures that were in effect for 2018, which permit the Chair to pre-approve the specified audit and non-audit services up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000.

38 CBS CORPORATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of the CBS Board of Directors regarding the fiscal 2018 compensation of our named executive officers (also referred to as “NEOs”) included in the compensation tables that appear after this CD&A. As we experienced a number of leadership transitions in 2018, as more fully described in this CD&A below, the following eight current and former executive officers are our NEOs for fiscal 2018:

CURRENT EXECUTIVE OFFICERS AS OF DECEMBER 31, 2018 (“2018 FYE NEOS”)

Name	Position

Joseph R. Ianniello	President and Acting Chief Executive Officer, CBS Corporation (since September 9, 2018)

Christina Spade	Executive Vice President, Chief Financial Officer, CBS Corporation (since October 18, 2018)

Lawrence P. Tu	Senior Executive Vice President, Chief Legal Officer, CBS Corporation (through March 1, 2019)

Jonathan H. Anschell	Executive Vice President, General Counsel, CBS Broadcasting and Executive Vice President, Deputy General Counsel and Secretary, CBS Corporation

Richard M. Jones	Executive Vice President, General Tax Counsel and Chief Veteran Officer, CBS Corporation

FORMER EXECUTIVE OFFICERS

Anthony G. Ambrosio	Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer, CBS Corporation (through November 1, 2018)

Gil Schwartz	Senior Executive Vice President, Chief Communications Officer, CBS Corporation (through November 1, 2018)

Leslie Moonves	Chairman of the Board, President and Chief Executive Officer, CBS Corporation (through September 9, 2018)

RECENT LEADERSHIP DEVELOPMENTS IN 2018

During fiscal 2018, we announced a number of changes to our leadership.

Effective September 9, 2018, Joseph R. Ianniello became our President and Acting Chief Executive Officer after serving as our Chief Operating Officer since June 4, 2013, following the resignation of our former Chairman, President and Chief Executive Officer. Christina Spade, who previously served as Showtime’s Chief Financial Officer, assumed the role of Executive Vice President, Chief Financial Officer on October 18, 2018, following Mr. Ianniello’s appointment as President and Acting CEO.

Both Anthony G. Ambrosio and Gil Schwartz separated from the Company, effective November 1, 2018. Each of their respective roles was assumed by other executives within the company, reflecting the Board’s commitment to succession planning. See “Potential Payments Upon Termination and Certain Other Events” following this CD&A for more information concerning the separation payments and benefits paid or payable to Messrs. Ambrosio, Schwartz and Moonves.

Additionally, during 2018, six new independent directors were elected to the Board, one of whom, Strauss Zelnick, was elected as the Non-Executive Interim Chairman of the Board pursuant to the Board’s decision at that time to split the Chairman and CEO roles. The Board’s standing committees were also re-constituted during 2018, and the Board elected new independent Chairs for the Compensation Committee and the Nominating and Governance Committee.

A New Compensation Committee and Advisor

During the majority of fiscal year 2018, the Compensation Committee was composed of former directors Bruce M. Gordon (Chair), William S. Cohen and Doug Morris and current director Linda M. Griego, each of whom was an

2019 PROXY STATEMENT 39

COMPENSATION DISCUSSION AND ANALYSIS

independent director. Mr. Morris resigned from the Board on September 9, 2018, and Messrs. Gordon and Cohen subsequently resigned on September 23, 2018. In this CD&A, we refer to the Compensation Committee, however constituted, at the relevant time, as the “Committee.”

Following the resignations, the Board appointed independent directors Brian Goldner and Strauss Zelnick to the Committee, with Mr. Zelnick serving as Chair of the Committee. The Board subsequently appointed Mr. Goldner as Chair of the Committee upon Mr. Zelnick’s appointment as Interim Chairman of the Board.

Prior to November 2018, the Committee’s independent compensation consultant was Exequity LLP. In November 2018, the Committee retained a new independent compensation consultant, ClearBridge Compensation Group (“ClearBridge”). The Committee assessed the independence of ClearBridge prior to its engagement and determined that its work for the Committee would not raise any conflict of interest. See “Compensation Philosophy and Objectives – Role of Compensation Consultants” for additional detail regarding ClearBridge’s role.

EXECUTIVE SUMMARY

This CD&A describes our executive compensation philosophy and objectives and provides context for the 2018 compensation actions approved by the Committee for our NEOs. The Committee, which is made up entirely of independent directors, adopts and periodically reviews our compensation philosophy, strategy and principles; oversees the administration of our incentive compensation and equity plans; and reviews and approves the compensation arrangements for senior executives, including the NEOs.

Overview of Fiscal 2018 Performance

We continued to execute on our long-term strategic objectives during 2018, which better positioned us for success. We continued to focus on growing revenues from non-advertising sources through arrangements with new and existing distribution partners, expanding our global reach and presence and capitalizing on the growing demand for our top-tier content.

Our full-year results included the following highlights:

A reconciliation of fiscal 2017 and 2018 non-GAAP financial measures to GAAP financial measures is located in Annex A at the end of this proxy statement.

40 CBS CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Other key accomplishments for fiscal 2018 included:

Achieving record-setting adjusted diluted earnings per share and revenues, bolstered by 2018 being our best year ever for political spending, eclipsing the 2016 presidential election year and surpassing the 2014 mid-term cycle by more than 50%;

Increasing retransmission and station affiliation revenues by 18% over the prior year, and building for future success by finalizing several key multi-year retransmission compensation and station affiliation arrangements;

Continuing to grow the number of subscribers and revenues from our direct-to-consumer digital streaming subscription services, CBS All Access® and Showtime OTT™;

Launching three new direct-to-consumer digital streaming services – CBS Sports HQ®, ET Live™ and CBSN® New York;

Enhancing our global content footprint and brand awareness by completing new or renewed licensing agreements around the world, including in Europe (with Sky U.K. and RTL Belgium), in the Middle East and Africa (with Digiturk and Fox Networks Group Africa), in Canada (with Corus) and in South America (with Globoplay), and by expanding our CBS All Access direct-to-consumer digital streaming subscription service to new markets in Australia and Canada;

Significantly increasing revenues derived from the inclusion of our content in “skinny bundles” and positioning for future success by executing multiple agreements, including with Hulu and Sony’s PlayStation Vue;

Preserving our reputation for top-tier content across our businesses:

The CBS Television Network finished as the #1 most-watched network for the 15th time in 16 seasons (including for the 10th consecutive season), and remains on pace to finish the 2018/2019 season as the most-watched network;

We hold an ownership position in more than 80% of the shows that aired on the Network’s fall 2018/2019 primetime schedule;

“The Late Show” with Stephen Colbert finished the 2017/2018 television season as the most-watched late night program for the second consecutive season;

CBS News’ “60 Minutes” remains the #1 most-watched news magazine and “CBS Sunday Morning” remains #1 in its news genre;

CBS delivered high viewership on significant live events, including NFL games, with viewership increasing by 6% over the prior season, and Showtime’s boxing programming, with viewership rising to its highest levels since 2014;

Showtime® continues to provide high quality original programming to its subscribers, with 4 of the top 6 hour-long scripted premium cable series (excluding limited series);

WCBS-TV®, New York was America’s most-watched television station, and several of our owned-and-operated television stations were #1 in their respective markets;

CBS Interactive ranked as #7 on the list of Top 10 Multi-Platform Internet Properties during every month of 2018 (in unique users), according to comScore; and

Simon & Schuster® maintained its reputation as a top publisher by continuing to produce bestsellers in hardcover, paperback and multi-formats, 206 of which appeared on the New York Times bestseller lists and 28 of which held the #1 position during 2018;

Successfully pursuing opportunities to divest or exit non-core properties and businesses, including CBS Television City®; and

Reassessing our organizational culture and core values, and committing resources to build a workplace culture of dignity, transparency, respect, diversity and inclusion.

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results. Accordingly, a high percentage of our senior executives’ (including the NEOs’) total target compensation is “at risk” – meaning that they will not receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual bonus

2019 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS

programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is base salary. Annual cash incentive awards and long-term equity incentive awards are subject to company performance and/or stock price performance.

As illustrated below, approximately 90% of Mr. Ianniello’s total target compensation for 2018 was pay at risk and thus strongly linked to our results. Similarly, the average percentage of total target compensation for the other 2018 FYE NEOs for 2018 delivered in pay at risk was approximately 73%.

Note: The amounts shown in these graphs reflect target level compensation and may differ from actual compensation amounts reflected in the Summary Compensation Table in this Proxy Statement. For Ms. Spade, the target level compensation included in the percentages shown above reflects her new compensation package for her role as our Chief Financial Officer.

In selecting the financial performance metrics and goals for the performance-based compensation programs each year, the Committee considers our annual operating budget for the upcoming year, as approved by the Board. Our budgeting process reflects aggressive goal setting and takes into account the expected performance of the media industry for that year, as determined by media industry analysts. The Committee believes that this goal-setting process results in challenging, yet realistic, financial and operational goals that, if achieved, will lead to a successful return of value for shareholders.

For fiscal 2018, the Committee determined that budgeted Operating Income (“OI”) and Free Cash Flow (“FcF”) continued to be the appropriate metrics to use in setting performance goals to reflect our core pay for performance philosophy. (See “Bonus Awards,” and “Long-Term Incentive Programs—Performance Goals for LTMIP Awards” for additional discussion on the calculation of these goals.)

42 CBS CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES

We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Based on Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.	Focused on Shareholder Value Align executives’ interests with shareholder interests, with particular emphasis on creating incentives that reward executives for consistently increasing the value of CBS.

In determining our compensation policies and decisions for fiscal 2018, we considered the results of the previous vote held on the compensation of our named executive officers as disclosed in the 2017 proxy statement relating to the 2017 Annual Meeting of Stockholders and, as a result, continued to base our compensation programs on the above-listed core objectives.

Our Strategies

We use a mix of cash and equity incentives. The Committee believes that both cash and equity incentives are important to an effective compensation structure. Annual cash incentives reward executives for short-term operating results, while equity incentives motivate executives to execute on long-term strategic objectives in order to increase shareholder value.

We consider multiple factors when structuring compensation packages. In determining the amount of cash and equity incentives our senior executives (including the NEOs) receive, the Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., short-term versus long-term compensation and cash versus non-cash compensation) for each senior executive. The Committee considers a multitude of factors, including the executive’s total target compensation, the amount of compensation that is delivered in fixed versus “at risk” elements of compensation, the tax impact of various elements, external market data, internal pay parity, our succession planning needs, the scope of the executive’s role and the executive’s performance and length of time in the role.

We choose performance metrics and establish performance goals that are intended to further our long-term strategic goals. The Committee believes that a significant portion of our executives’ compensation should be subject to the achievement of performance goals that are objectively measurable and that represent aggressive performance standards that are reasonably attainable, and that any performance goals are based on easily understood metrics intended to drive shareholder value creation. Each year, the Committee selects the financial performance metrics and goals for the performance-based compensation programs and, in order to avoid distorted performance goals, approves adjustments to the calculation of those goals, which adjustments generally are pre-approved. The Committee believes this process results in performance goals that are challenging, yet realistic, and that will not encourage senior executives to engage in overly risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

2019 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Our Executive Compensation Program

The table below outlines the key elements of the compensation arrangements with our senior executives, including the NEOs, and describes their purpose, key characteristics, and, if applicable, the type of performance measured and how we deliver the compensation:

Total Target Compensation:

Compensation Element	Purpose	Fixed or At Risk	Performance Measured	Cash or Equity

Base Salary	• Provide competitive compensation to attract and retain executive talent • Provide secure base of guaranteed cash for services rendered	Fixed	Individual	Cash

Bonus Awards	• Reward for a combination of annual financial and operational performance and individual contributions	At Risk	Corporate and Individual	Cash

Long-Term Incentives	• Align interests between executives and shareholders • Reward for achievement of financial objectives • Retain talent and build executive ownership	At Risk	Corporate	Equity

The table below sets forth the total target compensation packages for our 2018 FYE NEOs in effect at December 31, 2018:

NEO	Base Salary	Target Bonus	Target LTI Award	Total Target Compensation
Joseph R. Ianniello	$2,500,000	$11,250,000	$12,250,000	$26,000,000
Christina Spade	$1,250,000	$2,500,000	$1,500,000	$5,250,000
Lawrence P. Tu	$1,350,000	$2,700,000	$3,950,000	$8,000,000
Jonathan H. Anschell	$850,000	$811,575	$900,000	$2,561,575
Richard M. Jones	$650,000	$650,000	$700,000	$2,000,000

Other Forms of Compensation:

Compensation Component	Purpose	Fixed or At Risk

Health and Welfare, Retirement and Deferred Compensation Plans	• Promote employee health and financial security for retirement • Provide competitive benefits to attract and retain executive talent	Fixed

Perquisites and Other Personal Benefits	• Provide business-related benefits • Assist in attracting and retaining executives	Fixed

Post-Termination Arrangements

•  Attract and retain executives in a competitive market by providing temporary income following an involuntary termination of employment

•  Provide continuity of management

•  Compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason

Fixed

44 CBS CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultants

The Committee reviews and approves our compensation arrangements with the NEOs and our other senior executives. The Committee reviews all elements of their compensation, including base salary, annual and long-term incentives, severance arrangements and benefit programs to ensure that they adhere to our core compensation philosophy and objectives. In doing so, the Committee utilizes a rolling 12-month calendar to schedule its review of actions that the Committee is required to consider with respect to each senior executive’s compensation (i.e., salary increase, annual bonus payout, long-term incentive award determination, and other compensation actions). All final determinations relating to the employment compensation of our Chief Executive Officer (i.e., Mr. Ianniello, following his promotion to the role of President and Acting Chief Executive Officer, and Mr. Moonves) were made by the Committee in executive session, with advice from the Committee’s independent compensation consultant.

The Committee retains an independent compensation consultant to advise the Committee in its review of senior executive compensation. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee adopted a policy in 2008 requiring that its independent compensation consultant not provide services to us other than its services to the Committee. Neither Exequity nor ClearBridge provided any services to us other than the services provided to the Committee.

PEER GROUP COMPOSITION

Fiscal 2018 Peer Group

In reviewing senior executive compensation, the Committee considers data regarding the competitive market for senior executive talent. For 2018, at the Committee’s request, Exequity (the Committee’s independent compensation consultant at the time) reviewed and approved a competitive assessment of the compensation practices at companies with which CBS competes for senior executive talent. The 2018 assessment included information regarding total compensation packages at those companies engaged in similar business activities (media industry peers) and, for more general reference, an index of total compensation packages at other applicable primarily publicly-traded U.S. companies (general industry), all as described below. Relevant comparisons among executives at these companies are identified and are then compared to the comparable executive at CBS.

In 2018, for our former CEO, Mr. Moonves, the Committee considered the compensation arrangements for similarly-situated chief executive officer roles at peer diversified media companies (i.e., Discovery Communications, Inc., Time Warner Inc. (subsequently acquired by AT&T Inc.), Twenty-First Century Fox, Inc. (now known as Fox Corporation), Viacom Inc. and The Walt Disney Company) and other media peers (i.e., Comcast Corporation). With respect to fiscal 2018 compensation actions, the Committee considered these companies our “media industry peers.”

The competitive assessment for all other NEOs included the compensation data of companies in the media industry peer group and data regarding general compensation levels primarily at publicly-traded U.S. companies included in the general industry index from which we may source, or to which we may lose, executive talent (i.e., American Broadcasting Company (ABC), Amazon.com, Inc., AT&T Inc., Cablevision Systems Corporation (subsequently acquired by Altice NV), Charter Communications Inc., Cisco Systems, Inc., Comcast Corporation, Discovery Communications, Inc., General Electric Company, Google LLC, International Business Machines Corporation, Lions Gate Entertainment Corp., NBCUniversal LLC, PepsiCo, Inc., Sprint Corporation, TEGNA, Inc., Time Warner Inc. (subsequently acquired by AT&T Inc.), Verizon Communications Inc., Viacom Inc., and The Walt Disney Company).

The Committee does not evaluate total compensation amounts for any senior executive based on a specific benchmark or percentile positioning. Rather, the Committee considers the compensation levels from the competitive assessment as one factor in determining the total compensation amount for each senior executive. For senior executives other than our former CEO, Mr. Moonves, the 2018 assessment considered multiple reference points, including at the 65th percentile, of relevant market data; and for Mr. Moonves, the Committee considered the full range of market data from our media industry peers. In addition to market data, the Committee considered numerous other factors when making pay decisions, including individual and company performance, the scope of each individual’s responsibility and his or her length of time in the role.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019 Peer Group

In November 2018, the Committee instructed ClearBridge (the Committee’s independent compensation consultant at that time) to review the peer group that we will use for benchmarking named executive officer compensation packages on an ongoing basis, beginning with fiscal 2019. In reviewing the peer group for fiscal 2019, the Committee had two primary objectives:

1.	To confirm that our peer group is relevant and includes companies:

With which we compete for executive and creative talent;

That are companies of a similar scope and complexity; and

That use similar compensation models (including the mix of cash, equity and short- and long-term incentives).

2.	To ensure that the number of companies in the peer group is sufficient to provide a degree of continuity year-over-year to avoid statistical distortion.

Using these objectives and given the limited number of directly comparable media companies in the market, the Committee determined, based on the advice of ClearBridge, that the Committee’s use of multiple peer groups remained appropriate. Accordingly, for fiscal 2019 the Committee determined to evaluate compensation packages based on publicly available compensation data from the following two groups:

•

“Media Peer Group”: All directly comparable media companies, generally based on business mix and companies with which we compete for talent. For fiscal 2019 compensation actions, the Committee will consider the companies within this group as our “media industry peers.”

•	“Expanded Peer Group”: Additional comparably sized companies in the broader media and entertainment industry that, together with the companies in the Media Peer Group, create an expanded peer group.

The Committee believes this approach will allow it to evaluate our named executive officers’ compensation in relation to both directly-comparable media industry peers and against a broader group of media and entertainment companies that, collectively as a group, are of a similar size to CBS when measured by revenue and enterprise value. Based on the above criteria, the Committee determined that the following companies would make up our compensation peer groups for fiscal 2019.

2019 Media Peer Group	2019 Expanded Peer Group

Discovery, Inc. Fox Corporation (formerly known as Twenty-First Century Fox, Inc.) Lions Gate Entertainment Corp. NBCUniversal Media, LLC Netflix, Inc. The Walt Disney Co. Viacom Inc.

Activision Blizzard, Inc.

Charter Communications, Inc.

Discovery, Inc.

DISH Network Corp.

Electronic Arts Inc.

Fox Corporation (formerly known as Twenty-First Century Fox, Inc.)

Liberty Global plc

Lions Gate Entertainment Corp.

Live Nation Entertainment, Inc.

NBCUniversal Media, LLC

Netflix, Inc.

News Corporation

Sirius XM Holdings Inc.

The Walt Disney Co.

Viacom Inc.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee will use the publicly reported named executive officer compensation data from companies in each of these groups as reference points in assessing the compensation levels for our named executive officers. The Committee will continue to consider the scope of each named executive officer’s responsibility and his or her length of time in the role, in addition to other factors. There will be no targeted benchmark level of compensation. The Committee will review the above peer groups on an ongoing basis and adjust the composition of the peer groups as appropriate to ensure their continued relevance.

FISCAL 2018 COMPENSATION

Changes in NEOs’ Compensation Arrangements in 2018

Fiscal 2018 was a year of transformation for the senior leadership of CBS. We took steps to extend and bolster the stability of our senior leadership team by entering into an amendment to Mr. Ianniello’s employment agreement, providing for his service as our President and Acting Chief Executive Officer, and entering into a new employment agreement with Ms. Spade to serve as our new Chief Financial Officer effective October 18, 2018. Related to changes in senior leadership, we entered into separation agreements with each of Messrs. Ambrosio, Schwartz and Moonves. Please see “Potential Payments upon Termination and Certain Other Events” for information related to the separation payments and benefits for Messrs. Ambrosio, Schwartz and Moonves. Our compensation arrangements with Mr. Tu were not changed during 2018.

On September 27, 2018, we entered into a letter agreement, effective as of September 9, 2018, with Mr. Ianniello, which modified his existing employment agreement. Pursuant to the letter agreement, Mr. Ianniello serves as our President and Acting Chief Executive Officer. The letter agreement updates the “good reason” definition to reflect Mr. Ianniello’s new role as Acting Chief Executive Officer and includes the failure of CBS to appoint a permanent Chief Executive Officer on or before June 30, 2019, or the appointment of a person other than Mr. Ianniello as Chief Executive Officer of CBS. The letter agreement further states that Mr. Ianniello will not receive any additional compensation for his role as Acting Chief Executive Officer. We filed Mr. Ianniello’s letter agreement with the SEC as Exhibit 10(a) to our Current Report on Form 8-K filed on September 27, 2018.

In October of 2018, the Committee approved a new employment agreement for Ms. Spade, effective October 18, 2018, providing for her employment as our Executive Vice President, Chief Financial Officer. In determining the compensation terms of Ms. Spade’s agreement, the Committee considered compensation arrangements for executives with similar scopes of responsibility at industry peers and at other leading U.S. companies, as well as the core objectives set forth in the “Compensation Philosophy and Objectives” section above. The compensation assessment included an evaluation of annualized base salary, target bonus, annualized expected value of upfront and ongoing long-term incentives, and termination provisions. As a result, under her employment agreement, the Committee set Ms. Spade’s base salary at $1,250,000 and her target bonus for each calendar year at 200% of her base salary as in effect on November 1st of the calendar year. The agreement provides for an annual long-term incentive award target of $1,500,000 for each year during the term of the agreement. The new agreement also provides that if we terminate Ms. Spade’s employment without “cause” or if she resigns her employment for “good reason” during the term of the agreement, Ms. Spade will be entitled to receive severance payments and benefits, and provides for additional termination payments in certain circumstances following her termination of employment, in each case as described following this CD&A under “Potential Payments upon Termination and Certain Other Events.” Ms. Spade will be subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including for specified periods following termination of employment. We filed Ms. Spade’s new employment agreement with the SEC as Exhibit 10 to our Current Report on Form 8-K filed on October 19, 2018.

In order to secure the continued service of Messrs. Anschell and Jones beyond the scheduled expiration of their respective employment agreements, the Committee in 2018 approved a new employment agreement for each of Messrs. Anschell and Jones, both effective as of January 1, 2019. In determining the compensation terms for each of the new agreements with Messrs. Anschell and Jones, the Committee considered compensation arrangements for executives with similar scopes of responsibility at media industry peers and at other leading U.S. companies, as well as the core objectives set forth in the “Compensation Philosophy and Objectives” section above. These new agreements supersede their prior agreements scheduled to expire on December 31, 2018, and extend their employment with us through December 31, 2021 in their current roles. Messrs. Anschell and Jones first became NEOs with respect to fiscal year 2018, and we filed their employment agreements with the SEC as Exhibits 10(q) and 10(r) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2018 Compensation Elements

The Committee’s decisions with respect to fiscal year 2018 compensation are discussed below.

Base Salary

In reviewing proposals for changes to base salary for NEOs, the Committee considers the following:

•	Appropriate competitive compensation data for the position;

•	Individual performance;

•	Base salary level for the executive in relation to the executive’s total target compensation;

•	Input and recommendations of the Chief Executive Officer (for then-current NEOs other than himself);

•	The level of the annual merit increase budget across CBS as a whole; and

•	Existing contractual obligations, if any.

In reviewing base salary during 2018 for the NEOs, the Committee continued to consider their level of base salary as it relates to the allocation of guaranteed versus variable, at-risk compensation, as well as the factors listed above. As a result, none of the NEOs received base salary increases effective in 2018, other than Ms. Spade in connection with her promotion to Executive Vice President, Chief Financial Officer.

Bonus Awards

We use annual cash bonuses to reward achievement of financial performance and individual strategic and operational objectives under our short-term incentive program, all of which the Committee believes align with the creation of shareholder value. The Committee determined the 2018 FYE NEOs’ bonuses for fiscal 2018 using a multi-step process.

1.	At the beginning of the fiscal year:

Determination of Senior Executive STIP Participants. Cash bonuses for our NEOs are generally awarded under the CBS Corporation Senior Executive Short-Term Incentive Plan (the “Senior Executive STIP”). The Senior Executive STIP was designed to permit awards that would comply with the exception for performance-based compensation under Section 162(m) of the Code (“Section 162(m)”), and our stockholders previously approved this plan. Legislation signed into law in December 2017, the Tax Cuts and Jobs Act (the “Act”), eliminated the exception for performance-based compensation for taxable years beginning after December 31, 2017, except for otherwise qualified compensation payable pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently materially modified. (See “Tax Considerations” below for additional information.) Senior Executive STIP participants are determined in the first quarter of the fiscal year. For fiscal 2018, the Committee determined that Messrs. Ianniello, Tu, Anschell, Ambrosio, Schwartz and Moonves would participate in the Senior Executive STIP. (Ms. Spade, whom we promoted to Executive Vice President, Chief Financial Officer on October 18, 2018, and Mr. Jones did not participate in the Senior Executive STIP for 2018, but instead were eligible for a 2018 annual bonus award under our short-term incentive program that provides for a company-wide bonus pool (the “company-wide bonus pool” as described below.)

If the Committee determines that we met the applicable performance goal set for the Senior Executive STIP, the plan’s terms establish for each participant a maximum bonus that may be paid, subject to the Committee’s negative discretion. Under the Senior Executive STIP, the plan provides that we can pay awards, in whole or in part, in cash, in the form of stock-based awards issued under our long-term incentive plan or in any other form prescribed by the Committee. While the Committee considers the deductibility of bonus compensation under Section 162(m), the Committee retains the flexibility to determine bonus amounts in excess of amounts that may be deductible under tax laws. See “Tax Considerations” below.

Setting the Senior Executive STIP Performance Goal. The Committee establishes the financial performance goal applicable to the Senior Executive STIP at the beginning of each fiscal year, which goal is not certain of achievement at the time it is set. In setting the Senior Executive STIP financial performance goal for 2018, the Committee took into account the performance goal from the previous year and sought to establish a financial performance goal that was meaningful, challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events. For 2018, the financial performance goal established for the Senior Executive STIP was the achievement

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during 2018 of an 80% or greater level of the weighted average performance of (i) the percentage of an OI Metric Target (as defined below) of $2.858 billion actually achieved (75% weighting) and (ii) the percentage of an FcF Metric Target (as defined below) of $1.187 billion actually achieved (25% weighting).

The “OI Metric Target” is calculated by starting with our 2018 budget for the OI metric (as defined below) and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal, and the “FcF Metric Target” is calculated by starting with our 2018 budget for the FcF metric (as defined below) and then taking into account the same items.

The following chart explains the Committee’s rationale in selecting OI and FcF as the applicable performance metrics and the manner in which each such metric is calculated:

Performance Metric	Why Chosen	How Calculated

Operating Income (OI metric)	An important indicator of our operational strength and performance, as it measures efficiency and profitability and incentivizes management to better control expenses	Using our budget for 2018 for the OI metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal

Free Cash Flow (FcF metric)	Provides a clear view of our ability to generate cash (and thus profits), which allows us to pursue opportunities that enhance shareholder value	Using our budget for 2018 for the FcF metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal

Approval of the Company-Wide Bonus Pool Design. The Committee also approves a company-wide bonus pool that funds bonuses for all CBS bonus-eligible employees, including the NEOs and other Senior Executive STIP participants. Funding is determined based on (i) the Committee’s evaluation of our financial performance relative to a pre-established financial performance goal set by the Committee that is derived from budget determinations for the relevant year, as well as (ii) performance against qualitative factors established by the Committee for the year, which are set forth below. The aggregate amount of awards provided to the NEOs, as well as to other Senior Executive STIP participants and all other CBS bonus-eligible employees, is limited by the funding pool resulting from the Committee’s assessment of our financial and qualitative performance.

Setting the Company-Wide Bonus Pool Performance Goal. At the beginning of each year, the Committee also establishes the financial performance goal applicable to the company-wide bonus pool, which goal is not certain of achievement at the time it is set, and the qualitative performance factors for the year. For 2018, the Committee determined to base the funding of the company-wide bonus pool on the following structure:

•

80% of the pool is based on our degree of achievement of a pre-established financial performance goal (i.e., set at 100% weighted average performance of (i) the percentage of an OI Metric Target of $2.858 billion actually achieved (75% weighting) and (ii) the percentage of an FcF Metric Target of $1.187 billion actually achieved (25% weighting)); and

•	20% of the pool is based on the Committee’s assessment of management’s qualitative performance with regard to the following factors:

Strengthening our financial position;

Providing continuous flow of top-tier content;

Continuing to drive growth through our strategic transformation;

Maintaining and building our reputation as one of the most desirable organizations for top “talent”;

Continuing to ensure a high degree of focus on the importance of a diverse workforce; and

Positioning us for long-term success.

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COMPENSATION DISCUSSION AND ANALYSIS

2.	At the end of the fiscal year:

Certification of the Senior Executive STIP performance goal. In January 2019, the Committee reviewed and discussed CBS’s 2018 performance against the Senior Executive STIP 2018 performance goal. Actual performance with respect to the OI metric was $2.770 billion and with respect to the FcF metric was $1.260 billion, the weighted average achievement for which was above the targeted level. Therefore, the Committee determined that participating NEOs were eligible to receive the maximum bonus award under the terms of the plan, subject to the Committee’s negative discretion.

Determining Actual Bonus Payments. In January 2019, the Committee evaluated our actual performance for 2018 against the pre-established financial and qualitative performance goals for purposes of determining the aggregate level of funding available under the company-wide bonus pool for bonus payouts to all bonus-eligible employees, including the NEOs. (For participating NEOs, the difference between the maximum payout authorized under the Senior Executive STIP and their respective actual payouts reflected the Committee’s exercise of negative discretion.)

When making its 2018 bonus determinations, the Committee considered the input and recommendations of Mr. Ianniello with respect to NEOs other than himself. With respect to Mr. Ianniello, for 2018, the Committee took into account his performance evaluation conducted by the Committee, together with the Nominating and Governance Committee, after the close of the fiscal year. The Committee’s determination of the NEOs’ annual bonus amounts, as set forth in the Summary Compensation Table for Fiscal Year 2018 following this CD&A, took into account each NEO’s contributions toward the qualitative performance factors described above as well as a variety of factors it deemed appropriate, with no pre-determined emphasis on any individual factor, and, as applicable, utilized negative discretion to award an appropriate bonus. The Committee also considered each NEO’s target bonus amount, which amounts are based on competitive practice. See “Employment Agreements for 2018” for a discussion of the NEOs’ target bonus amounts for 2018. The differences in the target bonus amounts set forth in the NEOs’ agreements reflect the level of relative impact of each of their positions on our performance.

Because of our NEOs’ performance, we continued to deliver on our long-term strategy and positioned CBS to return value to its shareholders. In addition to the accomplishments and other considerations discussed earlier in this CD&A, the Committee noted the following accomplishments within this context:

•

Mr. Ianniello, who was our Acting Chief Executive Officer beginning September 9, 2018, provided strategic leadership and management for our company during a uniquely challenging time of uncertainty and transition. He and his senior executive team executed on key operational goals such as growing existing and launching new streaming products, concluding deals for the inclusion of our content in skinny bundles, providing leadership on our audience monetization initiatives, capitalizing on international licensing opportunities and negotiating retransmission and station affiliation compensation arrangements. Under Mr. Ianniello’s leadership, the Committee recognized that we generated record revenues and record adjusted diluted EPS (which marked the ninth consecutive fiscal year of growth in adjusted diluted EPS). Under his leadership, senior management took immediate action to stabilize our workforce and launch initiatives designed to improve communication and transparency and foster a more respectful and inclusive corporate culture.

•	Ms. Spade and Messrs. Tu, Anschell and Jones were key members of the senior management team and continued to help lead CBS through a critical time of transition.

•

Ms. Spade provided leadership of the company’s finance, tax, treasury, corporate development and real estate functions, and prior to her appointment as our Chief Financial Officer, she oversaw Showtime’s finances. The Committee recognized that since her appointment as our Chief Financial Officer, Ms. Spade has made substantial contributions towards CBS’s future financial success, including assisting Mr. Ianniello with developing a long-range strategic growth plan and launching a strategic cost streamlining assessment. She was also instrumental in winding down certain non-core business units. She has been a key voice in shaping a new culture at CBS.

•

Mr. Tu effectively oversaw legal support for our global business operations, including litigation and dispute resolution, IP protection, U.S. and international privacy regulations, contract negotiations, regulatory filings and review, internal and external investigations, and ongoing business counseling and advice. He played a key role in significant litigation, investigation and government inquiries during 2018. He also provided strategic and legal guidance to the CBS Board of Directors as it addressed complex issues relating to executive management, Board governance and shareholder matters, culminating in significant transitions in the governance and management of the Company. Mr. Tu supported steady execution of our strategic initiatives, including affiliate

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and multi-video platform distribution arrangements, and assisted in a number of material, strategic transactions and the dispositions and wind-downs of non-core assets.

•

Mr. Anschell efficiently performed his duties managing the legal support for the CBS Television Network and CBS Television Studios, which included the completion of new licensing transactions, legal review of our news and entertainment content, and the conclusion of a number of new agreements and renewals for our first-run domestic syndication business. Mr. Anschell also worked closely with our content-production and advertising sales teams to ensure compliance with our broadcast standards. In his corporate role, Mr. Anschell acted as lead legal resource in the preparation and filing of our public disclosures and in the preparation of materials related to board and committee meetings. Mr. Anschell also partnered with our Human Resources and Finance teams to support continuing efforts to ensure that our programs and agreements comply with regulatory requirements and are consistent with internal policies.

•

Mr. Jones effectively and efficiently led and oversaw our global tax practice and operations. Mr. Jones minimized the risk associated with complex global tax and legal requirements in over 200 jurisdictions. He delivered significant earnings per share benefits and cash tax savings through sound tax planning and strategies, effective advocacy and strong global governmental relations. Mr. Jones also developed a unique transaction structure that allowed us to divest our CBS Television City property in a tax-efficient manner. In addition to his contributions as General Tax Counsel, the Committee recognized Mr. Jones’ provision of services as our Chief Veteran Officer. In this capacity, he founded and oversees the CBS Veterans Network, which works to collaborate with and support the veteran and military communities on our behalf.

Pursuant to the terms of his separation from the Company, Mr. Moonves did not receive a bonus for fiscal year 2018. Mr. Ambrosio received a fiscal year 2018 bonus that reflects a prorated target bonus through his November 1, 2018 resignation date, plus an additional amount determined by Mr. Ianniello in his discretion in recognition of Mr. Ambrosio’s contributions as a consultant, including his contributions in negotiating the sale of our CBS Television City asset, all in accordance with the provisions of his separation agreement. Mr. Schwartz received a fiscal year 2018 bonus at a level consistent with his fiscal year 2017 bonus, prorated to reflect his November 1, 2018 separation date, in accordance with the provisions of his separation agreement.

Long-Term Incentive Programs

Long-Term Management Incentive Program (“LTMIP”)

The LTMIP is designed as a “pay for performance” vehicle to encourage executives to make decisions that will create and sustain long-term value for shareholders. It is also a vehicle used to retain talent and build executive ownership. Through CBS’s total compensation design, a significant portion of the total compensation opportunity for the NEOs is directly linked to stock price performance, with the goal of creating alignment with our shareholders. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and our business needs. The Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

•	Increased alignment with shareholder interests (Stock Options): Provide the opportunity to acquire an equity interest in the Company and share in the appreciation of the value of the stock.

•

Increased accountability for senior executives (Performance-Based Stock Awards): Motivate senior executives to focus on our performance through the achievement of pre-established financial goals over a designated period.

•	Retention of talent and alignment with shareholder interests in both up and down markets (Time-Based Stock Awards): Provide real value in awards that are earned over a specified vesting period.

The Committee discusses with management and ultimately approves the values, mix, and type of annual grants for senior executives, subject to the terms of an executive’s employment agreement. In determining the value, mix and type of awards, the Committee takes into consideration the above objectives and the competitive assessment of total compensation reviewed by the independent compensation consultant, and reviews the LTMIP with its independent compensation consultant and senior management.

For fiscal 2018, Messrs. Ianniello, Tu, Anschell, Jones, Ambrosio and Schwartz and Ms. Spade received LTMIP awards, based on their then-current contractual target values that took into account the compensation assessment and the relative impact of the executive’s position on our performance. For Messrs. Ianniello, Tu, Anschell, Jones, Ambrosio and

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COMPENSATION DISCUSSION AND ANALYSIS

Schwartz, the Committee determined to deliver their 2018 LTMIP awards 40% in stock options, 30% in performance-based restricted share awards (“PRSUs”) and 30% in time-based restricted share units (“TRSUs”). Ms. Spade, who at the time she received her LTMIP award for 2018 was not in her current role, received her 2018 LTMIP award in TRSUs. Mr. Tu also received a TRSU award under our Fund-the-Future Program (“FtF”), which provides equity compensation to eligible employees, excluding those actively participating in certain pension plans and employees otherwise subject to a collectively bargained agreement that does not provide for participation in the FtF. Other than Mr. Tu, the NEOs are not, or were not as of the applicable date, eligible for the FtF, as they actively participate or participated in certain pension plans.

The annual grant of PRSUs and TRSUs for 2018 to our former Chief Executive Officer, Mr. Moonves, was awarded in accordance with the terms set forth in his employment agreement. Mr. Moonves subsequently forfeited his 2018 grant pursuant to the terms of his separation agreement with us. In addition, during 2018, as part of Mr. Moonves’ bonus for 2017, the Committee granted to Mr. Moonves shares of the Company’s Class B Common Stock having a grant date value of $8 million. (See the “Grants of Plan-Based Awards During 2018” table following this CD&A.)

Performance Goals for LTMIP Awards

Performance Goals for 2018. At the beginning of each year, the Committee reviews performance goals for the annual awards of PRSUs and considers which metrics offer the best measure of company performance to reflect our core objective of pay for performance. In setting the performance goal for the 2018 PRSUs, the Committee took into account the performance goal from the previous year and sought to establish a performance goal that was meaningful, challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events. See “Executive Summary—Pay for Performance” above for more information regarding the selection of our performance metrics and goals for 2018.

The pre-established performance goal for PRSUs granted in 2018 for the most senior levels of management, including the relevant NEOs, was the achievement during 2018 of a 90% or greater level of the weighted average performance of (i) the percentage of an OI Metric Target of $2.858 billion actually achieved (75% weighting) and (ii) the percentage of an FcF Metric Target of $1.187 billion actually achieved (25% weighting). See “Fiscal 2018 Compensation Elements—Bonus Awards” above for a description of these performance metrics.

The vesting of an annual award of PRSUs is subject to the Committee’s determination of the level of achievement against a pre-determined performance goal set by the Committee. See “Grants of Plan-Based Awards During 2018—Description of Plan-Based Awards” following this CD&A for vesting schedules. The number of target shares was determined at the time of grant based on the closing price of a share of CBS Class B Common Stock on the NYSE on the date of grant (February 22, 2018). The number of shares earned upon vesting of the PRSUs was determined in accordance with the following schedule:

•	If we achieve less than 80% of the pre-established performance goal, the award will be forfeited;

•	If we achieve 80% of the pre-established performance goal, 80% of the target shares will be earned;

•	If we achieve 100% of the pre-established performance goal, 100% of the target shares will be earned; and

•	If we achieve 120% or greater of the pre-established performance goal, 120% of the target shares will be earned.

For achievement at intermediate points between 80% and 100% and between 100% and 120%, the number of shares to be delivered will be linearly interpolated. Dividend equivalents accrue on the target number of shares and equal the value of regular cash dividends paid on the shares of the Company’s Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PRSUs vest, but only up to the amount payable with respect to the target number of shares. If the PRSUs do not vest, then the dividend equivalents accrued on those PRSUs are forfeited.

Payout under PRSU Awards for 2018. In February 2019, the Committee reviewed and discussed our 2018 performance against the 2018 performance goal. The Committee certified that 2018 actual performance with respect to the OI metric was $2.770 billion and with respect to the FcF metric was $1.260 billion. Thus 110.2% of the target number of shares underlying the PRSUs granted in February 2018 to the NEOs (except for Mr. Moonves, whose awards were forfeited pursuant to the terms of his separation agreement, and Ms. Spade, who did not receive PRSUs in 2018) vested in accordance with their respective schedules.

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Equity Award Grant Date Procedures

The grant date for equity awards is the date on which the Committee approves awards under the LTMIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant. We do not set grant dates intentionally to precede the release of material non-public information. We provide communications regarding individual grant awards, including the terms and conditions, to recipients as soon as administratively feasible. The Committee approved annual management grants awarded in 2018 on February 22, 2018, with a grant date of the same date. The exercise price of stock options granted on February 22, 2018 was the closing price of the Company’s Class B Common Stock on the NYSE on that date (i.e., $54.32).

Other Terms for RSUs/Stock Options

For a description of certain other material terms of the RSU and stock option grants, see “Grants of Plan-Based Awards During 2018—Description of Plan-Based Awards” following this CD&A.

Delegation of Authority With Respect to Awards

The Committee has delegated to the Chief Executive Officer limited authority, with respect to executives who are not senior executives, to grant long-term incentive awards under our long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination circumstances. The Committee delegated this authority in order for the Chief Executive Officer to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination circumstances when mutually beneficial to us and the executive. The Committee’s delegation specifies the circumstances in which the authority may be used; limits the amount that may be awarded to an individual, the total amount that may be awarded in any period, and, in certain circumstances, the aggregate incremental expense we may incur as a result of modifications to the terms of outstanding equity grants; and specifies the method for establishing the grant date. The delegation also requires that the Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

Stock Ownership Guidelines

In order to further align the senior executives’ interests with those of our shareholders, we have established stock ownership guidelines. The guidelines provide that, within five years, starting in fiscal year 2007 or, if later, in the year in which a senior executive first becomes subject to the guidelines, certain senior executives are expected to acquire and establish holdings in CBS stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple

Chief Executive Officer	6x cash base

Chief Operating Officer	4x cash base

Other Senior Executives	1x to 3x cash base

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2018, senior management reported to the Committee that all of NEOs subject to the guidelines met the guidelines as applied to each of them at that time. The Committee determined to continue to monitor compliance with the guidelines. During his tenure as President and Acting Chief Executive Officer, Mr. Ianniello met the guidelines applicable to the Chief Executive Officer role.

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COMPENSATION DISCUSSION AND ANALYSIS

FISCAL 2019 COMPENSATION

2019 Bonus Program

Following a review of our short-term incentive compensation program, for 2019 the Committee determined to continue the practice of determining annual cash incentive awards for our executives under two plans, the Senior Executive STIP and the company-wide bonus pool.

Annual incentive awards will continue to be performance-based, with payout of awards tied to our achievement of specific financial performance measures for fiscal 2019, as well as individual performance for the year. However, the method the Committee will use to determine individual bonuses will change for the determination of 2019 bonuses. For our named executive officers, the Committee’s determination of individual bonuses will first begin with an assessment of our degree of achievement against financial and qualitative performance goals set for fiscal 2019, which will provide a preliminary baseline bonus amount for determining the incentive award payout. Following the determination of the baseline bonus amount, the Committee may modify the baseline bonus amount for each named executive officer based upon the Committee’s assessment of each named executive officer’s individual performance after consideration of management’s recommendation. This two-step approach reflects the Committee’s view that corporate financial and qualitative performance should be the primary factor when determining bonuses for named executive officers.

Different Mix for 2019 Long-Term Incentive Awards

In fiscal 2018 and recent prior years, our named executive officers generally received their long-term incentive awards in a mix of stock options (40%), PRSUs (30%) and TRSUs (30%). Following a review of our LTMIP, for 2019 the Committee determined to discontinue the use of stock options and deliver long-term incentive awards to the 2018 FYE NEOs and certain other senior executives in an equal mix of PRSUs (50%) and TRSUs (50%). The new mix of award types reflects the Committee’s view that long-term incentive awards for our named executive officers should primarily reward financial performance and create alignment with shareholders in up and down markets while also providing a valuable retention incentive.

OTHER BENEFITS AND PROGRAMS

Retirement and Deferred Compensation Plans

We provide active, eligible employees with the opportunity to build financial resources for retirement through our broad-based tax-qualified defined benefit and/or defined contribution plans. In addition, eligible executives participate in our nonqualified defined benefit and/or deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding the retirement and deferred compensation plans applicable to our NEOs is set forth in the narrative after each of the Pension Benefits in 2018 tables and the Nonqualified Deferred Compensation in 2018 table following this CD&A.

All Other Compensation

We provide other compensation to participating employees by making matching contributions in the CBS 401(k) and 401(k) excess plans and by providing company-paid life insurance. Compensation paid to the NEOs in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2018 following this CD&A.

In certain instances, we provide executives with additional benefits that we believe are reasonable and typical for executives in similar industries and help us to attract and retain these executives. Among these benefits are transportation-related benefits, which we believe provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his or her position. In addition, we provided security services to our former Chief Executive Officer, Mr. Moonves, at our request, due to the significance of the chief executive to CBS and the security issues that surround such an executive, in representing a high-profile company with multinational interests. For 2018, we also required that certain NEOs based on the East Coast provide extended services at our West Coast operations (and vice versa with respect to certain NEOs who are West Coast-based), for which we provided an expense allowance; executives were reimbursed for taxes on imputed income associated with certain expenses. Information regarding the benefits described in this paragraph is included in footnote 6 to the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2018 following this CD&A.

54 CBS CORPORATION

COMPENSATION DISCUSSION AND ANALYSIS

Post-Termination Arrangements

Each of the NEOs is entitled to post-termination payments and benefits upon the occurrence of a termination without “cause” or a resignation for “good reason” and upon death or disability, as set forth in their respective employment agreements. The employment agreements for Messrs. Ianniello, Tu, Anschell and Jones and Ms. Spade also provide enhanced severance payments and benefits in the event of a termination without “cause” or a resignation for “good reason” within twenty-four months following certain corporate events.

The terms of these payments and benefits, and the estimated potential payments that would be made to each NEO if his or her employment terminated as of the 2018 fiscal year end for the applicable reasons noted above are described under “Potential Payments upon Termination and Certain Other Events” following this CD&A. In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Committee considers competitive practice with respect to comparable executives at media industry peers as well as prevailing practice and trends with respect to other public companies that are relevant in terms of size and complexity. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without “cause” or a resignation for “good reason.”

As described earlier in this CD&A, certain NEOs separated from us during 2018. See “Potential Payments Upon Termination and Certain Other Events” following this CD&A for more information concerning the separation payments and benefits paid or payable to Messrs. Ambrosio, Schwartz and Moonves.

Employment Contracts

All of the 2018 FYE NEOs had during 2018, and continue to have, employment contracts with us, as the Committee has considered it to be in our best interest, and as the best means, to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in “Executive Compensation – Employment Agreements for 2018” the narrative section after the Summary Compensation Table for Fiscal Year 2018 following this CD&A and in “Changes in NEOs’ Compensation Arrangements in 2018” above. The Committee approves all employment arrangements with senior executives.

TAX CONSIDERATIONS

In approving compensation, the Compensation Committee takes into account Section 162(m). As it previously existed, Section 162(m) generally limited to $1 million the federal tax deductibility of some forms of compensation paid in one year to the chief executive officer and the three other most highly compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer) and provided that performance-based compensation may qualify for an exception to the limit on deductibility, if among other requirements, the plan under which such compensation is paid met certain requirements, including stockholder approval. Each of the Senior Executive STIP and the Company’s long-term incentive plan was designed to permit awards that would comply with this Section 162(m) exception for performance-based compensation, and the Company’s stockholders previously approved both of these plans. Legislation signed into law in December 2017, the Tax Cuts and Jobs Act (the “Act”), expanded the number of individuals covered by Section 162(m) and eliminated the exception for performance-based compensation for taxable years beginning after December 31, 2017, except for otherwise qualified compensation payable pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently materially modified.

In order to provide appropriate compensation, the Compensation Committee has historically approved compensation exceeding the $1 million limitation under Section 162(m), including with respect to a portion of base salary and long-term incentives, and compensation exceeding the maximum bonus amount provided for under the Senior Executive STIP, and the Compensation Committee may continue to approve compensation exceeding the $1 million limitation under Section 162(m) going forward. Because of the uncertainties in the interpretation of Section 162(m) as amended by the Act, including applicable transition relief rules, no assurance can be given that compensation for 2018 will be deductible under those transition relief rules. The Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of CBS and our shareholders, even if not deductible.

2019 PROXY STATEMENT 55

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Compensation Committee of the Board of Directors of CBS Corporation has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the CBS Corporation Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 15, 2019.

Members of the Compensation Committee

Brian Goldner, Chair

Linda M. Griego

Strauss Zelnick

56 CBS CORPORATION

Executive Compensation

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2018

The following table sets forth information concerning total compensation for the Company’s last three completed fiscal years for the Company’s principal executive officers, principal financial officers, the three other most highly compensated executive officers of the Company for fiscal year 2018 who were serving as executive officers at the end of fiscal year 2018 and two additional individuals for whom disclosure is required under SEC rules (the “named executive officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Change in Pension Value and NQDC Earnings ($) (g)(5)	All Other Compensation ($) (h)(6)	Total ($) (i)
Joseph R. Ianniello(7) President and Acting Chief Executive Officer	2018	2,500,000	12,250,000	7,349,930	4,899,989	0	359,533	27,359,452
	2017	2,500,000	12,000,000	4,199,942	2,800,000	253,072	363,474	22,116,488
	2016	2,500,000	12,500,000	10,726,720	2,799,993	190,988	321,442	29,039,143
Christina Spade(8) EVP, Chief Financial Officer	2018	652,212	1,000,000	349,984	0	6,452	20,693	2,029,341
Lawrence P. Tu(9) Former SEVP and Chief Legal Officer	2018	1,350,000	3,500,000	2,383,724	1,580,000	0	65,304	8,879,028
	2017	1,284,808	3,280,000	2,113,678	1,400,000	0	64,903	8,143,389
	2016	1,200,000	3,800,000	2,113,667	1,399,997	0	58,642	8,572,306
Jonathan H. Anschell EVP, General Counsel, CBS Broadcasting and EVP, Deputy General Counsel and Secretary, CBS Corporation	2018	850,000	825,000	539,940	359,987	0	24,336	2,599,263
Richard M. Jones EVP, General Tax Counsel and Chief Veteran Officer	2018	650,000	750,000	419,894	280,000	16,794	20,905	2,137,593
Anthony G. Ambrosio(10) Former SEVP, Chief Administrative Officer and Chief Human Resources Officer	2018 2017 2016	1,377,481 1,250,000 964,423	2,002,083 1,760,000 2,200,000	1,387,442 1,387,470 1,049,965	924,997 924,998 699,998	45,278 276,054 231,274	301,121 132,842 137,311	6,038,402 5,731,364 5,282,971
Gil Schwartz(11) Former SEVP and Chief Communications Officer	2018 2017 2016	909,615 1,000,000 896,923	1,466,667 1,760,000 2,200,000	959,944 959,904 959,942	639,987 639,993 639,998	1,179,266 256,628 283,759	223,348 106,324 99,759	5,378,827 4,722,849 5,080,381
Leslie Moonves(12) Former Chairman of the Board, President and Chief Executive Officer	2018 2017 2016	2,934,616 3,500,000 3,500,000	0 20,000,000 32,000,000	42,475,630 43,695,967 31,946,942	0 0 0	644,938 957,708 973,220	1,006,504 1,179,048 1,147,704	47,061,688 69,332,723 69,567,866	*

*	Leslie Moonves 2018 Compensation for Services Rendered in 2018

Salary ($)(a)	Bonus ($)	Change in Pension Value and NQDC Earnings ($)	All Other Compensation ($)	Total ($)(b)
2,934,616	0	644,938	1,006,504	4,586,058

The table directly above sets forth the amounts paid to Mr. Moonves with respect to services rendered in fiscal 2018, and excludes the following amounts required to be reported in column (e) of the Summary Compensation Table:

•	$34,475,647, which relates to stock awards granted to Mr. Moonves in 2018 that were forfeited pursuant to the terms of his separation agreement with the Company; and

•	$7,999,983, which was granted in 2018 as part of Mr. Moonves’ bonus for 2017.

This table is not required by SEC rules and is not designed to replace the Summary Compensation Table. The Company believes this table is useful to stockholders in understanding the unforfeited compensation provided to Mr. Moonves, in connection with services rendered in fiscal 2018.

2019 PROXY STATEMENT 57

EXECUTIVE COMPENSATION

(a)	Salary includes an amount paid for unused vacation and personal days accrued through Mr. Moonves’ separation date.

(b)	The value in the “Total” column is the sum of Salary, Bonus, Change in Pension Value and NQDC Earnings and All Other Compensation as presented in the Summary Compensation Table, above.

(1)

Salary includes amounts deferred under qualified and nonqualified arrangements for each of the named executive officers. See the “Nonqualified Deferred Compensation in 2018” table for further information on amounts deferred under nonqualified deferred compensation arrangements. Salary also includes, for Messrs. Ambrosio, Schwartz and Moonves, amounts paid for unused vacation and/or personal days accrued through their respective separation dates from the Company (for Mr. Ambrosio, $100,558, for Mr. Schwartz, $48,077, and for Mr. Moonves, $444,231), and, for Mr. Ambrosio, consulting fees paid in 2018 following his separation from the Company pursuant to the terms of his separation agreement with the Company ($200,000).

(2)

Amounts set forth in the “Bonus” column for 2018, 2017, and 2016 reflect cash payments made in early 2019 for fiscal year 2018 performance, in early 2018 for fiscal year 2017 performance, and early 2017 for fiscal year 2016 performance, respectively.

(3)

Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 of grants of RSUs, and, with respect to Mr. Moonves only, (i) the portion of the 2015 Performance Share Award and the portion of the 2016 Performance Share Award, in each case, deemed to have been granted for the purpose of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2018 performance period ($6,032,460 and $11,443,199, respectively), and (ii) unrestricted shares of the Company’s Class B Common Stock, with a value of $7,999,983 granted in 2018 as part of his bonus for 2017. For the performance-based RSUs granted in 2018 (representing, of the aggregate grant date values included in column (e), $3,674,965 for Mr. Ianniello, $1,184,991 for Mr. Tu, $269,970 for Mr. Anschell, $209,947 for Mr. Jones, $693,721 for Mr. Ambrosio, $479,972 for Mr. Schwartz and $8,499,994 for Mr. Moonves), the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $4,409,969, $1,421,989, $323,964, $251,936, $832,508, $576,009 and $10,199,992, respectively. Pursuant to the terms of the Company’s separation agreement with Mr. Moonves, $34,475,647 of the amount included in column (e) was forfeited. For the portion of Mr. Moonves’ 2015 Performance Share Award and 2016 Performance Share Award, in each case, relating to the 2018 performance period, the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $6,635,706 and $12,587,519, respectively. For a discussion of the maximum number of shares that could have been issued in connection with the 2015 Performance Share Award and the 2016 Performance Share Award, see “Grants of Plan-Based Awards During 2018—Description of Plan-Based Awards” below. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2018, see Note 12 “Stock-Based Compensation” to the audited 2018 consolidated financial statements on pages II-77-II-80 in the Company’s Form 10-K for the fiscal year-ended December 31, 2018.

(4)

Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2018, see Note 12 “Stock-Based Compensation” to the audited 2018 consolidated financial statements on pages II-77-II-80 in the Company’s Form 10-K for the fiscal year-ended December 31, 2018.

(5)	Amounts relate to changes in pension value only. None of our nonqualified deferred compensation plans provide for above-market interest or preferential earnings.

(6)	The following table and footnotes describe each component of the “All Other Compensation” column for 2018:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan ($)	Separation Payments ($)(a)	Company- Paid Life Insurance ($)(b)	Tax Reimbursement ($)(c)	Perquisites and Other Personal Benefits
						Extended Service Expense ($)(d)	Transportation- Related Benefits ($)(e)	Security ($)(f)	Total $(g)
Joseph R. Ianniello	9,625	14,317	—	3,960	162,721	69,555	99,355	—	359,533
Christina Spade	7,825	12,060	—	808	—	—	—	—	20,693
Lawrence P. Tu	8,707	14,571	—	2,138	39,888	—	—	—	65,304
Jonathan H. Anschell	4,190	18,800	—	1,346	—	—	—	—	24,336
Richard M. Jones	4,075	15,800	—	1,030	—	—	—	—	20,905
Anthony G. Ambrosio	4,317	18,905	178,871	1,650	94,132	3,246	—	—	301,121
Gil Schwartz	5,202	17,875	144,190	1,320	54,761	—	—	—	223,348
Leslie Moonves	4,317	20,203	0	232,940	—	—	161,894	587,150	1,006,504

(a)

Represents the amounts paid or accrued for payment during 2018 to the relevant named executive officer in connection with his separation from the Company. The separation payments and benefits are described below under “Potential Payments Upon Termination and Certain Other Events.”

(b)	Represents premiums paid by us in 2018 for life insurance coverage for the period during which he or she was employed by the Company.

58 CBS CORPORATION

EXECUTIVE COMPENSATION

(c)	Amounts include tax reimbursement on imputed income associated with the Extended Service Expense (defined below).

(d)

The Company requires that certain East Coast-based senior executives provide extended services at our West Coast operations (and vice versa), for which we provide an estimated expense allowance. The amounts shown in this column represent certain other costs and expenses incurred in connection with providing these services (“Extended Service Expense”).

(e)

The amounts of perquisites and other personal benefits shown in this column include (i) amounts attributable to the personal use of a car and driver and/or personal use of car service, all provided for business-related security reasons, (ii) the incremental cost to us of the personal use of our aircraft, and (iii) for Mr. Moonves, automobile insurance provided by us. The incremental cost to us of the personal use of our aircraft is calculated by dividing the total variable costs (including fuel, maintenance, landing and navigation fees, catering, flight crew trip expenses, telecommunications, supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by the executive’s total number of flight hours for his personal use for the year (including flights made to reposition the plane in connection with such personal use). Fixed costs which do not change based on usage, such as pilot salaries, hangar rental and insurance, are excluded.

(f)

The amount represents the cost to us for the provision of a Company-specified level of regular security coverage (i.e., exclusive of cost for any extraordinary incident coverage) deemed necessary to protect our business interests. Although the security was directed by and provided at our request for business purposes, the cost is being reported as a perquisite.

(g)

From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. We do not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by us for business purposes and are made available to the named executive officers if the tickets are not utilized for such purposes.

(7)	Mr. Ianniello was appointed President and Acting Chief Executive Officer effective September 9, 2018.

(8)	Ms. Spade was appointed Executive Vice President, Chief Financial Officer effective October 18, 2018.

(9)

Mr. Tu will separate from the Company on April 30, 2019. He ceased serving as our Senior Executive Vice President and Chief Legal Officer on March 1, 2019, after which he served, and will continue to serve until April 30, 2019, as a senior advisor to our Chief Executive Officer.

(10)

Mr. Ambrosio separated from the Company as its Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer effective November 1, 2018, following which he has provided consulting services pursuant to the terms of his separation agreement with the Company.

(11)	Mr. Schwartz separated from the Company as its Senior Executive Vice President and Chief Communications Officer effective November 1, 2018.

(12)	Mr. Moonves separated from the Company as its Chairman of the Board, President and Chief Executive Officer effective September 9, 2018.

EMPLOYMENT AGREEMENTS FOR 2018

For Fiscal Year 2018, all of the named executive officers had employment agreements that set forth the terms and conditions of their employment with the Company. The material terms of each of these agreements necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2018 and the Grants of Plan-Based Awards During 2018 table are provided below and, along with the vesting terms of long-term incentive awards granted to the named executive officers during 2018, in the section “Grants of Plan-Based Awards During 2018—Description of Plan-Based Awards.” See “Potential Payments Upon Termination and Certain Other Events” for a description of the severance payments and benefits for named executive officers in connection with a termination of their employment, and enhanced payments and benefits available to certain named executive officers in connection with specified corporate events.

Joseph R. Ianniello

On September 27, 2018, we entered into a letter agreement with Mr. Ianniello, which modified his employment agreement dated July 1, 2017 to provide for his appointment as our President and Acting Chief Executive Officer, effective as of September 9, 2018.

For 2018, Mr. Ianniello’s employment agreement provided for an annual base salary of $2.5 million and an annual target bonus of 450% of his base salary as in effect on November 1, 2018. Mr. Ianniello was also eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $12.25 million for 2018. The compensation terms of Mr. Ianniello’s employment agreement were unchanged by the September 27, 2018 letter agreement.

2019 PROXY STATEMENT 59

EXECUTIVE COMPENSATION

Mr. Ianniello’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting our confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by us without “cause” or by him for “good reason,” in each case, in connection with specified corporate events.

Christina Spade

Prior to becoming our Executive Vice President, Chief Financial Officer, Ms. Spade was the Executive Vice President, Chief Financial Officer of Showtime Networks Inc. (“SNI”), a subsidiary of the Company. SNI entered into an employment agreement with Ms. Spade on January 1, 2016, which provided for an annual base salary of $510,000, subject to increase at SNI’s discretion, and annual grants of long-term compensation with a target value of $350,000. Ms. Spade’s 2018 equity grant reflected in the Summary Compensation Table above and in the Grants of Plan-Based Awards in 2018 table below was awarded under this agreement during her employment with SNI.

On September 1, 2018, Ms. Spade entered into a new employment agreement with SNI, which superseded her prior agreement and provided for her continued employment as Executive Vice President, Chief Financial Officer of SNI. This agreement provided for an annual base salary of $650,000 and, with respect to her 2018 bonus, a pro-rated bonus target based on eight months at a salary of $510,000 with a 55% bonus target, and four months at a salary of $650,000 with a 60% bonus target.

On October 18, 2018, we entered into an employment agreement with Ms. Spade, which superseded her prior employment agreement with SNI and provides for her employment as our Executive Vice President, Chief Financial Officer through October 17, 2021. The agreement provides for an annual base salary of $1,250,000, which may be increased at the discretion of the Compensation Committee, and an annual target bonus of 200% of her salary as in effect on November 1st of the applicable year, except that with respect to Ms. Spade’s 2018 bonus, the target bonus will be blended to reflect the number of calendar days served in her current and former roles.

Ms. Spade’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting our confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, during her employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event her employment is terminated by us without “cause” or by her for “good reason,” in each case, in connection with specified corporate events.

Lawrence P. Tu

On July 20, 2017, we entered into an employment agreement with Mr. Tu, effective June 1, 2017, which superseded his prior employment agreement and provided for his continued employment as our Senior Executive Vice President and Chief Legal Officer through May 31, 2019. The agreement provided for an annual base salary of $1.35 million, subject to increase at the discretion of the Compensation Committee, and an annual target bonus of 200% of his base salary as in effect on November 1st of the applicable year. Pursuant to the terms of this agreement, Mr. Tu was eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $3.95 million.

On February 22, 2019, the Company entered into a separation agreement with Mr. Tu pursuant to which he resigned as Senior Executive Vice President and Chief Legal Officer, effective March 1, 2019, and will continue to serve as a senior advisor to our Acting Chief Executive Officer until April 30, 2019. Under the separation agreement, Mr. Tu will receive the severance payments and benefits consistent with a resignation for “Good Reason” within the meaning of Mr. Tu’s employment agreement.

Pursuant to his employment agreement and separation agreement, Mr. Tu is bound by restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting our confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, for certain periods of time following his separation from us.

60 CBS CORPORATION

EXECUTIVE COMPENSATION

Jonathan H. Anschell

We entered into an employment agreement with Mr. Anschell effective as of January 1, 2016, providing for his employment with us as our Executive Vice President and General Counsel, CBS Broadcasting and Executive Vice President, Deputy General Counsel and Secretary of the Company. This agreement provided for an annual base salary of $850,000, subject to increase at the discretion of the Compensation Committee, and an annual target bonus of 90% of his base salary as in effect on November 1st of the applicable year. Mr. Anschell was also eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $900,000. Effective January 1, 2019, the Company entered into a new employment agreement with Mr. Anschell, which superseded his prior employment agreement and was supplemented by a letter agreement dated as of January 1, 2019. This letter agreement provided that his 2018 bonus would be based on a blended target, with a pro-rated bonus target of 90% of Mr. Anschell’s base salary ($850,000) for the period of time between January 1, 2018 and June 14, 2018 (the date Mr. Anschell signed the 2019 agreement) and a bonus target of 100% of such salary for the period of time between June 15, 2018 and December 31, 2018.

Mr. Anschell’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting our confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by us without “cause” or by him for “good reason,” in each case, in connection with specified corporate events.

Richard M. Jones

We entered into an employment agreement with Mr. Jones effective as of January 1, 2016, providing for his employment with us as our Executive Vice President, General Tax Counsel and Chief Veteran Officer. This agreement provided for an annual base salary of $650,000, subject to increase at the discretion of the Compensation Committee, and an annual target bonus of 100% of his base salary as in effect on November 1st of the applicable year. Mr. Jones was also eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $700,000. Effective January 1, 2019, we entered into a new employment agreement with Mr. Jones which superseded his prior employment agreement.

Mr. Jones’ employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting our confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by us without “cause” or by him for “good reason,” in each case, in connection with specified corporate events.

Anthony G. Ambrosio

Dated October 5, 2016 and effective as of September 29, 2016, Mr. Ambrosio’s employment agreement, which was subsequently amended on August 4, 2017, provided for his continued employment as our Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer through September 28, 2020. The agreement provided for an annual base salary of $1,250,000, which was subject to increase at the discretion of the Compensation Committee, and an annual target bonus equal to 125% of his base salary as in effect on November 1st of the applicable year. Mr. Ambrosio was also eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of 185% of his base salary.

On October 11, 2018, we entered into a separation agreement with Mr. Ambrosio. Pursuant to the separation agreement, Mr. Ambrosio serves as a consultant to the Company from November 2, 2018 through December 31, 2019 and receives $100,000 per month for consulting services. Furthermore, pursuant to the separation agreement, Mr. Ambrosio receives severance payments and benefits as described below in “Potential Payments Upon Termination and Certain Other Events.”

Pursuant to his employment agreement and separation agreement, Mr. Ambrosio is bound by restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting our confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, for certain periods of time following his separation from the Company.

2019 PROXY STATEMENT 61

EXECUTIVE COMPENSATION

Gil Schwartz

Dated December 17, 2015 and effective as of July 1, 2016, Mr. Schwartz’s employment agreement, which was subsequently amended on August 4, 2017 and January 11, 2018, provided for his continued employment as our Senior Executive Vice President, Chief Communications Officer through June 30, 2020. The agreement provided for an annual base salary of $1,000,000, which was subject to increase at the discretion of the Compensation Committee, and an annual target bonus equal to 125% of his base salary as in effect on November 1st of the applicable year. Mr. Schwartz was also eligible to receive grants of long-term compensation, as determined by the Compensation Committee, based on a target of $1.6 million.

On September 21, 2018, we entered into a separation agreement with Mr. Schwartz. Pursuant to the separation agreement, Mr. Schwartz receives severance payments and benefits as described below in “Potential Payments Upon Termination and Certain Other Events.”

Pursuant to his employment agreement and separation agreement, Mr. Schwartz is bound by restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting our confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, for certain periods of time following his separation from the Company.

Leslie Moonves

On May 19, 2017, we entered into an employment agreement with Mr. Moonves, which superseded his prior employment agreement, as amended, and extended the term of his employment through June 30, 2021. Consistent with his previous agreement, the new agreement provided for an annual base salary of $3.5 million and a target bonus of $20 million, both subject to an annual review and increase at the discretion of the Compensation Committee. Mr. Moonves separated from the Company on September 9, 2018 pursuant to the terms of a separation agreement and did not receive a bonus for his service in 2018.

Mr. Moonves’ agreement provided for an RSU award for 2018 with a grant date value of $17 million. The Committee determined that the performance goal applicable to one-half of Mr. Moonves’ RSU award would be the same as that set for the other named executive officers. Pursuant to the terms of his separation agreement with the Company,

Mr. Moonves forfeited the $17 million RSU award.

The agreement continued to provide, consistent with Mr. Moonves’ prior agreement, the terms for the 2015 Performance Share Award and 2016 Performance Share Award (each as described below under “Grants of Plan-Based Awards During 2018—Description of Plan-Based Awards”). Pursuant to the terms of his separation agreement with the Company, Mr. Moonves forfeited the 2015 Performance Share Award and the 2016 Performance Share Award.

Mr. Moonves’ employment agreement and separation agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and our ownership of work product and requiring cooperation in litigation, as well as other covenants, for certain periods of time following his separation from the Company.

62 CBS CORPORATION

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS DURING 2018

The following table sets forth information concerning grants of equity awards under our incentive programs to the named executive officers in fiscal year 2018.

			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Committee Action Date(1)	Threshold (#)	Target (#)	Maximum (#)
Joseph R. Ianniello	2/22/2018	2/22/2018	54,124	67,654	81,185	—	—	—	3,674,965
	2/22/2018	2/22/2018	—	—	—	67,654	—	—	3,674,965
	2/22/2018	2/22/2018	—	—	—	—	338,397	54.32	4,899,989
Christina Spade	2/22/2018	2/22/2018	—	—	—	6,443	—	—	349,984
Lawrence P. Tu	2/22/2018	2/22/2018	17,452	21,815	26,178	—	—	—	1,184,991
	2/22/2018	2/22/2018	—	—	—	21,815	—	—	1,184,991
	2/22/2018	2/22/2018	—	—	—	—	109,116	54.32	1,580,000
	4/2/2018	2/22/2018	—	—	—	271	—	—	13,742
Jonathan H. Anschell	2/22/2018	2/22/2018	3,976	4,970	5,964	—	—	—	269,970
	2/22/2018	2/22/2018	—	—	—	4,970	—	—	269,970
	2/22/2018	2/22/2018	—	—	—	—	24,861	54.32	359,987
Richard M. Jones	2/22/2018	2/22/2018	3,092	3,865	4,638	—	—	—	209,947
	2/22/2018	2/22/2018	—	—	—	3,865	—	—	209,947
	2/22/2018	2/22/2018	—	—	—	—	19,337	54.32	280,000
Anthony G. Ambrosio	2/22/2018	2/22/2018	10,217	12,771	15,326	—	—	—	693,721
	2/22/2018	2/22/2018	—	—	—	12,771	—	—	693,721
	2/22/2018	2/22/2018	—	—	—	—	63,881	54.32	924,997
Gil Schwartz	2/22/2018	2/22/2018	7,069	8,836	10,604	—	—	—	479,972
	2/22/2018	2/22/2018	—	—	—	8,836	—	—	479,972
	2/22/2018	2/22/2018	—	—	—	—	44,198	54.32	639,987
Leslie Moonves	2/1/2018	2/1/2018	—	—	—	135,754	—	—	7,999,983
	2/22/2018	11/24/2014	75,000	150,000	238,334	—	—	—	6,032,460
	2/22/2018	2/18/2016	66,717	158,454	240,143	—	—	—	11,443,199
	2/22/2018	5/19/2017	125,184	156,480	187,776	—	—	—	8,499,994
	2/22/2018	5/19/2017	—	—	—	156,480	—	—	8,499,994

(1)

The “Committee Action Date” refers to the date on which the Compensation Committee approved the grants reported in the table. With respect to Mr. Moonves, for the portion of the 2015 Performance Share Award and 2016 Performance Share Award (each as defined below) deemed to have been granted for the purpose of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2018 performance period ($6,032,460 and $11,443,199 grant date fair value, respectively), the “Committee Action Date” refers to the date on which the Compensation Committee approved the employment agreement providing for the awards. With respect to Mr. Tu’s April 2, 2018 grant, the “Committee Action Date” refers to the date on which the Compensation Committee approved the grant under our Fund-the-Future Program (“FtF”).

(2)	The exercise price of the options is the closing price of the Company’s Class B Common Stock on the date of grant.

(3)	Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the awards reported in the table.

2019 PROXY STATEMENT 63

EXECUTIVE COMPENSATION

Description of Plan-Based Awards

Equity awards reported in the Grants of Plan-Based Awards During 2018 table were awarded to the named executive officers under the Company’s long-term incentive programs, except for the unrestricted share award made to Mr. Moonves as part of his bonus for fiscal year 2017 performance.

RSUs—The number of RSUs awarded is determined by dividing the value to be delivered by the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant. Except for Mr. Moonves’ annual RSU grants and Mr. Tu’s FtF grant, vesting for RSUs occurs in equal annual installments over four years. Some RSU awards are subject to performance conditions (“PRSUs”), as described under “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards.” With respect to Mr. Moonves’ RSU grant for 2018, which was forfeited pursuant to the terms of his separation agreement with the Company, the PRSUs were scheduled to vest and settle upon the later of the first anniversary of the grant date and the date of the Compensation Committee’s certification of the level of performance achieved, and the RSUs subject only to time-based vesting were scheduled to vest in thirds, with 33 1/3% vesting on each of the first three anniversaries of the date of grant.

2015 and 2016 Performance Share Awards—Pursuant to Mr. Moonves’ agreement in effect for 2018 until the time that he separated from the Company on September 9, 2018, he was eligible to receive two grants of shares of the Company’s Class B Common Stock. The number of shares of the Company’s Class B Common Stock that would have been eligible to be earned pursuant to the award made in 2015 (the “2015 Performance Share Award”) would have been determined based on our stock price performance from January 1, 2015 through June 30, 2019, as adjusted based on our financial performance during each of 2016, 2017 and 2018, and the number of shares that would have been eligible to be earned pursuant to the award made in 2016 (the “2016 Performance Share Award”) would have been determined based on our stock price performance from February 18, 2016 through June 30, 2019, as adjusted based on our financial performance during each of 2017 and 2018. The number of shares that could have been awarded pursuant to the 2015 Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 650,000 shares (with a target of 450,000 shares) and the number of shares that could have been awarded pursuant to the 2016 Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 436,622 shares (with a target award of 316,907 shares). The maximum number of shares that could have been awarded pursuant to the 2015 Performance Share Award and the 2016 Performance Share Award assuming achievement of the highest level of financial performance would have been calculated by increasing the number of shares allocated to the relevant fiscal year financial performance by 10% pursuant to the terms of Mr. Moonves’ prior employment agreement. In accordance with SEC rules, the portion of the 2015 Performance Share Award and 2016 Performance Share Award deemed to have been granted in 2018 for the purpose of measuring the grant date fair value as provided in FASB ASC Topic 718 is included in the Summary Compensation Table and Grants of Plan-Based Awards During 2018 Table. Both the 2015 Performance Share Award and the 2016 Performance Share Award were forfeited pursuant to the terms of Mr. Moonves’ separation agreement with the Company.

Stock Options—The number of stock options awarded is determined by using a Black-Scholes valuation methodology in accordance with FASB ASC Topic 718 employing the same methodologies and assumptions that are applied for purposes of our financial accounting statements (as reviewed by the Compensation Committee’s independent compensation consultant). Stock options have an exercise price not less than the closing price of a share of the Company’s Class B Common Stock on the NYSE on the grant date and have an eight-year term. Vesting for stock options occurs in four equal annual installments on the first four anniversaries of the grant.

Fund-the-Future Program (“FtF”)—For 2018, the number of RSUs awarded under the FtF equaled the quotient derived by dividing (i) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $550,000) by (ii) the closing price of a share of the Company’s Class B Common Stock on the NYSE on the grant date, rounded up or down to the nearest whole number. The RSUs vest ratably over three years from the grant date.

For other terms of these awards relating to performance goals and grant dates, see “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards” and “—Equity Award Grant Date Procedures.”

64 CBS CORPORATION

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

The following table sets forth for each named executive officer information concerning the outstanding equity awards at December 31, 2018, which included unexercised and vested stock options, unexercised and unvested stock options, and unvested RSUs. The market values in this table were calculated using the closing price of a share of the Company’s Class B Common Stock on December 31, 2018, which was $43.72.

		Option Awards				Stock Awards

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph R. Ianniello	6/10/2013	198,946	0	47.79	6/10/2021	—	—	—	—
	2/20/2014	373,010	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	133,164	44,388	59.54	2/19/2023	—	—	—	—
	2/18/2016	114,566	114,566	45.79	2/18/2024	—	—	—	—
	2/23/2017	40,000	120,000	66.31	2/23/2025	—	—	—	—
	2/22/2018	0	338,397	54.32	2/22/2026	—	—	—	—
	2/19/2015	—	—	—	—	53,774	2,350,999	—	—
	2/18/2016	—	—	—	—	121,305	5,303,455	—	—
	2/23/2017	—	—	—	—	49,334	2,156,882	—	—
	2/22/2018	—	—	—	—	142,209	6,217,377	—	—
Christina Spade	2/19/2015	—	—	—	—	1,050	45,906	—	—
	2/18/2016	—	—	—	—	3,822	167,098	—	—
	2/23/2017	—	—	—	—	3,959	173,087	—	—
	2/22/2018	—	—	—	—	6,443	281,688	—	—
Lawrence P. Tu	2/20/2014	76,796	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	66,582	22,194	59.54	2/19/2023	—	—	—	—
	2/18/2016	28,642	57,283	45.79	2/18/2024	—	—	—	—
	2/23/2017	20,000	60,000	66.31	2/23/2025	—	—	—	—
	2/22/2018	0	109,116	54.32	2/22/2026	—	—	—	—
	2/19/2015	—	—	—	—	9,070	396,540	—	—
	2/18/2016	—	—	—	—	25,017	1,093,743	—	—
	4/1/2016	—	—	—	—	83	3,629	—	—
	2/23/2017	—	—	—	—	24,668	1,078,485	—	—
	4/3/2017	—	—	—	—	134	5,858	—	—
	2/22/2018	—	—	—	—	45,856	2,004,824	—	—
	4/2/2018	—	—	—	—	271	11,848	—	—

2019 PROXY STATEMENT 65

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan H. Anschell	2/20/2014	3,497	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	4,042	4,043	59.54	2/19/2023	—	—	—	—
	2/18/2016	7,365	14,730	45.79	2/18/2024	—	—	—	—
	2/23/2017	5,142	15,429	66.31	2/23/2025	—	—	—	—
	2/22/2018	0	24,861	54.32	2/22/2026	—	—	—	—
	2/19/2015	—	—	—	—	2,561	111,967	—	—
	2/18/2016	—	—	—	—	6,433	281,251	—	—
	2/23/2017	—	—	—	—	6,344	277,360	—	—
	2/22/2018	—	—	—	—	10,447	456,743	—	—
Richard M. Jones	2/20/2014	12,068	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	10,462	3,488	59.54	2/19/2023	—	—	—	—
	2/18/2016	11,456	11,457	45.79	2/18/2024	—	—	—	—
	2/23/2017	4,000	12,000	66.31	2/23/2025	—	—	—	—
	2/22/2018	0	19,337	54.32	2/22/2026	—	—	—	—
	2/19/2015	—	—	—	—	1,426	62,345	—	—
	2/18/2016	—	—	—	—	5,004	218,775	—	—
	2/23/2017	—	—	—	—	4,934	215,714	—	—
	2/22/2018	—	—	—	—	8,125	355,225	—	—
Anthony G. Ambrosio	2/23/2012	60,400	0	29.44	2/23/2020	—	—	—	—
	2/12/2013	51,325	0	43.21	2/12/2021	—	—	—	—
	2/20/2014	38,398	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	44,388	0	59.54	2/19/2023	—	—	—	—
	2/18/2016	57,283	0	45.79	2/18/2024	—	—	—	—
	2/23/2017	39,642	13,215	66.31	2/23/2025	—	—	—	—
	2/22/2018	31,940	31,941	54.32	2/22/2026	—	—	—	—
	2/23/2017	—	—	—	—	5,434	237,574	—	—
	2/22/2018	—	—	—	—	12,772	558,392	—	—
Gil Schwartz	2/20/2014	29,621	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	34,242	0	59.54	2/19/2023	—	—	—	—
	2/18/2016	26,187	0	45.79	2/18/2024	—	—	—	—
	2/23/2017	27,428	9,143	66.31	2/23/2025	—	—	—	—
	2/22/2018	22,099	11,049	54.32	2/22/2026	—	—	—	—
	2/23/2017	—	—	—	—	3,760	164,387	—	—
	2/22/2018	—	—	—	—	4,418	193,155	—	—

66 CBS CORPORATION

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leslie Moonves	10/18/2012	290,305	0	34.06	10/18/2020	—	—	—	—
	2/12/2013	500,000	0	43.21	2/12/2021	—	—	—	—
	2/20/2014	548,546	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	342,422	0	59.54	2/19/2023	—	—	—	—

(1)

Each option award identified in the above table was, as of December 31, 2018, scheduled to vest as follows: 25% vesting on each of the first four anniversaries of the date of grant, except with respect to option awards for which vesting was accelerated or continued pursuant to the separation agreements with Messrs. Ambrosio and Schwartz, as described in “Potential Payments Upon Termination and Certain Other Events,” and the following grants for Mr. Moonves: (i) the 10/18/2012 grant, which vested fully on the first anniversary of the date of grant, and (ii) the 2/20/2014 grant, of which 25% vested on each of the first three anniversaries of the date of grant and the final 25% installment vested on June 30, 2017.

(2)

Set forth below is a schedule of the vesting related to each grant date for the stock awards (RSUs) identified in the above table, with the exception of RSU awards for which vesting was accelerated or continued pursuant to the separation agreements with Messrs. Ambrosio and Schwartz, as described in “Potential Payments Upon Termination and Certain Other Events”:

Grant Date	Stock Awards Vesting Schedule
2/19/2015	25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2015, except in the case of Mr. Ianniello’s award, for which 35,270 shares (at target) were subject to the satisfaction of performance conditions for 2015.
2/18/2016	25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2016, except in the case of Mr. Ianniello’s award, for which 45,861 shares (at target) were subject to the satisfaction of performance conditions for 2016.
4/1/2016	33 1/3% was scheduled to vest on each of the first three anniversaries of the date of grant.
2/23/2017	25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2017.
4/3/2017	33 1/3% was scheduled to vest on each of the first three anniversaries of the date of grant.
2/22/2018	25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2018. See also paragraph below this chart.
4/2/2018	33 1/3% was scheduled to vest on each of the first three anniversaries of the date of grant.

For RSUs with a grant date of 2/22/2018, amounts reflect, with respect to the portion of each award that is subject to performance conditions, actual achievement of the applicable performance conditions for 2018.

2019 PROXY STATEMENT 67

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED DURING 2018

The following table sets forth information concerning each exercise of stock options and the vesting of stock awards during 2018 for each of the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Joseph R. Ianniello	284,325(1)	3,579,733	162,687	9,034,160
Christina Spade	—	—	5,228	290,039
Lawrence P. Tu	—	—	38,351	2,128,395
Jonathan H. Anschell	—	—	10,232	568,197
Richard M. Jones	—	—	8,142	448,109
Anthony G. Ambrosio	70,267(1)	2,315,672	61,064	3,487,373
Gil Schwartz	121,606	2,124,781	47,473	2,710,438
Leslie Moonves	—	—	447,374	25,446,082

(1)	For Messrs. Ianniello and Ambrosio, represents stock options that were exercised during 2018 pursuant to the executive’s 10b5-1 plan.

(2)

Represents RSUs that vested during 2018 and unrestricted shares that were awarded to Mr. Moonves in 2018 as part of his bonus for 2017. The net shares delivered to each named executive officer after withholding for applicable taxes were as follows: Mr. Ianniello, 75,844 shares; Ms. Spade, 3,228 shares; Mr. Tu, 19,379 shares; Mr. Anschell, 5,792 shares; Mr. Jones, 4,960 shares; Mr. Ambrosio, 10,337 shares; Mr. Schwartz, 7,540 shares; and Mr. Moonves, 203,095 shares. For Messrs. Ambrosio and Schwartz, includes a portion of awards vested for which receipt is deferred, 40,681 and 31,289 shares, respectively.

(3)

Represents the number of shares underlying RSUs that vested during 2018 and the number of unrestricted shares awarded to Mr. Moonves in 2018 as part of his bonus for 2017, multiplied by the closing price of the Company’s Class B Common Stock on the NYSE on the applicable vesting date. For Messrs. Ambrosio and Schwartz, includes awards vested for which receipt is deferred.

68 CBS CORPORATION

EXECUTIVE COMPENSATION

PENSION BENEFITS IN 2018

The following tables set forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to each of the named executive officers, except for Mr. Tu, who did not participate in any such plan. The first table sets forth information with respect to pension plans pursuant to which the applicable named executive officers accrued benefits during 2018, and the second table sets forth information with respect to pension plans pursuant to which the applicable named executive officers had an accumulated benefit but were not accruing benefits during 2018. None of the named executive officers received payments under these pension plans during 2018, except for Messrs. Schwartz and Moonves.

Pension plans pursuant to which the applicable named executive officers accrued benefits during 2018:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Joseph R. Ianniello	Qualified—CBS Retirement Plan Component of CBS Combined Pension Plan (CCPP)	15.0	426,588	—
	Nonqualified—CBS Retirement Excess Pension Plan (CREPP)	15.0	881,064	—
Christina Spade	Qualified—CBS Retirement Plan Component of CCPP	20.8	602,295	—
	Nonqualified—CREPP	20.8	1,187,146	—
Jonathan H. Anschell	Qualified—CBS Retirement Plan Component of CCPP	13.0	366,610	—
	Nonqualified—CREPP	13.0	757,186	—
Richard M. Jones	Qualified—CBS Retirement Plan Component of CCPP	12.0	384,910	—
	Nonqualified—CREPP	12.0	790,347	—
Anthony G. Ambrosio	Qualified—CBS Retirement Plan Component of CCPP	12.9	465,098	—
	Nonqualified—CREPP	12.9	986,776	—
Gil Schwartz	Qualified—CBS Retirement Plan Component of CCPP	12.9	587,876	2,831
	Nonqualified—CREPP	12.9	1,176,768	—
Leslie Moonves	Qualified—CBS Retirement Plan Component of CCPP	14.3	797,980	11,116
	Nonqualified—CREPP	14.3	10,668,455	867

(1)

Except with respect to Ms. Spade, the years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Ianniello, Anschell and Jones, each of whom has been employed by the Company since 1997, 2004, and 2005, respectively, and Messrs. Ambrosio, Schwartz and Moonves who had been employed by the Company since 1985, 1981 and 1995, respectively. Their respective credited service for benefit accruals began in the following years: Messrs. Ianniello and Moonves, 2004; Messrs. Ambrosio, Anschell and Schwartz, 2006 and Mr. Jones, 2007. Prior to their participation in these plans, Messrs. Ianniello, Ambrosio, Schwartz and Moonves participated in the pension plans identified in the table set forth below.

(2)

The present value of each applicable named executive officer’s accumulated benefit at December 31, 2018 in these plans was calculated assuming commencement of benefits at age 65 (or current age if older than 65), using a discount rate of 4.49% and mortality rates in accordance with the RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of BB-2D with a long term rate of 0.75%.

(3)	Amounts represent distributions from the applicable plans, in accordance with the participants’ distribution election.

2019 PROXY STATEMENT 69

EXECUTIVE COMPENSATION

Pension plans pursuant to which the applicable named executive officers had a frozen benefit and were not accruing benefits during 2018:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year(3)
Joseph R. Ianniello	Qualified—Cash Balance Component of CCPP	6.3	71,861	—
	Nonqualified—CBS Supplemental Executive Retirement Plan (SERP)	6.3	8,793	—
Anthony G. Ambrosio	Qualified—Cash Balance Component of CCPP	25.5	305,578	—
	Nonqualified—SERP	25.5	88,403	—
	Nonqualified—CBS Bonus Supplemental Executive Retirement Plan (Bonus SERP)	14.1	47,411	—
Gil Schwartz	Qualified—Cash Balance Component of CCPP	29.1	0	666,764
	Nonqualified—SERP	29.1	380,585	740
	Nonqualified—Westinghouse Executive Pension Plan (WEPP)	17.7	1,018,865	4,955
Leslie Moonves	Qualified—Cash Balance Component of CCPP	9.0	0	132,495
	Nonqualified—SERP	9.0	1,656,856	23,282
	Nonqualified—Bonus SERP	3.8	491,226	6,903

(1)

The years of credited service under the plans identified in the table above differ from the years of actual service, as Messrs. Ambrosio, Schwartz and Moonves had been employed by the Company since 1985, 1981 and 1995, respectively, and Mr. Ianniello has been employed by the Company since 1997. Their respective years of credited service under these plans reflect actual service through the date on which these plans froze their respective benefit accruals, as follows: Cash Balance Component of CCPP and SERP for Messrs. Ianniello and Moonves, December 31, 2003; Cash Balance Component of CCPP and SERP for Messrs. Ambrosio and Schwartz, August 14, 2010; Bonus SERP for Messrs. Ambrosio and Moonves, March 31, 1999; and WEPP for Mr. Schwartz, March 31, 1999.

(2)

The present value of the applicable named executive officer’s accumulated benefit at December 31, 2018 in these plans was calculated assuming commencement of benefits at age 65 (or current age if older than 65), a discount rate of 4.49% and mortality rates in accordance with the RPH-2015 blue collar sex distinct table multiplied by 1.04 and with generational projection of BB-2D with a long-term rate of 0.75%.

(3)	Amounts represent distributions from the applicable plans, in accordance with the participants’ distribution elections.

DESCRIPTION OF PENSION BENEFITS

We currently maintain several qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. Most of these plans, including all of the plans identified below, are closed to new participants and operate only for employees who are grandfathered into these plans. The normal retirement age for all Company-sponsored pension plans is 65. See the two immediately preceding tables for the applicable named executive officers’ participation in these plans.

Pension plans pursuant to which the applicable named executive officers accrued benefits during 2018:

CBS Combined Pension Plan (“CCPP”)

We maintain the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements prior to the CCPP’s closure to new participants. The CCPP contains seven separate components, including the CBS Retirement Plan Component (described below) (which became a component as of December 31, 2011), and the Cash Balance Component (described below) (which became a component as of April 1, 1999). Each of the components has been closed to new participants generally since March 31, 1999, except that the CRP Component has been closed to new participants since July 2010. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. We pay the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited by federal law; for 2018, the limit was $275,000 (the “Annual Limit”). Early retirement

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reductions differ in each of these components of the CCPP; however, each component defines early retirement eligibility as age 55 with 10 years of vesting service while actively employed.

CBS Retirement Plan Component of the CCPP (“CRP Component”). All of the named executive officers (except for Mr. Tu) participated in the CRP Component during 2018. For existing participants, participation in the CRP Component began on the later of the date he or she attained age 21 or completed one year of eligibility service. For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP Component is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP Component reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP Component are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan (“CREPP”)

We maintain the CREPP, an unfunded nonqualified defined benefit plan, to provide benefits to employees who are participants in the CRP Component and whose annual base salary and commissions have exceeded the applicable Annual Limit. The benefits under the CREPP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the CRP Component if it were not subject to the Annual Limit, over (ii) the benefits actually payable under the CRP Component. Early retirement reduction factors under the CREPP are identical to those of the CRP Component. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP together is $750,000, except with respect to Mr. Moonves. Pursuant to the terms of Mr. Moonves’ employment agreement in effect during 2018, the maximum amount of compensation that could have been taken into account for him equaled the amount of his base salary. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CREPP are actuarially equivalent to the normal forms of payment.

Pension plans pursuant to which the applicable named executive officers had an accumulated benefit but did not accrue benefits during 2018:

Cash Balance Component of the CCPP (“Cash Balance Component”)

Messrs. Ianniello, Ambrosio, Schwartz and Moonves had frozen benefits in the Cash Balance Component of the CCPP (described above) during 2018. The cash balance benefit is expressed in the form of a hypothetical account balance. Benefits accrue monthly at a rate generally between 2%-12% of eligible compensation; the rate may increase with service. Eligible compensation is generally base salary. Interest credits are applied monthly to the prior month’s balance, with a minimum interest rate of 5%. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively; however, a lump sum payment option is available for this component. All optional forms of payment under the Cash Balance Component are actuarially equivalent to the normal forms of benefit. The named executive officers participating in the Cash Balance Component as of December 31, 2018 were eligible to commence receiving benefits upon termination from employment at any age, without any early retirement subsidy, and to the extent an annuity payment is elected, an early retirement supplement and subsidy are available on the portion of the benefit accrued prior to March 31, 1999.

CBS Supplemental Executive Retirement Plan (“SERP”)

We maintain the SERP, an unfunded nonqualified defined benefit plan, for eligible employees who participate in certain components of the CCPP whose annual base salary has exceeded the applicable Annual Limit. The benefits under the SERP applicable to the named executive officers are calculated by determining the excess, if any, of (i) the benefits that would be payable under the Cash Balance Component if it were not subject to the Annual Limit, over (ii) the benefits actually payable under the Cash Balance Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the SERP are actuarially equivalent to the normal forms of payment.

2019 PROXY STATEMENT 71

EXECUTIVE COMPENSATION

CBS Bonus Supplemental Executive Retirement Plan (“Bonus SERP”)

We established the Bonus SERP, an unfunded nonqualified defined benefit plan, to provide benefits based on short-term incentive awards to certain employees who are participants in certain components of the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The benefit is based on 50% of the average of a participant’s highest five consecutive short-term incentive awards for the last 10 years, multiplied by 1.7% times years of credited service up to a maximum of 35. Benefits under the Bonus SERP applicable to the relevant named executive officers have been frozen since March 31, 1999. Early retirement benefits shall be reduced in accordance with the provisions of the Cash Balance Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the Bonus SERP are actuarially equivalent to the normal forms of payment.

Westinghouse Executive Pension Plan (“WEPP”)

The WEPP is an unfunded nonqualified defined benefit plan, which provides benefits based upon an executive’s final average compensation which are offset by benefits payable under the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The WEPP normal retirement formula is as follows: the sum of the participant’s average monthly base salary and average monthly short-term incentive awards is multiplied by the product of the participant’s executive service times 1.47%. The early retirement reduction factors for the WEPP are identical to those in the applicable component of the CCPP. The normal form of payment is a single life annuity. All optional forms of payment under the WEPP are actuarially equivalent to the normal form of payment.

NONQUALIFIED DEFERRED COMPENSATION IN 2018

The following table sets forth information concerning nonqualified deferred compensation.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph R. Ianniello	Deferred salary plans	111,250	14,317	(154,967)	0	1,503,813
	Deferred bonus plans	0	0	0	0	0
Christina Spade	Deferred salary plans	19,923	12,060	(3,461)	0	218,660
	Deferred bonus plans	19,500	0	(10,082)	0	381,908
Lawrence P. Tu	Deferred salary plans	162,857	14,571	(21,059)	0	446,302
	Deferred bonus plans	0	0	(40,038)	0	987,725
Jonathan H. Anschell	Deferred salary plans	36,333	18,800	(96,238)	0	1,217,888
	Deferred bonus plans	7,650	0	(26,855)	0	553,484
Richard M. Jones	Deferred salary plans	79,000	15,800	(51,255)	0	1,136,403
	Deferred bonus plans	0	0	0	0	0
Anthony G. Ambrosio	Deferred salary plans	143,039	18,905	(270,766)	0	2,305,280
	Deferred bonus plans	0	0	0	0	0
Gil Schwartz	Deferred salary plans	106,106	17,875	(44,692)	0	1,041,584
	Deferred bonus plans	0	0	0	0	0
Leslie Moonves	Deferred salary plans	355,058	20,203	(637,183)	13,317,346	12,747,001
	Deferred bonus plans	0	0	(101,077)	0	2,497,170

(1)	Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Bonus” columns, respectively, in the Summary Compensation Table for Fiscal Year 2018.

(2)	Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2018.

(3)

Amounts reflect earnings or losses on all amounts deferred in 2018 and prior years in nonqualified plans, net of deductions for fees. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2018, as none of these plans or arrangements provided for above-market or preferential earnings during 2018, as noted in footnote (5) to the Summary Compensation Table for Fiscal Year 2018.

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DESCRIPTION OF NONQUALIFIED DEFERRED COMPENSATION

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

CBS Excess 401(k) Plan for Designated Senior Executives (“Excess 401(k) Plan”)

We maintain supplemental 401(k) plans, including the Excess 401(k) Plan, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary and actual commissions exceed the applicable Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including pre-tax contributions to the CBS 401(k) Plan and our group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2018, we matched Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (70% of the first 5% of eligible compensation deferred on a pre-tax or Roth 401(k) basis for January of 2018 and 60% of the first 5% of eligible compensation deferred on a pre-tax or Roth 401(k) basis for the remaining months of 2018). Company contributions are fully vested after five years of service. Matching contributions made by us to the CBS 401(k) Plan and the Excess 401(k) Plan together are not made with respect to compensation in excess of $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the Excess 401(k) Plan with respect to investment options which are the same as those available under the CBS 401(k) Plan. Our matching contributions are also reflected in phantom notional accounts, which are credited with earnings and/or losses as if the matching contributions were actually invested in accordance with the participant’s investment elections under the Excess 401(k) Plan. The Excess 401(k) Plan offers 20 investment options in which Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments. All of the named executive officers actively participated in the Excess 401(k) Plan during 2018.

CBS Supplementary Employee Investment Fund (“SEIF”)

We established the SEIF to provide benefits to employees who were eligible to participate in the former CBS Corporation’s qualified defined contribution plan and whose annual base salary exceeded the Annual Limit during the applicable years. This nonqualified deferred compensation plan, which is partially funded using a rabbi trust, was closed to new participants as of 1998 and ceased permitting new contributions effective January 1, 2002. Participants were permitted to contribute 1% to 12.5% of their eligible compensation, which was matched by the former CBS Corporation. Eligible compensation generally included base pay or salary and excluded bonus payments, overtime compensation, deferred compensation and additional compensation. The SEIF offers six investment options in which participants’ pre-2002 contributions may be invested and in which pre-2002 matching contributions may be notionally invested, and participants may reallocate investment directions on any business day on which the NYSE is open. Payouts under the SEIF are made in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments.

CBS Deferred Compensation Arrangements

We previously required certain senior executives to defer specified amounts of their base salary compensation, as determined by their respective employment contracts. Deferred amounts are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections with respect to investment options which are the same as those available under the Excess 401(k) Plan. These arrangements are not funded. Distributions are made in accordance with the individual’s respective employment contract. Until his separation from the Company, Mr. Moonves was the only named executive officer with a deferred compensation balance due to deferral requirements from a prior employment contract with us. In connection with his separation from the Company, Mr. Moonves’ deferred compensation balance was paid to him in 2018, and, as of December 31, 2018, he no longer had a deferred compensation balance related to this arrangement.

2019 PROXY STATEMENT 73

EXECUTIVE COMPENSATION

Deferred Bonus Plans

CBS Bonus Deferral Plan for Designated Senior Executives (“BDP”)

We maintain bonus deferral plans, including the BDP, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to the BDP on a pre-tax basis. Deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the BDP with respect to investment options which are the same as those available under the CBS 401(k) Plan. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments.

POTENTIAL PAYMENTS UPON TERMINATION AND CERTAIN OTHER EVENTS

Potential Payments Pursuant to Arrangements in Effect With the Named Executive Officers Still Employed as of December 31, 2018

As of December 31, 2018, Messrs. Ianniello, Tu, Anschell, Jones and Ms. Spade (the “2018 FYE NEOs”) each had employment agreements providing for payments upon certain types of termination of employment. The tables and narrative below set forth estimated potential payments that would have been made to each such named executive officer if his or her employment had terminated as of December 31, 2018. In determining the benefits payable upon certain terminations of employment, we have assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his or her employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive.

The following table reflects the incremental payments and benefits that would be owed by us to the executive in connection with (i) such executive’s termination of employment without “Cause” or resignation with “Good Reason,” (ii) such termination or resignation within 24 months following the occurrence of a “Corporate Event” (as defined below), and (iii) such executive’s termination of employment as a result of his or her death or disability, in each case, assuming a termination of employment on December 31, 2018. These incremental payments and benefits represent payments and benefits beyond what the 2018 FYE NEO had earned and which were no longer subject to vesting conditions, as of December 31, 2018, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and Excess 401(k) Plans, accumulated and vested benefits under our pension plans, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits shown below upon a termination without “Cause” or for “Good Reason” is conditioned on the named executive officer’s execution of a release in favor of the Company. The 2018 FYE NEOs, in the table below, would not have received any incremental payments or other benefits if they voluntarily resigned from the Company (without “Good Reason”) or were involuntarily terminated by the Company for “Cause.” None of the employment agreements in effect as of December 31, 2018 with any of our 2018 FYE NEOs provided for payments and benefits solely in the event of a change-in-control.

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Continuation of Medical, Dental and Life Insurance ($)(3)	Outplacement Services ($)(4)	Vesting of Long-Term Incentive Awards ($)(5)
Joseph R. Ianniello
Without Cause termination or Good Reason resignation	6,250,000	30,625,000	91,860	25,000	16,028,714
Corporate Event termination	7,500,000	32,573,000	110,232	25,000	16,028,714
Death or Disability	0	0	0	0	15,727,002

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EXECUTIVE COMPENSATION

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Continuation of Medical, Dental and Life Insurance ($)(3)	Outplacement Services ($)(4)	Vesting of Long-Term Incentive Awards ($)(5)
Christina Spade
Without Cause termination or Good Reason resignation	1,875,000	3,750,000	8,051	0	469,203
Corporate Event termination	2,500,000	553,667	8,095	25,000	667,779
Death or Disability	0	0	0	0	667,779
Lawrence P. Tu(6)
Without Cause termination or Good Reason resignation	2,025,000	4,050,000	50,067	0	3,228,941
Corporate Event termination	4,050,000	9,780,000	104,767	25,000	4,594,928
Death or Disability	0	0	0	0	4,594,928
Jonathan H. Anschell
Without Cause termination or Good Reason resignation	1,275,000	1,217,363	49,176	0	806,459
Corporate Event termination	1,700,000	1,576,667	68,261	25,000	1,127,320
Death or Disability	0	0	0	0	1,127,320
Richard M. Jones
Without Cause termination or Good Reason resignation	975,000	975,000	49,176	0	602,462
Corporate Event termination	1,300,000	1,316,667	67,627	25,000	852,059
Death or Disability	0	0	0	0	852,059

(1)

Amounts reflect, with respect to base salary (i) for without “Cause” and “Good Reason” terminations: for Mr. Ianniello, 30 months of his base salary; and for Ms. Spade and Messrs. Tu, Anschell and Jones, their respective base salaries for 18 months, and (ii) for Corporate Event terminations: for Messrs. Ianniello and Tu, their respective base salaries for 36 months; and for Ms. Spade and Messrs. Anschell and Jones, their respective base salaries for 24 months.

(2)

Amounts reflect, with respect to bonus severance (i) for without “Cause” and “Good Reason” terminations: for Mr. Ianniello, 30 months’ worth of bonus, based on the greater of his target bonus and the average of the bonuses paid for the two calendar years preceding the calendar year of his termination; for Ms. Spade and Messrs. Tu, Anschell and Jones, 18 months’ worth of their respective target bonuses, and (ii) for Corporate Event terminations: for Messrs. Ianniello and Tu, 36 months’ worth of bonus; and for Ms. Spade and Messrs. Anschell and Jones, 24 months, each of which is based on the average of the bonuses paid for the three calendar years preceding the calendar year of termination. With respect to a December 31, 2018 termination date, bonuses for 2018 (as determined by the Compensation Committee, which would have been earned by the named executive officers in the table above as set forth in the Summary Compensation Table) are not included as “Annual Bonus Continuation.” Target bonus amounts for the named executive officers in effect on December 31, 2018 were as follows: Mr. Ianniello, $11,250,000; Ms. Spade $2,500,000; Mr. Tu, $2,700,000; Mr. Anschell, $811,575; and Mr. Jones, $650,000.

(3)	Amounts reflect the Company’s cost of providing continued health insurance benefits and life insurance coverage as provided in their respective employment agreements.

(4)	Amounts reflect the Company’s cost of providing outplacement services for a maximum period of 12 months following termination of employment.

(5)

The calculation of the value associated with the acceleration of the vesting of outstanding equity awards in accordance with the provisions of each named executive officer’s employment agreement, (i) in the case of stock awards, was based on the closing price of the Company’s Class B Common Stock on December 31, 2018, $43.72, with the inclusion of the PRSUs awarded on February 22, 2018 reflecting actual achievement of the applicable performance conditions (except in the case of death or disability for Mr. Ianniello, whose agreement requires that PRSUs be accelerated assuming target level of achievement) and Mr. Ianniello’s 2017 Performance Share Award, as described under “Treatment of Mr. Ianniello’s Performance Share Award upon Termination”; and (ii) in the case of options, was based on the difference between such closing price and the exercise price of the option.

(6)

On February 22, 2019, Mr. Tu resigned from his position as Senior Executive Vice President and Chief Legal Officer effective March 1, 2019. Under his separation agreement, Mr. Tu will receive the severance payments and benefits consistent with a resignation for “Good Reason” within the meaning of Mr. Tu’s employment agreement.

Mr. Ianniello’s employment agreement provides for a “gross-up” if his employment is terminated without “Cause” or for “Good Reason” within 24 months following the occurrence of a “Corporate Event,” and any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code, but only if the aggregate amount of such payments and benefits exceeds a specified percentage of a safe harbor amount. If the aggregate amount of payments and benefits owed does not exceed the specified percentage, the payments and benefits would be reduced to avoid imposition of the excise tax. In connection with such termination without “Cause” or for “Good Reason” on December 31, 2018, occurring within 24 months following the occurrence of a “Corporate Event,” none of Mr. Ianniello’s payments and benefits would have triggered an excise tax imposed under Section 4999 of the Code.

2019 PROXY STATEMENT 75

EXECUTIVE COMPENSATION

The employment agreements with each of Ms. Spade and Messrs. Tu, Anschell and Jones and in effect as of December 31, 2018, did not include provisions which would entitle them to a tax “gross-up” if an excise tax were imposed by Section 4999 of the Code. Their respective agreements provide that in the event that an excise tax may be imposed by Section 4999 of the Code, the respective executive’s payments will be delivered in full or reduced to an extent such that there will be no excise tax payable, whichever is greater on an after-tax basis. In connection with a termination without “Cause” or for “Good Reason” on December 31, 2018, occurring within 24 months following the occurrence of a “Corporate Event,” payments to Ms. Spade would be delivered in full notwithstanding the imposition of an excise tax, and payments to Messrs. Tu, Anschell and Jones would have been made in full without the imposition of an excise tax.

Termination Without “Cause” by the Company or for “Good Reason” by the 2018 FYE NEOs

Each 2018 FYE NEO would receive termination payments and benefits if we terminated his or her employment without “Cause” or if the named executive officer terminates employment with us for “Good Reason” pursuant to his or her employment agreement in effect as of December 31, 2018.

If a termination without “Cause” or for “Good Reason” had occurred as of December 31, 2018, then, in addition to compensation the named executive officer would have earned as of the termination date and benefits generally available to all salaried employees (such as amounts accrued under the CBS 401(k) plans, accumulated and vested benefits under the Company’s nonqualified deferred compensation and pension plans, disability benefits and accrued vacation pay):

•

Mr. Ianniello would have received (i) a pro-rata bonus for the year in which the termination of employment occurred; (ii) a cash severance amount equal to 2.5 times the sum of (x) his salary in effect at the time of his termination and (y) the greater of his target bonus or the average of the bonuses paid for the two years immediately preceding the calendar year of termination; (iii) Company-paid medical and dental benefits for up to 30 months; (iv) Company-paid life insurance for 30 months; (vi) accelerated vesting of all unvested stock options and RSUs; (iv) the opportunity to receive his performance share award at the end of the term of his employment and (v) outplacement services for a period of 12 months;

•

Ms. Spade and Messrs. Tu, Anschell and Jones would have received (i) a cash severance amount equal to 18 months of his or her annual salary; (ii) an additional cash severance amount equal to 18 months of his or her target bonus; (iii) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his or her termination of employment and, in the case of Mr. Tu only, continued vesting of all unvested stock options and RSUs that would have vested during the 6-month period following the 18-month anniversary of his termination of employment;

The employment agreement for Mr. Ianniello requires that the cash severance amount be paid 50% in a lump sum within a specified period following the termination date and 50% over the 24-month period following his termination. Under the employment agreements for Ms. Spade and Messrs. Tu, Anschell, and Jones, salary would continue to be paid over the 18-month severance period and bonuses would continue to be paid in accordance with our standard practice for the payment of bonuses.

The 2018 FYE NEOs who were entitled to receive benefits upon termination of employment without “Cause” or for “Good Reason” as of December 31, 2018 may be subject to mitigation obligations under the terms of the employment agreement and are subject to certain restrictive covenants relating to non-competition, solicitation of Company employees, protection of our confidential information and its ownership of work product and cooperation in litigation.

Definition of Termination for “Cause”:

•

A termination for “Cause” for Mr. Ianniello generally would have been: engaging or participating in intentional acts of material fraud against the Company and its subsidiaries; willful misfeasance having a material adverse effect on the Company (except in the event of his disability); conviction of a felony; willful failure to obey a material lawful directive that is appropriate to his position from the Board of Directors; willful unauthorized disclosure of trade secret or other confidential material information of the Company and its subsidiaries; terminating his employment without “Good Reason” (as defined below) other than for death or disability; willful and material violation of any formal written policy of the Company that is generally applicable to all employees or all officers of the Company, including our Business Conduct Statement, among others; willful failure to cooperate fully with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to his employment with the Company, after being instructed by our Board of Directors to cooperate or his willful destruction of or knowing and intentional

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failure to preserve documents or other material known by him to be relevant to any such investigation; or a willful and material breach of any of his material obligations under his employment agreement. The full definition of “Cause” is set forth in the employment agreement of Mr. Ianniello.

•

A termination for “Cause” for Ms. Spade and Messrs. Tu, Anschell and Jones generally would have been: embezzlement, fraud or other conduct that constitutes a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful and reasonable directive that is appropriate to his or her position from an executive in his or her reporting line; failure to comply with our material policies, including our Business Conduct Statement; material breach of his or her employment agreement; terminating his or her employment without “Good Reason” (as defined below) other than for death or disability; failure (except in the event of his or her disability) or refusal to substantially perform material obligations under the agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude. The full definition of “Cause” is set forth in the employment agreement of each of Ms. Spade and Messrs. Tu, Anschell and Jones.

Definition of “Good Reason” Termination:

•

For Mr. Ianniello, “Good Reason” generally would have been triggered by one of the following: (i) the failure of the Company to appoint a permanent CEO on or before June 30, 2019; (ii) the appointment of a person other than Mr. Ianniello as the CEO; (iii) a material reduction in his position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect on September 8, 2019, including any such reduction effected through the sharing of position, titles, duties, etc. or the removal of positions, titles, duties, etc.; (iv) a reduction in his base salary or target compensation in effect immediately prior to such reduction, including his annual target bonus or long-term incentive targets; (v) the assignment to him of duties or responsibilities that are materially inconsistent with the usual and customary duties associated with a President and Chief Executive Officer of a publicly traded company or that materially impair his ability to function as the President and Acting Chief Executive Officer of the Company; (vi) a material breach by the Company of any of its obligations under his employment agreement; or (vii) the Company requiring him to be based anywhere other than the New York or Los Angeles metropolitan area, except for required business travel. The full definition of “Good Reason” is set forth in Mr. Ianniello’s employment agreement.

•

For Ms. Spade and Messrs. Tu, Anschell and Jones, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in (A) position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction or (B) base salary or target compensation in effect immediately prior to such reduction; (ii) the assignment of duties or responsibilities that are materially inconsistent with his or her current duties or that materially impair his or her ability to function in his or her role with the Company as of a specified date; (iii) the material breach by the Company of any of its obligations under the agreement; or (iv) the relocation of his or her position outside of the current metropolitan area he or she was providing services in to any metropolitan area other than New York or Los Angeles, as appropriate. The full definition of “Good Reason” is set forth in the employment agreement of each of Ms. Spade and Messrs. Tu, Anschell and Jones.

Termination Without “Cause” by the Company or for “Good Reason” by the 2018 FYE NEOs Following the Occurrence of a Corporate Event

Pursuant to employment agreements in effect as of December 31, 2018, each of the 2018 FYE NEOs would have been eligible to receive termination payments and benefits if the Company terminated his or her employment without “Cause” or if he or she resigned for “Good Reason,” in either case within 24 months following the occurrence of a “Corporate Event.” If a termination without “Cause” or for “Good Reason” occurred during the 24-month period following the occurrence of a “Corporate Event,” then, in addition to the payments and benefits previously described in connection with a termination of employment by the Company without “Cause” or a resignation by the named executive officer for “Good Reason,” each of Messrs. Ianniello, Tu, Anschell, Jones and Ms. Spade would have received the following payments and benefits: (i) the continuation of base salary for an additional 6 months, in the case of Messrs. Ianniello, Anschell, Jones and Ms. Spade, or for an additional 18 months, in the case of Mr. Tu; (ii) a prorated bonus for the calendar year of termination; (iii) an amount generally equal to an additional 6 months of bonus, in the case of Messrs. Ianniello, Anschell, Jones and Ms. Spade, or 18 months of bonus, in the case of Mr. Tu; (iv) Company-paid medical and dental benefits for an additional 6 months, in the case of Messrs. Ianniello, Anschell, Jones and Ms. Spade, or for an additional 18 months, in the case of Mr. Tu; (v) Company-paid life insurance for 36 months for Messrs. Ianniello

2019 PROXY STATEMENT 77

EXECUTIVE COMPENSATION

and Tu and 24 months for Ms. Spade and Messrs. Anschell and Jones; (vi) additional accelerated vesting of stock options, RSUs and other equity awards such that all such outstanding equity awards fully vest; and (vii) outplacement services for up to 12 months.

A “Corporate Event” generally is defined as the occurrence of (i) a merger, consolidation or reorganization of the Company, subject to certain exceptions, (ii) the sale or disposition of all or substantially all of the assets of the Company, (iii) the acquisition of stock by any person or group representing more than 20% of the voting power of the Company, subject to certain exceptions, or (iv) a majority of the independent directors of the Board ceasing to consist of the independent directors as of a date specified in the executive’s agreement and their successor independent directors. The full definition of “Corporate Event” is set forth in the employment agreement of each of the 2018 FYE NEOs.

Termination Due to Disability

If any of the 2018 FYE NEOs had been terminated during the employment term due to disability, the applicable executive would have received salary earned through the date of termination, a prorated bonus for the calendar year in which the termination occurs (which he or she would have earned), a prorated target bonus for the period during which he or she receives short-term disability benefits under the Company’s short-term disability program, and accelerated vesting of his or her outstanding equity awards, and, in the case of Mr. Ianniello, payment of his prorated performance share award based on actual performance following the end of the performance period.

Termination Due to Death

If any of the 2018 FYE NEOs were to have died during the employment term, the applicable executive’s beneficiary or estate would have received salary earned through the date of death, a prorated bonus for the calendar year in which death occurs (which he or she would have earned) and accelerated vesting of his or her outstanding equity awards and, in the case of Mr. Ianniello, payment of his prorated performance share award based on actual performance following the end of the performance period.

Termination Due to Retirement

Pursuant to the employment agreement with Mr. Tu in effect as of December 31, 2018, he would have been eligible to receive accelerated or continued vesting of outstanding equity-based awards in the event that he had been terminated under certain circumstances following the expiration of the employment term of his employment agreement. For Mr. Tu, the equity-based awards that are outstanding and that are at least 25% vested and that are scheduled to vest within two years of his retirement date would have vested or remained eligible for vesting.

Treatment of Mr. Ianniello’s Performance Share Award upon Termination

Pursuant to Mr. Ianniello’s employment agreement dated as of July 1, 2017, he is eligible to receive a grant of shares of the Company’s Class B Common Stock, with the number of shares to be determined based on our stock price performance over the 4.5 year period from July 1, 2017 through December 31, 2021, as adjusted based on our financial performance during each of 2019 and 2020 (the “Performance Share Award”). The number of shares that may be awarded pursuant to the Performance Share Award (without giving effect to the financial performance adjustment) ranges from 0 to 107,291 shares, with a target award of 74,177 shares. In order to receive shares, our stock price performance must increase by at least 124.55% from the initial stock price at the beginning of the performance period. For a stock price increase of 153.56%, the target number of shares (74,177) will be awarded (subject to adjustment) and for a stock price increase equal to or above 187.56%, the maximum number of shares may be awarded (subject to adjustment). Generally, stock price performance will be determined within 30 days of the end of the performance period. Once the stock price performance is determined, if the threshold level of stock price performance is achieved, an initial number of shares will be determined and will be divided into halves with one half allocated to each of the 2019 and 2020 calendar years. Based on our financial performance in each of those years, each half of the shares allocated to the respective calendar years can be increased or decreased by up to 10%. Following adjustment for our performance related to calendar years 2019 and 2020, the final number of shares will be determined and granted to Mr. Ianniello no later than 60 days following December 31, 2021.

78 CBS CORPORATION

EXECUTIVE COMPENSATION

In the event of Mr. Ianniello’s termination of employment during the employment term without “Cause” or pursuant to his resignation for “Good Reason,” he will remain eligible to receive shares relating to the Performance Share Award, determined and paid in the manner described above, except that in the event of Mr. Ianniello’s termination of employment during the employment term without “Cause” or pursuant to his resignation for “Good Reason,” in each case within 24 months following the occurrence of a “Corporate Event,” he may, in certain circumstances, receive the target number of shares (or, if then achieved, a higher level) within 60 days of the termination date. In the event of Mr. Ianniello’s death or termination due to disability during the employment term, he will remain eligible to receive shares relating to the Performance Share Award, determined and paid in the manner described above, but prorated based on the number of days he was employed during the employment term prior to his death or termination due to disability. As of December 31, 2018, Mr. Ianniello was not eligible to receive any shares in connection with the Performance Share Award.

Payments in Connection with the Separation of Certain Named Executive Officers Whose Employment Terminated During 2018

As described in this proxy statement, Messrs. Ambrosio, Schwartz and Moonves separated from the Company during 2018 as follows: Mr. Ambrosio resigned effective November 1, 2018 for “Good Reason,” Mr. Schwartz was terminated effective November 1, 2018 without “Cause,” and Mr. Moonves resigned effective September 9, 2018.

The table and narrative below set forth payments that have been or will be made to each such named executive officer in connection with his separation from the Company. In determining the benefits payable, we have assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his separation agreement and has not become employed by a new employer in those cases where the separation agreement requires mitigation by the executive. In addition, the table and narrative below indicate the incremental payments and benefits owed by us to the executive beyond what the named executive officer had earned and which were no longer subject to vesting conditions, as of the date of his separation, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and Excess 401(k) Plans, accumulated and vested benefits under our pension plans, disability benefits and accrued vacation pay. Payments made to each named executive officer below would be made subject to any applicable requirements of Section 409A of the Code. Each of Messrs. Ambrosio and Schwartz executed a release in favor of the Company in connection with his separation. Mr. Moonves and the Company agreed to a mutual release of claims, excluding any rights granted under his separation agreement (including the Company’s right to assert the termination of Mr. Moonves for cause).

	Salary Continuation ($)(1)	Annual Bonus Continuation ($)(2)	Incremental Pension Benefit ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Vesting of Long-Term Incentive Awards ($)(4)
Anthony G. Ambrosio	1,875,000	2,970,000	0	52,971	3,998,134
Gil Schwartz	1,500,000	1,875,000	0	51,552	2,722,910
Leslie Moonves*	0	0	0	0	0

*	Subject to binding arbitration as discussed below.

(1)	For both Messrs. Ambrosio and Schwartz, represents their respective base salaries for 18 months following their separation from the Company.

(2)

For Mr. Ambrosio, represents 18 months of the average of his bonuses paid with respect to 2016 and 2017, and, for Mr. Schwartz, represents 18 months of his target bonus. Bonuses for 2018 (which were earned and are set forth in the Summary Compensation Table above) are not included as “Annual Bonus Continuation.”

(3)

For both Messrs. Ambrosio and Schwartz, represents continued Company-paid medical and dental benefits for 18 months following their separation from the Company and continued payment of life insurance coverage for the remainder of the term of their respective prior employment agreements.

(4)

For both Messrs. Ambrosio and Schwartz, represents accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following their separation from the Company and continued vesting of all unvested stock options and RSUs that would have vested during the 22-month period, in the case of Mr. Ambrosio, and the 18-month period, in the case of Mr. Schwartz, following the 18-month anniversary of their separation from the Company.

2019 PROXY STATEMENT 79

EXECUTIVE COMPENSATION

Arrangements Relating to Mr. Ambrosio

On October 11, 2018, we entered into a separation agreement with Mr. Ambrosio, pursuant to which his employment with us ceased on November 1, 2018. Under the separation agreement, Mr. Ambrosio receives the severance payments and benefits consistent with a resignation for “Good Reason” within the meaning of Mr. Ambrosio’s employment agreement.

Mr. Ambrosio has received or is expected to receive the following pursuant to the terms of his separation agreement: (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) $626,250, representing an additional incremental amount relating to the bonus severance; (iv) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the term of his prior employment agreement; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following the effective date of his separation and continued vesting of all unvested stock options and RSUs that would have vested during the 22-month period following such 18-month period. In addition, Mr. Ambrosio received a bonus for 2018 equal to $2,002,083, representing his target bonus for fiscal 2018, prorated through November 1, 2018, and an additional bonus for fiscal 2018 in an amount determined by our Chief Executive Officer. Cash severance relating to salary is paid over the 18-month severance period and bonuses are paid in accordance with our standard practice for the payment of bonuses.

In addition, Mr. Ambrosio’s separation agreement provides that during the period from November 2, 2018 through December 31, 2019 (the “Consulting Period”), Mr. Ambrosio will provide non-employee consulting services to us, on a non-exclusive basis, and will receive consulting fees of $100,000 per month. For the portion of the Consulting Period through June 30, 2019, the consulting services may be terminated by Mr. Ambrosio for any reason and may be terminated by us if our Chief Executive Officer reasonably determines, in good faith, that Mr. Ambrosio is no longer able to provide the consulting services. After June 30, 2019, either party may terminate the consulting services upon 30 days’ prior written notice. In addition to the monthly consulting fee, Mr. Ambrosio will be eligible to receive a bonus for 2019 based upon the Chief Executive Officer’s assessment of his performance during the Consulting Period, which bonus shall not exceed $1,200,000 and shall be subject to proration if the Consulting Period is terminated early for any reason.

Arrangements Relating to Mr. Schwartz

On September 21, 2018, we entered into a separation agreement with Mr. Schwartz, pursuant to which his employment with us ceased on November 1, 2018. Under the separation agreement, Mr. Schwartz receives the severance payments and benefits consistent with a termination of employment without “Cause” within the meaning of Mr. Schwartz’s employment agreement.

Mr. Schwartz has received or is expected to receive the following pursuant to the terms of his separation agreement: (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the term of his prior employment agreement; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment and continued vesting of all unvested stock options and RSUs that would have vested during such 18-month period. In addition, Mr. Schwartz received a pro-rata bonus for 2018 in the amount of $1,466,667. Cash severance relating to salary is paid over the 18-month severance period and bonuses are paid in accordance with our standard practice for the payment of bonuses.

Arrangements Relating to Mr. Moonves

Pursuant to a Separation and Release Agreement entered into on September 9, 2018 (the "Separation Agreement"), Mr. Moonves resigned as a director of the Company and as Chairman of the Board, President and Chief Executive Officer. Pursuant to the terms of the Separation Agreement, in October 2018, the Company contributed $120 million to a grantor trust. On December 17, 2018, our Board announced that it had determined that there were grounds to terminate Mr. Moonves’ employment for “Cause” under his employment agreement with the Company. Any dispute related to the Board’s determination is subject to binding arbitration as set forth in the Separation Agreement. On January 16, 2019, Mr. Moonves notified us of his election to demand binding arbitration with respect to this matter and the related Board investigation. The assets of the grantor trust will remain in the trust until a final determination in the arbitration. Also pursuant to the terms of the Separation Agreement, the Company committed to making a contribution in the aggregate of $20 million to various charitable organizations supporting the #MeToo movement and equality for women in the workplace, which organizations were mutually agreed upon by us and Mr. Moonves.

80 CBS CORPORATION

EXECUTIVE COMPENSATION

Furthermore, pursuant to the terms of the Separation Agreement, Mr. Moonves agreed to perform transition advisory services for us for one year following his resignation (or, if earlier, until the date the Board determines the Company is entitled to terminate his employment for “Cause”) in order to provide for a smooth transition of his duties. The transition advisory services were terminated on December 17, 2018. The advisory services were provided without any compensation or benefits. The terms of the Separation Agreement provide for, in order to facilitate the performance of such transition services, the Company’s provision to Mr. Moonves of office services and security services for up to two years following the date of the Separation Agreement; provided that the Board may terminate the office services early if there is a determination by the Board that the Company is entitled to terminate his employment for “Cause,” but in no event shall the office services be provided for less than one year following the date of the Separation Agreement. Mr. Moonves will retain his obligations under post-termination restrictive covenants from his employment agreement, and the Company will retain its obligations under the arbitration and indemnification covenants in the employment agreement.

PAY RATIO

As required under SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Joseph R. Ianniello, our President and Acting Chief Executive Officer (“Acting CEO”) as of December 31, 2018.

For 2018, our last completed fiscal year, the annual total compensation of the median employee was $104,007 and the annual total compensation of the Acting CEO was $27,378,765. The ratio of the annual total compensation of the Acting CEO to the annual total compensation of the median employee was 263 to 1. The annual total compensation for our median employee and the Acting CEO for these purposes includes our cost of health insurance premiums, which was not included in the Summary Compensation Table above. Although we had more than one non-concurrent principal executive officer during 2018, Mr. Ianniello’s compensation remained unchanged upon his appointment to Acting CEO and therefore we did not need to make any modifications to Mr. Ianniello’s compensation as reported in the Summary Compensation Table in order to reflect his annual compensation for 2018. The median employee used for purposes of disclosing our 2017 pay ratio took an unpaid leave of absence for a portion of 2018 and received a promotion during 2018, both of which significantly changed such employee’s compensation. As permitted under SEC rules, we elected to use another employee whose 2017 compensation was substantially similar to the original median employee’s 2017 compensation based on the same consistently applied compensation measure used to select the original median employee in 2017. Since December 31, 2017, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

As described in our 2018 Proxy Statement, our employee population on December 31, 2017 consisted of approximately 15,511 individuals. We then excluded certain non-U.S. employees that collectively amounted to less than 5% of our overall workforce. We identified a band of employees with the approximate median estimated compensation value (the “Median Band”) by using taxable wages as indicated in our payroll records for our U.S.-based employees and for our employees in Australia and the United Kingdom, we used the 2017 equivalent to W-2 compensation. We then excluded employees with characteristics that could distort the pay ratio calculation and selected our median employee from the individuals remaining in the Median Band.

2019 PROXY STATEMENT 81

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2018, concerning shares of the Company’s Class B Common Stock authorized for issuance under equity compensation plans approved by our security holders. As of December 31, 2018, there were no equity awards outstanding or securities available for future issuance under equity compensation plans not previously approved by security holders. None of the shares of the Company’s Class A Common Stock are authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	16,576,509	(2)	52.07	(3)	41,343,715	(4)
Equity compensation plans not approved by security holders	—		—		—
Total:	16,576,509		52.07		41,343,715

(1)

Equity compensation plans approved by our security holders include the following: our 2009 Long-Term Incentive Plan, our 2000 Stock Option Plan for Outside Directors and our 2015 Equity Plan for Outside Directors.

(2)

This amount includes 383,891 shares underlying PRSUs granted under our 2009 Long-Term Incentive Plan, which number of shares assumes that target performance levels would be attained. If, however, maximum performance levels were attained (and 460,669 shares were issued as a result), the amount shown would be increased by 76,778 shares (and the amount shown in column (c) would be reduced by an equal number of shares). This amount also includes 526,698 vested RSUs for which settlement has been deferred.

(3)	The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account awards of outstanding RSUs, which have no exercise price.

(4)

This amount includes 21,347,079 shares of the Company’s Class B Common Stock available for future awards other than options and stock appreciation rights under our 2009 Long-Term Incentive Plan and 829,626 shares of the Company’s Class B Common Stock available for future awards under our 2015 Equity Plan for Outside Directors.

82 CBS CORPORATION

Other Matters

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower our printing and postage costs, stockholders who receive printed copies of our proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you can sign up at http://enroll.icsdelivery.com/cbs. You can always change your mind and resume receiving copies of these documents by mail by revisiting this website and selecting “change/cancel existing enrollment form.” In addition, we use a procedure approved by the SEC called “householding,” under which we are permitted to deliver a single copy of a Notice of Internet Availability (or a single set of proxy materials, if you requested a printed copy) to stockholders sharing the same address, under certain conditions, unless we receive contrary instructions from any stockholder at that address. If you wish to receive an additional copy of our proxy materials this year, you may submit a written request to 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary, or call Investor Relations at 1-877-227-0787. You may also request copies of our proxy materials for this year and future years by submitting a request on the “Investor Relations—Shareowner Resources—Contact” page of our website at www.cbscorporation.com. If you received more than one copy of the Notice of Internet Availability (or the proxy materials, if you requested a printed copy), you may request delivery of a single copy of these materials in the future through the same methods of contact noted above.

2020 Annual Meeting of Stockholders

Stockholder proposals may be submitted for inclusion in our proxy statement relating to the 2020 Annual Meeting of Stockholders after the 2019 Annual Meeting, but must be received no later than December 14, 2019 at our principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary.

Our Amended and Restated Bylaws generally require advance written notice from a stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement but directly at the 2020 Annual Meeting of Stockholders, including nominations of persons for election to our Board of Directors. Pursuant to the Amended and Restated Bylaws, notice must be received at our principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary, no earlier than the close of business on January 30, 2020, and no later than the close of business on February 29, 2020.

By order of the Board of Directors,

Jonathan H. Anschell

Secretary

A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements in the Form 10-K and schedules thereto, in lieu of a separate annual report, has been provided on CBS Corporation’s website at www.cbscorporation.com, and a printed copy has been sent to stockholders of record on April 1, 2019 who have requested that a copy be sent along with this proxy statement. If you have requested, but have not received, a printed copy of the Form 10-K, we will provide a copy without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

2019 PROXY STATEMENT 83

ANNEX A

CBS Corporation and Subsidiaries

Reconciliation of Non-GAAP Measures

(In millions; except for per share data)

Adjusted Operating Income and adjusted diluted net earnings per share (“Adjusted Diluted EPS”)

The Company defines Adjusted Operating Income as operating income excluding costs for restructuring and other corporate matters, programming charges and other operating items, net, each where applicable. The Company defines Adjusted Diluted EPS as diluted earnings per share (“EPS”) excluding the aforementioned items as well as other discrete items set forth in the below financial tables, each where applicable. Adjusted Operating Income and Adjusted Diluted EPS are measures of performance not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses Adjusted Operating Income and Adjusted Diluted EPS to, among other things, evaluate the Company’s operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance. In addition, the Company uses Adjusted Operating Income to, among other things, value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. The Company believes that these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management; provide a clearer perspective on the underlying performance of the Company; and make it easier for investors, analysts and peers to compare the Company’s operating performance to other companies in its industry and to compare the Company’s year-over-year results.

Because Adjusted Operating Income and Adjusted Diluted EPS are measures of performance not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, operating income, net earnings or diluted EPS, as applicable, as indicators of operating performance. Adjusted Operating Income and Adjusted Diluted EPS, as the Company calculates them, may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted Operating Income does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted Operating Income and Adjusted Diluted EPS exclude certain financial information that is included in operating income, net earnings or diluted EPS, the most directly comparable GAAP financial measures, as applicable, users of this financial information should consider the types of events and transactions that are excluded.

The following tables reconcile Adjusted Operating Income to operating income and net earnings, the most directly comparable amounts reported under GAAP, and Adjusted Diluted EPS to diluted EPS, the most directly comparable amount reported under GAAP, for the twelve months ended December 31, 2018 and 2017.

	Twelve Months Ended December 31, 2018

	Reported	Restructuring and Other Corporate Matters(a)	Programming Charges(b)	Tax Items(c)	Adjusted	Increase: 2018 Adjusted vs. 2017 Adjusted
Revenues	$14,514	$—	$—	$—	$14,514	6%
Operating income	$2,768	$195	$85	$—	$3,048	5%
Interest expense	(467)	—	—	—	(467)
Interest income	57	—	—	—	57
Other items, net	(69)	—	—	—	(69)
Earnings before income taxes	2,289	195	85	—	2,569
Provision for income taxes	(273)	(46)	(21)	(194)	(534)
Equity in loss of investee companies, net of tax	(56)	—	—	—	(56)
Net earnings	$1,960	$149	$64	$(194)	$1,979
Diluted EPS	$5.14	$.39	$.17	$(.51)	$5.19	18%
Diluted weighted average number of common shares outstanding	381				381

2019 PROXY STATEMENT A-1

	Twelve Months Ended December 31, 2017

	Reported	Pension Settlement Charge(d)	Restructuring Charges(a)	Tax Items(c)	Other(e)	Discontinued Operations Items(f)	Adjusted
Revenues	$13,692	$—	$—	$—	$—	$—	$13,692
Operating income	$2,861	$—	$63	$—	$(19)	$—	$2,905
Interest expense	(457)	—	—	—	—	—	(457)
Interest income	64	—	—	—	—	—	64
Loss on early extinguishment of debt	(49)	—	—	—	49	—	—
Pension settlement charge	(352)	352	—	—	—	—	—
Other items, net	(88)	—	—	—	8	—	(80)
Earnings from continuing operations before income taxes	1,979	352	63	—	38	—	2,432
Provision for income taxes	(633)	(115)	(24)	107	(25)	—	(690)
Equity in loss of investee companies, net of tax	(37)	—	—	—	—	—	(37)
Net earnings from continuing operations	1,309	237	39	107	13	—	1,705
Net earnings (loss) from discontinued operations, net of tax	(952)	—	—	—	—	1,038	86
Net earnings	$357	$237	$39	$107	$13	$1,038	$1,791
Diluted EPS from continuing operations	$3.22	$.58	$.10	$.26	$.03	$—	$4.19
Diluted EPS	$.88	$.58	$.10	$.26	$.03	$2.55	$4.40
Diluted weighted average number of common shares outstanding	407						407

(a)

For 2018, primarily reflects restructuring charges of $67 million ($50 million, net of tax) at Entertainment, Publishing, Local Media and Corporate, primarily for the reorganization and closure of certain business operations, and professional fees and other costs associated with corporate matters. For 2017, reflects restructuring charges at Entertainment, Publishing, Local Media and Corporate primarily for the reorganization of certain business operations.

(b)	Reflects charges resulting from the implementation of changes to the Company’s programming strategy, primarily at CBS Films.

(c)

For 2018, reflects the reversal of a valuation allowance of $140 million relating to capital loss carryforwards that will be utilized in connection with the sale of CBS Television City in the first quarter of 2019, and a net tax benefit of $54 million associated with tax law changes. For 2017, reflects a net provisional charge of $129 million resulting from the enactment of federal tax legislation in December 2017 and a tax benefit in the first quarter of 2017 of $22 million from the resolution of certain state income tax matters.

(d)	Reflects a pension settlement charge resulting from the transfer of pension obligations to an insurance company through the purchase of a group annuity contract.

(e)	Includes a net gain relating to the disposition of property and equipment, a charge for the early extinguishment of debt and the write-down of an investment to its fair value.

(f)

Primarily reflects a net loss of $105 million on the split-off of CBS Radio Inc., a noncash charge of $980 million recorded prior to the split-off to adjust the carrying value of CBS Radio Inc. to the value indicated by the stock valuation of Entercom; a restructuring charge of $7 million ($4 million, net of tax) at CBS Radio Inc.; adjustments to the loss on disposal of the Company’s Outdoor advertising business; and a tax benefit of $45 million from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business.

A-2 CBS CORPORATION

CBS
CORPORATION

51 W. 52nd Street
New York, NY 10019

©2019 CBS Corporation. All Rights Reserved.

51 W. 52ND STREET NEW YORK, NY 10019

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on May 28, 2019 (May 23, 2019 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 28, 2019 (May 23, 2019 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you call and then follow the recorded instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to CBS Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 29, 2019.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E65883-P19751-Z74442 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES.

1. The election of 11 directors:
Nominees:	For	Against	Abstain
				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MATTER 2.		For	Against	Abstain
1a. Candace K. Beinecke 1b. Barbara M. Byrne 1c. Gary L. Countryman	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.	Ratification of the appointment of PricewaterhouseCoopersLLP to serve as the Company’s independent registered public accounting firm for fiscal year 2019.	☐	☐	☐
1d. Brian Goldner 1e. Linda M. Griego 1f. Robert N. Klieger	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
1g. Martha L. Minow 1h. Shari Redstone	☐ ☐	☐ ☐	☐ ☐
1i. Susan Schuman 1j. Frederick O. Terrell 1k. Strauss Zelnick	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
				Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E65884-P19751-Z74442

51 West 52nd Street

New York, NY 10019

2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2019

The undersigned stockholder(s) hereby appoint(s) each of JOSEPH R. IANNIELLO and LAURA FRANCO, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of CBS Corporation that the stockholder(s) is/are entitled to vote at the 2019 Annual Meeting of Stockholders to be held at 10:30 A.M., Eastern Daylight Time, on Wednesday, May 29, 2019, at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS CORPORATION. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

The close of business on April 1, 2019, has been fixed as the record date for determining the record holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, NY 10019.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1) and (2). Therefore, unless otherwise specified, the votes represented by this proxy will be cast FOR matters (1) and (2). The proxy holders shall vote as directed herein and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof.

Attention participants in the 401(k) Plan: If shares of CBS Corporation Class A Common Stock are held through CBS Corporation’s 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on May 23, 2019, so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of CBS Corporation Class A Common Stock held in CBS Corporation’s 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)